Exhibit 2.1

Execution Version

ARRANGEMENT AGREEMENT

among

OVINTIV INC.,

OVINTIV CANADA ULC

and

NUVISTA ENERGY LTD.

NOVEMBER 4, 2025

TABLE OF CONTENTS

Article 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	14
1.3	Number, etc.	14
1.4	Date for Any Action	14
1.5	Entire Agreement	14
1.6	Currency	15
1.7	Accounting Matters	15
1.8	Disclosure in Writing	15
1.9	References to Legislation	15
1.10	Knowledge	15
1.11	No Strict Construction	15
1.12	Schedules	15

Article 2 THE ARRANGEMENT AND NUVISTA MEETING		16

2.1	Plan of Arrangement	16
2.2	NuVista Board Recommendation	17
2.3	Circular and NuVista Meeting	17
2.4	Court Proceedings	19
2.5	Effective Date	20
2.6	Payment of Consideration	20
2.7	NuVista Employee Matters	20
2.8	Treatment of NuVista Incentives	21
2.9	Applicable U.S. Securities Laws	22
2.10	Income Tax Matters and Withholdings Obligations	23

Article 3 COVENANTS AND ADDITIONAL AGREEMENTS		24

3.1	Conduct of Business of Parent and Purchaser	24
3.2	Conduct of Business of NuVista	25
3.3	Covenants Regarding the Arrangement	28
3.4	Additional Covenants of Parent and Purchaser	31
3.5	Additional Covenants of NuVista	32
3.6	Key Regulatory Approvals	34
3.7	Financings and Financing Assistance	35
3.8	Parent Guarantee	37

Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		37

4.1	Representations and Warranties of Parent and Purchaser	37
4.2	Investigation	37
4.3	Disclaimer	37
4.4	Survival of Representations and Warranties	38

Article 5 REPRESENTATIONS AND WARRANTIES OF NUVISTA		38

5.1	Representations and Warranties of NuVista	38
5.2	Investigation	38
5.3	Disclaimer	38
5.4	Survival of Representations and Warranties	38

Article 6 CONDITIONS PRECEDENT		38

6.1	Mutual Conditions Precedent	38
6.2	Additional Conditions to Obligations of Parent and Purchaser	39
6.3	Additional Conditions to Obligations of NuVista	40
6.4	Notice and Cure Provisions	41
6.5	Merger of Conditions	41

Article 7 ADDITIONAL AGREEMENTS		42

7.1	Covenants Regarding Non-Solicitation	42
7.2	Parent Disposition of Rights	45
7.3	NuVista Disposition of Rights	47
7.4	Quantum of Termination Amounts and Specific Performance	47
7.5	Fees and Expenses	47
7.6	Access to Information; Confidentiality	48
7.7	Insurance and Indemnification	48
7.8	Financial Advisors	49
7.9	Privacy Issues	49

Article 8 AMENDMENT		50

8.1	Amendment	50

Article 9 TERMINATION		51

9.1	Termination	51
9.2	Notice and Effect of Termination	51
9.3	Waiver	52

Article 10 NOTICES		52

10.1	Notices	52

Article 11 GENERAL		53

11.1	Binding Effect	53
11.2	Assignment and Enurement	53
11.3	Disclosure	53
11.4	Severability	54
11.5	Further Assurances	54
11.6	Time of Essence	54
11.7	Governing Law	54
11.8	Specific Performance	54
11.9	Third Party Beneficiaries	54
11.10	Counterparts	55

SCHEDULES

SCHEDULE “A”	-	Plan of Arrangement
SCHEDULE “B”	-	Form of NuVista Transaction Resolution
SCHEDULE “C”	-	Representations and Warranties of Parent and Purchaser
SCHEDULE “D”	-	Representations and Warranties of NuVista

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated the 4th day of November, 2025

BETWEEN:

OVINTIV INC., a corporation existing under the laws of the State of Delaware (“Parent”)

- and -

OVINTIV CANADA ULC, a corporation existing under the laws of the Province of British Columbia (“Purchaser”)

- and -

NUVISTA ENERGY LTD., a corporation existing under the laws of the Province of Alberta (“NuVista”)

WHEREAS Parent, Purchaser and NuVista wish to complete a transaction involving the acquisition by Purchaser of all the issued and outstanding NuVista Shares in accordance with the terms set out herein;

AND WHEREAS Parent, Purchaser and NuVista wish to carry out the transactions contemplated by this Agreement by way of a plan of arrangement of NuVista under Section 193 of the ABCA;

AND WHEREAS the Parent Board, the Purchaser Board and the NuVista Board have each unanimously determined that it would be in the best interests of Parent, Purchaser and NuVista, respectively, to enter into this Agreement and to complete the transactions contemplated herein;

AND WHEREAS upon, among other things, the advice of its Financial Advisors and legal advisors, the NuVista Board has unanimously determined: (i) that the Arrangement is fair to the NuVista Shareholders; and (ii) to recommend that the NuVista Shareholders vote in favour of the NuVista Transaction Resolution;

AND WHEREAS concurrently with the execution of this Agreement, Purchaser has entered into the NuVista Support Agreements with the Supporting NuVista Shareholders;

AND WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transactions herein provided for;

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the preamble and recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following defined words and terms have the indicated meanings and grammatical variations of such words and terms have corresponding meanings:

“2025 Performance Bonus” has the meaning ascribed thereto in Section 2.7(d);

“5-Day VWAP” means, in respect of the Parent Shares, as applicable, the volume weighted average share price of the Parent Shares, as applicable, on the TSX (during continuous trading hours) for the five trading days ending on the trading date that is two (2) Business Days immediately preceding the Effective Date, calculated by dividing the total Canadian dollar value of the Parent Shares, as applicable, traded in such five trading day period on the TSX (during continuous trading hours) by the total number of such shares traded on the TSX (during continuous trading hours) for such five-day trading period;

“ABCA” means the Business Corporations Act, RSA 2000, c B-9;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only NuVista and one or more of its wholly-owned subsidiaries, any inquiry or the making of any proposal, expression of interest, or offer to NuVista or to the NuVista Shareholders, whether or not in writing from, or public announcement of an intention by, any Person or group of Persons “acting jointly or in concert” within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids (other than Purchaser, Parent or their respective affiliates) which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions):

(a)

a direct or indirect sale, issuance or acquisition of shares or other securities (including securities convertible into or exchangeable or exercisable for shares or other securities) of NuVista or any of its subsidiaries that, when taken together with the shares and other securities of NuVista held by the proposed acquiror and any Person acting jointly or in concert with such acquiror, represent 20% or more of any class of equity or voting securities of NuVista or rights or interests therein and thereto;

(b)

a direct or indirect acquisition (or any lease, joint venture, acquisition of royalty interest, farm-in, farm-out, development agreement, long-term supply agreement or other arrangement having the same economic effect as a purchase or sale) of any of the assets of NuVista and/or any of its subsidiaries (and, for greater certainty, assets shall include shares of subsidiaries owned by NuVista) to which 20% or more of NuVista’s revenues or earnings on a consolidated basis are attributable;

(c)

an amalgamation, arrangement, merger, share exchange, business combination, consolidation, recapitalization, liquidation, dissolution, winding up, reorganization or similar transaction involving NuVista and/or any of its subsidiaries that collectively own assets (including, for greater certainty, securities of any direct or indirect subsidiary of NuVista) to which 20% or more of NuVista’s revenues or earnings on a consolidated basis are attributable;

(d)

a take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, winding-up, reorganization or similar transaction involving NuVista and/or any of its subsidiaries that, if consummated, would result in a Person or group of Persons acting jointly or in concert with such Person acquiring beneficial ownership of, or exercising control or direction over, 20% or more of any class of equity or voting securities of NuVista; or

(e)

any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Arrangement, or which would or could reasonably be expected to materially reduce the benefits to Parent or Purchaser on a consolidated basis under the Arrangement;

“affiliate” means any Person that is affiliated with another Person in accordance with the meaning of the Securities Act;

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the Schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

“Agreement Date” means November 4, 2025;

“Anti-Corruption Laws” means collectively, the FCPA, the Corruption of Foreign Public Officials Act (Canada), the Money Laundering Laws and the rules and regulations under any other Applicable Laws of any jurisdiction covering a similar subject matter;

“Applicable Canadian Securities Laws” means, collectively, the Securities Act or similar statutes of each of the provinces and territories of Canada and the respective rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the provinces and territories of Canada and all rules, by-laws and regulations governing the TSX;

“Applicable Laws” means, in any context that refers to one or more Persons or its or their respective businesses, activities, properties, assets, undertakings or securities, the Laws that apply to such Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and, for greater certainty, includes Applicable Canadian Securities Laws and Applicable U.S. Securities Laws;

“Applicable U.S. Securities Laws” means, collectively, federal and state securities legislation of the United States (including the U.S. Securities Act and the U.S. Exchange Act), and all rules, regulations and bylaws governing the NYSE;

“ARC” means an advance ruling certificate issued by the Commissioner under Section 102 of the Competition Act;

“Arrangement” means the arrangement pursuant to Section 193 of the ABCA, on the terms set out in the Plan of Arrangement, as supplemented, modified or amended in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order, provided that such supplement, modification or amendment is acceptable to the Parties, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement in respect of the Plan of Arrangement required under Section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement have been satisfied or waived, to give effect to the Arrangement;

“Business Day” means any day, other than a Saturday, Sunday or a statutory holiday in the Province of Alberta;

“Cash Election” has the meaning ascribed thereto in Section 2.8(c)(i)(B);

“Certificate” means the certificate or other proof of filing to be issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement;

“CIBC Capital Markets” means CIBC World Markets Inc.;

“Circular” means the management information circular of NuVista to be sent by NuVista to the NuVista Shareholders (and any other Persons required by the Interim Order) in connection with the NuVista Meeting, together with any amendments thereto or supplements thereof;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition and includes the Commissioner’s representatives where the context requires;

“Competition Act” means the Competition Act, RSC 1985, c C-34;

“Competition Act Approval” means the occurrence of one or more of the following, in respect of the transactions contemplated by this Agreement:

(a)	the Commissioner shall have issued an ARC; or

(b)

both: (i) either the waiting period has expired or been terminated by the Commissioner under Sections 123(1) or 123(2), respectively, of the Competition Act, or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act has been waived by the Commissioner under Section 113(c) thereof; and (ii) unless waived by the Parties, such waiver not to be unreasonably withheld or delayed, the Commissioner shall have issued a No Action Letter, on terms and conditions satisfactory to Purchaser and NuVista, each acting reasonably;

“Confidentiality Agreement” means, collectively, the NuVista Confidentiality Agreement and the Parent Confidentiality Agreement;

“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is a NuVista Shareholder (other than Purchaser);

“Contract” means, with respect to a Party, a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which such Party, or any of its subsidiaries, is a party or under which such Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

“Court” means the Court of King’s Bench of Alberta;

“Debt Financing” means the financing of Purchaser’s payment obligations under the Arrangement which, as of the date hereof, is expected to include the entering into of a new term loan credit facility;

“Debt Financing Parties” means, collectively, the agents, arrangers, bookrunners, lenders, underwriters, initial purchasers, placement agents, trustees and other Persons that have committed to provide or arrange, or otherwise entered into agreements in connection with, all or any part of the Financing.

“Depositary” means the Person appointed by the Parties in connection with the Arrangement for the purpose of receiving deposits of certificates formerly representing NuVista Shares and paying the Consideration;

“Disclosing Party” has the meaning ascribed thereto in Section 7.9(a);

“Dissent Rights” has the meaning ascribed thereto in the Plan of Arrangement;

“Economic Sanctions” means the economic sanctions administered by OFAC, Global Affairs Canada or Public Safety Canada or any Applicable Law or executive order relating thereto;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the United States Securities and Exchange Commission;

“Effective Date” means the date the Arrangement becomes effective in accordance with the ABCA;

“Effective Time” means the time on the Effective Date at which the Articles of Arrangement are filed in accordance with Section 193(4.1) of the ABCA;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing and “Encumber” shall have the correlative meaning;

“Environment” means the natural components of the earth and includes: (i) any land (including land surface or subsurface strata), soil or underground space, surface water, ground water, body of water, sediment, and air (including all layers of the atmosphere); (ii) all organic and inorganic matter and living organisms; (iii) the interacting natural systems that include components referred to in clauses (i) and (ii); (iv) the environment or natural environment as defined in any Environmental Laws; and (v) any other environmental medium or natural resource;

“Environmental Laws” means, with respect to any one or more Persons or its or their business, activities, property, assets or undertakings, all Laws relating to the Environment of the jurisdictions applicable to such Person or Persons or its or their business, activities, property, assets or undertakings, including Laws relating to the storage, use, handling, manufacture, processing, labelling, transportation, treatment, Release or disposal of, or exposure to, Hazardous Substances;

“FCPA” means the United States Foreign Corrupt Practices Act of 1977;

“Final Order” means the order of the Court approving the Arrangement pursuant to Section 193(4) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both NuVista and Parent, each acting reasonably;

“Finance Related Parties” has the meaning ascribed thereto in Section 3.7(d);

“Financial Advisors” means Peters & Co. and RBC Capital Markets;

“Financing” has the meaning ascribed thereto in Section 3.7(a);

“GLJ” means GLJ Ltd.;

“Governmental Authority” means any: (i) domestic or foreign, multinational, national, federal, territorial, provincial, state, regional, municipal or local government or governmental, regulatory, legislative, executive or administrative authority, department, court, commission, board or tribunal, arbitral body, bureau, ministry, agency, regulator, legislature or instrumentality or official, including any political subdivision thereof; (ii) quasi-governmental or private body exercising regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iii) any stock exchange;

“Hazardous Substances” means all material, substance and waste that is prohibited, listed, defined, designated, classified or regulated under or pursuant to any Environmental Laws, including any pollutant, substance, dangerous substance, toxic substance, hazardous material, hazardous substance, waste, hazardous waste, dangerous good or contaminant, whether natural or artificial, and all breakdown substances, and specifically including petroleum and all derivatives thereof and synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls;

“Hedging Transaction” means: (i) any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity loan, commodity consignment, commodity lease, commodity swap, commodity option, commodity purchase or sale (including, a forward Contract and whether settled by physical or financial delivery), equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, transaction to buy, sell, borrow or lend securities or any other similar transaction (including any option with respect to any of these transactions); and (ii) any derivative or combination of these transactions;

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board;

“Independent Contractors” means those Persons engaged by NuVista or a NuVista Subsidiary to provide services to NuVista or a NuVista Subsidiary, either in their personal capacity or through a corporation, and as disclosed in the NuVista Disclosure Letter;

“Indigenous Group Contracts” has the meaning ascribed thereto in Section (kk)(i) of Schedule “D”;

“Information Technology” means all: (i) computer, information technology, data processing, and communications systems, components, facilities, and services, including all software, hardware, networks, interfaces, platforms, databases and related data, switches, telecommunications equipment, operating systems, websites, website content, links; and (ii) equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format;

“Intellectual Property Rights” means any right or protection existing from time to time in any jurisdiction throughout the world, whether registered or not, under any patent Law or other invention or discovery Law, copyright Law, industrial design Law, confidential information Law (including breach of confidence), trade secret Law, trademark Law, rights in internet domain names, and any other industrial or intellectual property Laws, including all registrations, applications for registration, divisionals and renewals for any of the foregoing (as applicable), legislation by competent Governmental Authorities and judicial decisions under common law or equity, and rights and remedies against past, present, and future infringement, misappropriation, or other violation of any such right or protection;

“Interim Order” means the interim order of the Court concerning the Arrangement under Section 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the NuVista Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both NuVista and Parent, each acting reasonably;

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified;

“Investment Canada Act” means the Investment Canada Act, RSC 1988 c 28 (1st Supp);

“Investment Canada Act Approval” means Parent has been advised in writing that the Minister designated under the Investment Canada Act is satisfied, or the Minister is deemed to be satisfied, that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

“ISDA” has the meaning ascribed thereto in Section (aa)(ii)(D) of Schedule “D”;

“J.P. Morgan” means J.P. Morgan Securities LLC;

“Key Regulatory Approvals” means collectively, the Competition Act Approval and the Investment Canada Act Approval;

“Laws” means all laws (including, for greater certainty, common law), statutes, regulations, by-laws, rules, Orders, ordinances, protocols, codes, guidelines, notices and directions (in each case having the force of law) enacted, promulgated, enforced, issued or entered by a Governmental Authority (including all Applicable Canadian Securities Laws and all Applicable U.S. Securities Laws) and the terms and conditions of any grant of approval, permission, judgment, decision, ruling, award, authority or license of any Governmental Authority or self-regulatory authority;

“Matching Period” has the meaning ascribed thereto in Section 7.1(d);

“Material Adverse Change” or “Material Adverse Effect” means, with respect to either Party, any fact or state of facts, circumstance, change, effect, occurrence or event that individually is or in the aggregate are, or would individually or in the aggregate reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of the Party and its subsidiaries, taken as a whole, other than any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with:

(a)	any change, development or condition generally affecting the industries, businesses or segments thereof in which such Party and its respective subsidiaries operate;

(b)

any change, development or condition in or relating to global, international, national or regional political conditions (including strikes, lockouts, riots, blockades or facility takeover for emergency purposes) or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial, credit or capital markets;

(c)

any change, development or condition resulting from any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(d)

any adoption, proposal, implementation or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Authority (including, for greater certainty, any change to the Tax Act, the Internal Revenue Code or other applicable taxing legislation or to Tax rates);

(e)

any change in applicable generally accepted accounting principles, including IFRS, or changes in regulatory accounting requirements applicable to the oil and gas exploration, development and production businesses;

(f)	any climatic, earthquake or other natural event or condition (including weather conditions and any natural disaster);

(g)	any epidemic, pandemic, disease outbreak, other health crisis or public health event;

(h)	any decline in the market price for crude oil, natural gas or related hydrocarbons on a current or forward basis;

(i)	any change to any existing, or the imposition of any new, import or export restriction, prohibition, tariff, duty, charge or Tax imposed by:

(i)	the federal or a state or other government of the United States of America on goods (including petroleum products) imported from or exported to Canada; or

(ii)	the federal or a provincial or other government of Canada on goods (including petroleum products) imported from or exported to the United States of America;

(j)	any actions taken (or omitted to be taken) at the written request of the Other Party;

(k)

any action taken by the Party or any of its subsidiaries that is required pursuant to this Agreement (excluding any obligation to act in the ordinary course of business, but, for greater certainty, including any steps taken pursuant to Section 3.3);

(l)

any matter which has been disclosed in writing by Parent or Purchaser to NuVista or by NuVista to Parent or Purchaser, as applicable, or in a document filed by the Party since January 1, 2025 until two (2) Business Days prior to the Agreement Date with any securities commission or similar regulatory authority in compliance, or intended compliance, with Applicable Canadian Securities Laws or Applicable U.S. Securities Laws, as applicable, which is available for public viewing on the Party’s profile on SEDAR+ at www.sedarplus.ca or EDGAR at www.sec.gov, as applicable;

(m)	the execution, announcement, pendency or performance of this Agreement or the consummation of the Arrangement;

(n)

the failure of the Party to meet any internal, published, public or analyst projections, forecasts, guidance or estimates, including of revenues, earnings or cash flows (it being understood that the causes underlying such failure (unless otherwise excluded under another subsection of this definition) may be taken into account in determining whether a Material Adverse Effect has occurred); or

(o)

any change in the market price, credit rating or trading volume of any securities of the Party or the Party’s corporate credit rating (it being understood that the causes underlying such change in market price, credit rating or trading volume (unless otherwise excluded under another subsection of this definition) may be taken into account in determining whether a Material Adverse Effect has occurred), provided, however, that: (i) with respect to clauses (a) through and including (i), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Party and its subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the oil and gas industry (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect); and (ii) unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred;

“material change” has the meaning ascribed thereto in the Securities Act;

“Material Subsidiary” means a direct or indirect subsidiary, the total assets of which constitute more than 10% of the consolidated assets of Parent or NuVista (as applicable) as at December 31, 2024, the total liabilities of which constitute more than 10% of the consolidated liabilities of Parent or NuVista (as applicable) as at December 31, 2024, or the total revenues of which constitute more than 10% of the consolidated revenues of Parent or NuVista (as applicable) for the year ended December 31, 2024;

“Morgan Stanley” means Morgan Stanley & Co. LLC;

“NuVista” means NuVista Energy Ltd., a corporation existing under the laws of the Province of Alberta;

“NuVista Balance Sheet” has the meaning ascribed thereto in Section (gg)(i) of Schedule “D”;

“NuVista Board” means the board of directors of NuVista;

“NuVista Board Recommendation” has the meaning ascribed thereto in Section 2.2(a);

“NuVista Capital Program” means the capital program of NuVista disclosed in writing by NuVista to Parent;

“NuVista Cash Award Plan” means the Cash Award Incentive Plan of NuVista dated March 7, 2023;

“NuVista Confidentiality Agreement” means the confidentiality agreement between Parent and NuVista dated September 25, 2025, as amended from time to time;

“NuVista Credit Agreement” means the amended and restated credit agreement dated May 7, 2024 with respect to NuVista’s three-year covenant-based extendible revolving term credit facility, among NuVista, as borrower, financial institutions party thereto from time to time, as lenders, and Canadian Imperial Bank of Commerce, as administrative agent for the lenders, as amended by a first amending agreement dated May 8, 2025 and a second amending agreement dated June 30, 2025, as such credit agreement may be further amended, restated, supplemented or modified from time to time;

“NuVista Data Room” means all documents made available in the electronic data room accessible at Firmex, as it existed as of 12:00 p.m. (Calgary, Alberta time) on November 4, 2025, and made available by NuVista to Parent and its Representatives in connection with the transactions contemplated hereby;

“NuVista Disclosure Letter” means the disclosure letter dated the Agreement Date from NuVista to Parent and Purchaser;

“NuVista Disposition Event” has the meaning ascribed thereto in Section 7.3;

“NuVista Documents” has the meaning ascribed thereto in Section (bb) of Schedule “D”;

“NuVista DSU Plan” means NuVista’s directors’ deferred share unit plan dated as of February 28, 2024;

“NuVista DSUs” means the deferred share units awarded pursuant to the NuVista DSU Plan;

“NuVista Employee Plans” has the meaning ascribed thereto in Section (vv) of Schedule “D”;

“NuVista Employees” means individuals employed by NuVista or a NuVista Subsidiary on a full-time, part-time or temporary basis, and for greater certainty includes officers of NuVista;

“NuVista Executive Employment Agreements” means the executive employment agreements between certain officers of NuVista and NuVista;

“NuVista Fairness Opinion” means the opinion of Peters & Co., as financial advisor to NuVista Board, to the effect that, as of the date of such opinion, and subject to the assumptions made and limitations and qualifications included therein, the Consideration to be received by NuVista Shareholders (other than Purchaser and Parent) is fair, from a financial point of view, to such NuVista Shareholders;

“NuVista Financial Statements” means, together: (i) the audited consolidated financial statements of NuVista as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the auditor’s report thereon; and (ii) the interim consolidated unaudited financial statements of NuVista as at and for the three months and six months ended June 30, 2025;

“NuVista Group” has the meaning ascribed thereto in Section 3.2(a);

“NuVista Incentive Plans” means, collectively, the NuVista Share Award Plan, the NuVista Cash Award Plan, the NuVista DSU Plan and the NuVista Option Plan;

“NuVista Incentives” means, collectively, the NuVista PSAs, the NuVista RSAs, the NuVista RSUs, the NuVista DSUs and the NuVista Options;

“NuVista Information” means the information prepared and provided by NuVista and required to be included or incorporated by reference in the Circular under Applicable Canadian Securities Laws other than Parent Information;

“NuVista IP” has the meaning ascribed thereto in Section (aaa) of Schedule “D”;

“NuVista IT” has the meaning ascribed thereto in Section (aaa) of Schedule “D”;

“NuVista Letter of Credit Facility” means, collectively, the three-year unsecured letter of credit facility agreement entered into by NuVista with Canadian Imperial Bank of Commerce dated June 30, 2025, the EDC PSG Offer Letter (as defined therein) and the EDC Indemnity Agreement (as defined therein) and as the same may be further amended, restated, supplemented or modified from time to time;

“NuVista Material Contracts” means the Contracts described in Section (aa) of Schedule “D”, together with all exhibits, schedules, amendments, modifications, supplements and renewals to such Contracts;

“NuVista Meeting” means the special meeting of NuVista Shareholders to be called and held in accordance with this Agreement and the Interim Order to permit the NuVista Shareholders to consider the NuVista Transaction Resolution and related matters, and any adjournment(s) or postponement(s) thereof;

“NuVista Note Indenture” means the trust indenture dated as of July 23, 2021 between NuVista, as issuer, and Computershare Trust Company of Canada, as trustee;

“NuVista Notes” means the 7.875% senior unsecured notes issued pursuant to the NuVista Note Indenture due July 23, 2026;

“NuVista Option Plan” means NuVista’s amended and restated stock option plan effective as of May 7, 2024;

“NuVista Options” means the stock options issued pursuant to the NuVista Option Plan;

“NuVista PSAs” means the performance share awards issued pursuant to the NuVista Share Award Plan;

“NuVista Q3 2025 Financial Statements” means the management prepared unaudited interim condensed consolidated financial statements of NuVista as at and for the three and nine months ended September 30, 2025, together with the notes thereto, included in the NuVista Disclosure Letter;

“NuVista Required Approval” has the meaning ascribed thereto in Section 2.1(c)(iii);

“NuVista Reserves Report” means the report prepared by GLJ dated February 14, 2025, evaluating NuVista’s proved and probable reserves as at December 31, 2024;

“NuVista RSAs” means the restricted share awards issued pursuant to the NuVista Share Award Plan;

“NuVista RSUs” means the restricted share units issued pursuant to the NuVista Cash Award Plan;

“NuVista Share Award Plan” means NuVista’s share award incentive plan dated March 7, 2023;

“NuVista Shareholder” means a holder of NuVista Shares;

“NuVista Shares” means the common shares in the capital of NuVista;

“NuVista Subsidiaries” means NuVista LNG Ltd. and Wembley Cogeneration (GP) Ltd.;

“NuVista Support Agreements” means the support agreements entered into between the Supporting NuVista Shareholders and Purchaser, dated as of the Agreement Date;

“NuVista Termination Amount” has the meaning ascribed thereto in Section 7.3;

“NuVista Transaction Resolution” means the special resolution in respect of the Arrangement to be considered and voted on by the NuVista Shareholders at the NuVista Meeting, substantially in the form included in Schedule “B” attached hereto, including any amendments or variations made thereto in accordance with this Agreement or at the direction of the Court in the Interim Order, provided any amendments made at the discretion of the Court in the Interim Order are acceptable to NuVista and Parent, each acting reasonably;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Money Laundering Laws” means collectively, the applicable anti-money laundering Laws thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over the Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities;

“No Action Letter” means a written confirmation from the Commissioner that he does not, at that time, intend to make an application under Section 92 of the Competition Act;

“NYSE” means the New York Stock Exchange;

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department;

“OHSL” means Occupational Health and Safety Laws applicable to NuVista;

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Authority (in each case, whether temporary, preliminary or permanent);

“Other Party” means: (i) with respect to Parent and Purchaser, NuVista; and (ii) with respect to NuVista, Purchaser and/or Parent, as the context requires;

“Outside Date” means the date that is six (6) months after the Agreement Date, provided that if any of the Key Regulatory Approvals have not been obtained by that date and none of the Key Regulatory Approvals have been denied by a non-appealable decision of a Governmental Authority, the Outside Date may be extended by a three (3) month period by either Party delivering a notice to the Other Party of its election of such extension delivered on or before the Outside Date then in effect, and thereafter the Outside Date may be extended by the mutual agreement of the Parties in writing;

“Parent” means Ovintiv Inc., a corporation existing under the Laws of the State of Delaware;

“Parent Board” means the board of directors of Parent;

“Parent Confidentiality Agreement” means the confidentiality agreement between Parent and NuVista dated October 26, 2025, as amended from time to time;

“Parent Disclosure Letter” means the disclosure letter dated the Agreement Date from Purchaser and Parent to NuVista;

“Purchaser Disposition Event” has the meaning ascribed thereto in Section 7.2;

“Parent DSU Plan” means the deferred share unit plan for directors of Parent dated February 14, 2018;

“Parent DSUs” means the deferred share units issued pursuant to the Parent DSU Plan;

“Parent Employee Stock Option Plan” means the Parent’s employee stock option plan dated October 1, 2001, as amended;

“Parent Equity Plan” means Parent’s Omnibus Incentive Plan dated February 13, 2019, as amended;

“Parent ESOP Stock Options” means the stock options issued pursuant to the Parent Employee Stock Option Plan;

“Parent Financial Statements” means, together: (i) the audited consolidated financial statements of Parent as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the auditor’s report thereon; and (ii) the interim consolidated unaudited financial statements of Parent as at and for the three and six months ended June 30, 2025;

“Parent Group” has the meaning ascribed thereto in Section 3.1(a);

“Parent Incentives” means, collectively, the Parent ESOP Stock Options, the Parent PSUs, the Parent RSUs, the Parent SARs, the Parent Options, and the Parent TSARs;

“Parent Information” means all information prepared and provided by Parent and Purchaser for inclusion or incorporation by reference in the Circular;

“Parent Options” means the stock options issued pursuant to the Parent Equity Plan;

“Parent PSUs” means the restricted share units granted under the Parent Equity Plan;

“Parent Q3 2025 Financial Statements” means the management prepared unaudited interim consolidated financial statements of Parent as at and for the three and nine months ended September 30, 2025, together with the notes thereto, included in the Parent Disclosure Letter;

“Parent Reserves Letters” has the meaning ascribed thereto in Section (ll) of Schedule “C”;

“Parent RSUs” means the restricted share units granted under the Parent Equity Plan;

“Parent SARs” means the stock appreciation rights issued pursuant to the Parent Equity Plan;

“Parent SEC Documents” has the meaning ascribed thereto in Section (v)(i) of Schedule “C”;

“Parent Shares” means common stock in the capital of Parent;

“Parent Subsidiaries” means 2681134 Alberta Ltd., Ovintiv Canada ULC, Alenco Inc. and Ovintiv USA Inc.;

“Parent TSARs” means the tandem stock appreciation rights granted under the Parent Employee Stock Option Plan;

“Party” or “Parties” means Parent and Purchaser as one “Party” and/or NuVista, as the case may be;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Personal Information” means any information that is defined as “personal information” under Applicable Law;

“Peters & Co.” means Peters & Co. Limited;

“Plan of Arrangement” means the plan of arrangement in the form attached hereto as Schedule “A”, as the same may be amended or supplemented from time to time in accordance with the terms hereof, thereof or at the direction of the Court in the Final Order provided that such amendment or supplement is acceptable to the Parties, each acting reasonably;

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Applicable Law), cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action;

“Purchaser” means Ovintiv Canada ULC, a corporation existing under the Laws of the Province of British Columbia;

“Purchaser Board” means the board of directors of Purchaser;

“Purchaser Disposition Event” has the meaning ascribed thereto in Section 7.2;

“Purchaser Termination Amount” has the meaning ascribed thereto in Section 7.2;

“RBC Capital Markets” means RBC Dominion Securities Inc.;

“Recipient” has the meaning ascribed thereto in Section 7.9(a);

“Registrar” means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into or through the Environment that would constitute a violation of Environmental Law;

“Representatives” has the meaning ascribed thereto in Section 7.1(a);

“Required Parent SEC Documents” has the meaning ascribed thereto in Section (v)(i) of Schedule “C”;

“Resignations and Mutual Releases” has the meaning ascribed thereto in Section 2.7(d);

“Return” means any written or electronic report, return, statement, claim for refund, election, designation, form, declaration of estimated tax, information statement and information return required to be filed or actually filed with a Governmental Authority in connection with, any Taxes;

“SEC” has the meaning ascribed thereto in Section (v)(i) of Schedule “C”;

“Securities Act” means the Securities Act, RSA 2000, c S-4;

“SEDAR+” means the System for Electronic Data Analysis and Retrieval +;

“Settlement Price” means an amount equal to: (i) $9.00 in cash plus; (ii) the value of 0.172 of a Parent Share, with the value of the portion of such consideration paid in Parent Shares being calculated based on the 5-Day VWAP for the Parent Shares;

“Stock Exchanges” means, collectively, the TSX and the NYSE;

“subsidiary” has the meaning ascribed thereto in the Securities Act;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal:

(a)	that complies with all Applicable Canadian Securities Laws and Applicable U.S. Securities Laws and did not result from a breach of Section 7.1;

(b)	that is not subject to a financing condition;

(c)	that is not subject to any due diligence condition and/or access condition;

(d)

to acquire not less than all of the outstanding NuVista Shares or not less than substantially all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of NuVista and its subsidiaries on a consolidated basis;

(e)

that the NuVista Board has determined in good faith (after receipt of advice from one of its Financial Advisors or other professional financial advisors and legal counsel) is reasonably likely to be consummated without undue delay within the time and on the terms of such Acquisition Proposal (including, the terms of any proposed financing arrangements), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and

(f)

that the NuVista Board determines in good faith, after receipt of advice from one of its Financial Advisors or other professional financial advisors, would be, if consummated within the time and in accordance with its terms (including, the terms of any proposed financing arrangements), and without assuming away the risk of non-completion, more favourable, from a financial point of view, to the NuVista Shareholders than the Arrangement;

“Supporting NuVista Shareholders” means each of the directors and executive officers of NuVista;

“Surrender Agreements” means the agreements to be entered into by NuVista and each of the holders of NuVista Options in a form satisfactory to the Purchaser, acting reasonably, pursuant to which each such holder has agreed or shall agree to exercise or surrender such NuVista Options in accordance with the provisions of Section 2.8 hereof;

“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges in the nature of tax imposed by any Governmental Authority and howsoever denominated, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, minimum, transfer, land transfer, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, stamp, withholding, business, franchising, property, environmental, estimated, employer health, payroll, employment, employment insurance, health and health insurance, social services, education and social security taxes, fuel taxes or levies, all surtaxes, all customs duties and import and export taxes, pension plan and workers compensation premiums or contributions, carbon taxes or levies and other obligations of the same or of a similar nature to any of the foregoing;

“Tax Act” means the Income Tax Act, RSC 1985, c 1 (5th Supp);

“Transferred Information” has the meaning ascribed thereto in Section 7.9(a);

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933; and

“U.S. Treasury Regulations” means the Treasury regulations promulgated under the Internal Revenue Code.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

Words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”. If a term is defined in this Agreement, a derivative of that term will have a corresponding meaning.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be taken on the next succeeding day that is a Business Day.

1.5	Entire Agreement

This Agreement and the Confidentiality Agreements (to the extent that the provisions of the Confidentiality Agreements have not been superseded by the provisions of this Agreement), together with the agreements and documents referred to herein and therein, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. For greater certainty, the NuVista Support Agreements are separate agreements between the parties thereto and are unaffected by this Section 1.5.

1.6	Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.7	Accounting Matters

Unless otherwise stated, (i) all accounting terms used in this Agreement relating to NuVista shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature relating to NuVista that are required to be made shall be made in a manner consistent with IFRS; and (ii) all accounting terms used in this Agreement relating to Purchaser or Parent shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature relating to Purchaser or Parent that are required to be made shall be made in a manner consistent with U.S. GAAP.

1.8	Disclosure in Writing

Reference to “disclosure in writing” or similar references herein shall, in the case of disclosure to Parent or Purchaser be references exclusively to the NuVista Disclosure Letter, or in the case of disclosure to NuVista be references exclusively to the Parent Disclosure Letter.

1.9	References to Legislation

References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any rules, regulations and Orders promulgated thereunder from time to time in effect.

1.10	Knowledge

In this Agreement, references to “to the knowledge of” means the actual knowledge of the Executive Officers of Parent, Purchaser or NuVista, as the case may be, after reasonable inquiry. For purposes of this Section 1.10, “Executive Officers” in the case of Parent or Purchaser means Parent’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, Midstream & Marketing & General Counsel and Vice President, Business Development, and in the case of NuVista means NuVista’s President and Chief Executive Officer, NuVista’s Vice President, Finance and Chief Financial Officer, NuVista’s Vice President, Development and Planning, NuVista’s Vice President, Operations and NuVista’s Vice President, Business Development and Corporate Services.

1.11	No Strict Construction

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.12	Schedules

The following Schedules attached hereto are incorporated into, and form an integral part of, this Agreement:

SCHEDULE “A”	-	Plan of Arrangement
SCHEDULE “B”	-	Form of NuVista Transaction Resolution
SCHEDULE “C”	-	Representations and Warranties of Parent and Purchaser
SCHEDULE “D”	-	Representations and Warranties of NuVista

ARTICLE 2

THE ARRANGEMENT AND NUVISTA MEETING

2.1	Plan of Arrangement

(a)	Subject to the terms and conditions of this Agreement, the Parties agree to carry out the Arrangement in accordance with the terms of the Plan of Arrangement.

(b)

As soon as reasonably practicable after the date hereof, but in any event by no later than January 7, 2026, subject to the availability of the Court, NuVista will apply to the Court, in a manner acceptable to Parent, acting reasonably, for the Interim Order and thereafter will diligently seek the Interim Order in cooperation with Parent. Upon receipt of the Interim Order, NuVista will promptly carry out the terms of the Interim Order to the extent applicable to it.

(c)	The application for an Interim Order referred to in Section 2.1(b) shall request that the Interim Order provide, among other things:

(i)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the NuVista Meeting and for the manner in which such notice is to be provided;

(ii)	the calling and holding of the NuVista Meeting;

(iii)	that the requisite approval for the NuVista Transaction Resolution to be placed before the NuVista Shareholders at the NuVista Meeting shall be:

(A)

66 2⁄3% of the votes cast on the NuVista Transaction Resolution by NuVista Shareholders present in person (or virtually) or represented by proxy at the NuVista Meeting (and that each NuVista Shareholder is entitled to one vote for each NuVista Share held);

(B)

if required under Applicable Canadian Securities Laws, a simple majority of the votes cast on the NuVista Transaction Resolution by NuVista Shareholders present in person (or virtually) or represented by proxy at the NuVista Meeting after excluding the votes cast by those Persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions; and

(C)	such other approvals of the NuVista Shareholders at the NuVista Meeting as are required by the TSX under Part VI of the TSX Company Manual,

(the “NuVista Required Approval”);

(iv)

for the method and manner in which amendments, revisions or supplements to the Circular (and any other materials sent by NuVista in connection with the NuVista Meeting), including material changes, may be mailed, filed or otherwise publicly disseminated to the NuVista Shareholders, and such other Persons as may be required by the Interim Order;

(v)

that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the constating documents of NuVista, including quorum requirements and all other matters, shall apply in respect of the NuVista Meeting;

(vi)	for the grant of Dissent Rights to the registered NuVista Shareholders as set forth in the Plan of Arrangement;

(vii)

that the NuVista Meeting may be adjourned or postponed from time to time in accordance with the terms of this Agreement without the need for additional approval of the Court and that notice of such adjournment or postponement may be given by such method as NuVista determines is appropriate in the circumstances and that the time period required by any such adjournment or postponement shall be for such time period or periods as NuVista deems advisable;

(viii)	confirmation of the record date for the purposes of determining the NuVista Shareholders entitled to receive materials and vote at the NuVista Meeting in accordance with the Interim Order;

(ix)	that such record date will not change in respect of any adjournment(s) or postponement(s) of the NuVista Meeting, unless required by Applicable Laws;

(x)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(xi)	for such other matters as the Parties may agree in writing, each acting reasonably.

(d)

In the application referred to in Section 2.1(b), NuVista shall inform the Court that Parent and Purchaser intend to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act for the issuance of the Parent Shares comprising a portion of the Consideration, and that, in connection therewith, the Court will be required to approve the substantive and procedural fairness of the terms and conditions of the Arrangement to each Person to whom Parent Shares will be issued. Each Person to whom Parent Shares will be issued on completion of the Arrangement will be given adequate notice in accordance with the Interim Order advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right.

(e)

On the condition that all necessary approvals for the NuVista Transaction Resolution are obtained from the NuVista Shareholders, NuVista shall, as soon as reasonably practicable following the NuVista Meeting but in any event not later than five (5) Business Days after the NuVista Transaction Resolution is duly passed, but in all cases subject to the availability of the Court, submit the Arrangement to the Court and apply for the Final Order.

2.2	NuVista Board Recommendation

NuVista represents and warrants to Parent and Purchaser that:

(a)	upon, among other things, the advice of its Financial Advisors and legal advisors, the NuVista Board has unanimously:

(i)	determined that the Arrangement and the entry into this Agreement are in the best interests of NuVista;

(ii)	determined that the Arrangement is fair to NuVista Shareholders (other than Parent and Purchaser);

(iii)	approved this Agreement and the transactions contemplated hereby; and

(iv)	resolved to recommend that NuVista Shareholders vote in favour of the NuVista Transaction Resolution;

(collectively (a)(i), (ii), (iii) and (iv) the “NuVista Board Recommendation”); and

(b)	the NuVista Board has received the oral NuVista Fairness Opinion, written copies of which will be delivered to the NuVista Board on or before the date of the Circular.

2.3	Circular and NuVista Meeting

(a)

As soon as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws, NuVista shall, with assistance from and the participation of Parent: (i) prepare the

Circular together with any other documents required by Applicable Laws in connection with the NuVista Meeting and cause the Circular and such other documents to be mailed to the NuVista Shareholders and such other Persons as required by the Interim Order and filed with applicable securities regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed on December 22, 2025, or as soon as reasonably practicable thereafter, and in any event by no later than January 7, 2026; and (ii) convene and conduct the NuVista Meeting on January 23, 2026 or as soon as reasonably practicable thereafter, but in any event by no later than February 4, 2026, at which NuVista Meeting the NuVista Transaction Resolution shall be submitted to the NuVista Shareholders entitled to vote upon such resolution for approval.

(b)

NuVista shall not adjourn, postpone or cancel the NuVista Meeting (or propose the same) without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, except:

(i)

in the case where the NuVista Meeting is adjourned or postponed (but not cancelled) as required for quorum purposes in which case, the NuVista Meeting shall be held within ten (10) Business Days of the date then scheduled for the NuVista Meeting;

(ii)

at the request of Parent for the purpose of attempting to obtain the NuVista Required Approval in which case, the NuVista Meeting shall be held within ten (10) Business Days of the date then scheduled for the NuVista Meeting and provided that the Parent may only request two (2) such adjournments or postponements;

(iii)	where such adjournment or postponement of the NuVista Meeting is pursuant to Section 7.1(d) of this Agreement; or

(iv)	if required by Applicable Laws or by a Governmental Authority.

(c)

NuVista shall, with the assistance from and participation of the Parent, cause the Circular to be prepared in compliance, in all material respects, with Applicable Canadian Securities Laws and the ABCA and to provide the NuVista Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be considered at the NuVista Meeting, and shall include: (i) or incorporate by reference the NuVista Information; (ii) a copy of the NuVista Fairness Opinion; (iii) subject to the terms of this Agreement, the NuVista Board Recommendation; (iv) or incorporate by reference the Parent Information; (v) a summary of the terms of the NuVista Support Agreements; (vi) a copy, and summary of the terms and conditions, of this Agreement; and (vii) a copy of the Interim Order.

(d)

Parent shall, in a timely manner, provide NuVista with the Parent Information, and such other information relating to Parent and Purchaser as NuVista may reasonably request for inclusion in the Circular, so as to permit compliance with the timeline set out in Section 2.3(a).

(e)

NuVista shall, subject to compliance with Applicable Canadian Securities Laws, incorporate the Parent Information into the Circular substantially in the form provided by Parent, and NuVista shall provide Parent and its Representatives with a reasonable opportunity to review and comment on the Circular and any other relevant documentation and shall give reasonable consideration to all comments made by Parent and its Representatives (subject to any Applicable Laws).

(f)	NuVista shall use its reasonable commercial efforts to ensure that the Circular (other than the Parent Information) does not, at the time of the mailing of the Circular, contain any misrepresentation.

(g)	Parent shall use its reasonable commercial efforts to ensure that Parent Information does not, at the time of the mailing of the Circular, contain any misrepresentation.

(h)

Each Party shall promptly notify the Other Party if it becomes aware that the Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as is required or appropriate, and NuVista shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the NuVista Shareholders and such other Persons if and to the extent required by the Interim Order and, if required by the Court or by Applicable Laws, file the same with the applicable securities regulatory authorities and other Governmental Authorities as required.

(i)

NuVista shall consult with Parent in fixing the record date of the NuVista Meeting and shall not change such record date for the NuVista Shareholders entitled to vote at the NuVista Meeting in connection with any adjournment or postponement of the NuVista Meeting unless required by Law or with the prior written consent of Parent.

(j)	NuVista shall provide notice to Parent of the NuVista Meeting and allow Parent, Purchaser and their respective Representatives to attend such meeting.

(k)

NuVista shall advise Parent, as Parent may reasonably request, and on a daily basis on each of the last ten (10) Business Days prior to the proxy cut-off date for the NuVista Meeting, as to the aggregate tally of the proxies received by NuVista in respect of the NuVista Transaction Resolution and any other matters to be considered at the NuVista Meeting.

2.4	Court Proceedings

In connection with the Court proceedings relating to obtaining the Interim Order and the Final Order, NuVista shall:

(a)

provide Parent and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Plan of Arrangement, prior to the filing of that material, and give reasonable consideration to all comments of Parent and its legal counsel;

(b)

provide Parent and its legal counsel on a timely basis with a description of any information required to be supplied by Parent for inclusion in any material to be filed with the Court in connection with the Arrangement, prior to the filing of that material, and accept the reasonable comments of Parent and its legal counsel with respect to any such information required to be supplied by Parent and included in such material and any other matters contained therein;

(c)

provide counsel to Parent, on a timely basis, with copies of any notice of appearance and evidence served on NuVista or its counsel in respect of the application for the Interim Order and the application for the Final Order or any appeal therefrom, and of any notice (written or oral) received by NuVista indicating an intention to appear or oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;

(d)

not object to legal counsel to Parent making such submissions on the application for the Interim Order and the application for the Final Order as such legal counsel considers appropriate, acting reasonably, provided that NuVista is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the terms of the Arrangement;

(e)

subject to Applicable Laws, not file any material with, or make any written submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, on the condition that nothing herein shall require Parent to agree or consent to, and Parent shall not be deemed to agree or consent to, any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s obligations, or diminishes or limits Parent’s rights, set forth in any such filed or served materials or under this Agreement;

(f)

oppose any proposal from any Person that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Interim Order or the Final Order or by

Applicable Law to return to Court with respect to the Interim Order or the Final Order do so only after notice to, and in consultation and cooperation with, Parent; and

(g)

if at any time after the issuance of the Final Order and prior to the Effective Date, NuVista is required by the terms of the Final Order or by Applicable Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Parent.

2.5	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date. The Certificate shall be conclusive evidence that the Arrangement has become effective as of the Effective Time. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur no later than three (3) Business Days following the satisfaction or waiver, where applicable, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied by the Effective Time, subject to the satisfaction or, where applicable, waiver of those conditions as of the Effective Time) and, in any event, not later than the Outside Date, unless otherwise agreed to by the Parties in writing.

2.6	Payment of Consideration

Parent and Purchaser shall, following receipt of the Final Order and at least one (1) Business Day prior to the filing of the Articles of Arrangement with the Registrar, provide, or cause to be provided to the Depositary sufficient funds and Parent Shares (or an irrevocable direction to issue the Parent Shares in accordance with the Plan of Arrangement upon filing of the Articles of Arrangement) to be held in escrow (the terms and conditions of such escrow to be satisfactory to NuVista and Parent, each acting reasonably) to satisfy the aggregate Consideration payable to the NuVista Shareholders in accordance with the Plan of Arrangement (other than, for greater certainty, Consideration for NuVista Shareholders that have validly exercised Dissent Rights).

2.7	NuVista Employee Matters

(a)

From and after the Effective Time, Parent and any successor to Parent shall honour, comply and perform or cause NuVista, or any successor thereto, to perform, all obligations of NuVista under all NuVista Executive Employment Agreements, employment agreements, change of control agreements, severance agreements or other agreements with current or former NuVista employees, in each case, as disclosed in the NuVista Disclosure Letter and in accordance with Section 2.7(c), and will give due consideration to the continued employment of the NuVista Employees (other than NuVista officers).

(b)

Prior to the Effective Time, NuVista shall use commercially reasonable efforts to obtain resignations and mutual releases (the “Resignations and Mutual Releases”) (in a form satisfactory to Parent, NuVista and such resigning individual acting reasonably), effective and conditional upon the completion of the Arrangement, from the directors of the NuVista Board and each of the NuVista officers, and NuVista shall deliver such Resignations and Mutual Releases to Parent on or prior to the Effective Date. Such officers of NuVista that execute their respective Resignations and Mutual Releases shall, on the Effective Date, be paid their full entitlements under their respective NuVista Executive Employment Agreements and the NuVista Incentives, in accordance with the terms thereof and Section 2.8, respectively, and as outlined in the NuVista Disclosure Letter.

(c)

Following the Effective Date, Parent may identify NuVista Employees and Independent Contractors who will be terminated by Parent, and Parent shall, in exchange for a customary and reasonable release, in form and substance satisfactory to Parent, acting reasonably, pay such NuVista Employees and Independent Contractors, in addition to the payment of all earned entitlements, including accrued salary, contractor fees, accrued and unused vacation and reimbursable expenses, (i) in respect of NuVista Employees, no less than the severance payments and other entitlements disclosed in the NuVista Disclosure Letter, and (ii) in respect of Independent Contractors, all required contractual amounts in respect of the termination of their engagement disclosed in the NuVista Disclosure Letter and, in each case, without duplication, including in respect of any amounts or entitlements that may become payable as outlined in Section 2.7(d) below.

(d)

Notwithstanding Section 2.7(c) above, on the Effective Date: (i) each NuVista Employee shall be entitled to and shall receive: (A) their full entitlement in respect of their respective NuVista Incentives as provided for in Section 2.8; (B) the payments and entitlements set forth in the NuVista Disclosure Letter, inclusive of the 2025 Performance Bonus (as defined below); (ii) each Independent Contractor shall be entitled to and shall receive the payments and entitlements set forth in the NuVista Disclosure Letter. If the Effective Date does not occur prior to January 31, 2026, each NuVista Employee shall be entitled to receive their 2025 performance bonus (the “2025 Performance Bonus”) at such time, which aggregate 2025 Performance Bonus shall not exceed the amount set forth in the NuVista Disclosure Letter, and such 2025 Performance Bonuses owing pursuant to Section 2.7(d)(i)(B) shall be considered fully satisfied and no longer due and owing on the Effective Date.

(e)

The Parties acknowledge and agree that no provision of this Section 2.7 shall give any NuVista Employee any right to continued employment or impair in any way the rights of NuVista or, following the Effective Date, Parent, to terminate the employment of any NuVista Employee.

2.8	Treatment of NuVista Incentives

(a)

The particulars of NuVista Incentives outstanding as at the Agreement Date, and to be outstanding at the Effective Time after applying the performance factors approved by the NuVista Board, are set forth in the NuVista Disclosure Letter, including the names of holders of NuVista Incentives and the number and type of NuVista Incentives held by each such holder, and in respect of each such holder and such holder’s NuVista Incentives: (i) the grant date(s); (ii) the vesting date(s); and (iii) for NuVista PSAs, the number of NuVista PSAs before and after adjusting for the payout multiplier approved by the NuVista Board.

(b)

The Parties acknowledge that the completion of the Arrangement will result in a “Change of Control” under the NuVista Share Award Plan, the NuVista Cash Award Plan and the NuVista Option Plan, and the NuVista PSAs, NuVista RSAs, NuVista RSUs and NuVista Options outstanding thereunder. The Parties acknowledge and agree that the NuVista PSAs outstanding at the Effective Time shall be adjusted at such time for the payout multiplier approved by the NuVista Board and as set forth in the NuVista Disclosure Letter.

(c)	Effective and conditional upon the completion of the Arrangement:

(i)	In respect of all NuVista RSAs and NuVista PSAs outstanding at the Effective Time:

(A)	all NuVista RSAs and NuVista PSAs held by the NuVista Employees or directors of NuVista shall vest on the Effective Date;

(B)

(i) if so elected in writing by a holder of NuVista RSAs and/or NuVista PSAs, NuVista shall pay, or cause to be paid, to each such holder of NuVista RSAs and NuVista PSAs, an amount in cash equal to the product of the number of NuVista RSAs and NuVista PSAs (as adjusted for the applicable payout multiplier as set forth in the NuVista Disclosure Letter) held by such holder multiplied by the Settlement Price, less applicable Taxes, whereafter such NuVista RSAs and NuVista PSAs shall be settled and terminated for the purposes of the NuVista Share Award Plan (the “Cash Election”); or (ii) if no Cash Election is made by a holder of NuVista RSAs and/or NuVista PSAs, the holder shall receive NuVista Shares pursuant to his or her entitlements under the terms of the NuVista Share Award Plan on the Effective Date, which NuVista Shares shall, for greater certainty, be subject to, and treated in the manner provided by, the Plan of Arrangement; and

(C)	NuVista shall use all commercially reasonable efforts to obtain the Cash Election from each holder of NuVista RSAs and NuVista PSAs prior to the Effective Date.

(ii)	In respect of all NuVista RSUs outstanding at the Effective Time:

(A)	all NuVista RSUs held by the NuVista directors shall vest on the Effective Date; and

(B)

NuVista shall pay, or cause to be paid, to each holder of NuVista RSUs, an amount in cash equal to the product of the number of NuVista RSUs held by such NuVista director multiplied by the Settlement Price, less applicable Taxes, whereafter such NuVista RSUs shall be settled and terminated for the purposes of the NuVista Cash Award Plan.

(iii)	In respect of all NuVista Options outstanding at the Effective Time:

(A)	all NuVista Options held by current and certain former NuVista Employees and NuVista directors shall vest on the Effective Date;

(B)

NuVista shall use all reasonable commercial efforts to obtain a Surrender Agreement from each holder of NuVista Options, which Surrender Agreement shall provide that each outstanding NuVista Option shall be, and shall be deemed to be, terminated and cancelled for an amount in cash for each NuVista Option equal to the difference between: (x) the Settlement Price; and (y) the exercise price of such NuVista Option, less applicable Taxes, whereafter such NuVista Option shall be settled and terminated for the purposes of the NuVista Option Plan; and

(C)

NuVista hereby acknowledges and agrees that all NuVista Options that are not subject to a Surrender Agreement at the Effective Time shall be terminated as of the Effective Time in accordance with their terms and that NuVista shall use commercially reasonable efforts to effect such termination.

(iv)

NuVista will pay, or cause to be paid, to each NuVista director holding NuVista DSUs an amount in cash equal to the product of the number of NuVista DSUs held by such director multiplied by the Settlement Price, less applicable Taxes, whereafter such NuVista DSUs shall be settled and terminated for the purposes of the NuVista DSU Plan. Notwithstanding the foregoing, a NuVista director (other than a NuVista director who is resident in the United States) may defer such payment to a date no later than twelve (12) months following the Effective Date by providing written notice of such deferral to Purchaser at least ten (10) Business Days prior to the Effective Date. In the case where a director of NuVista has elected to defer the payment in respect of his or her NuVista DSUs, such NuVista DSUs shall be terminated as of the Effective Time provided that the deferred payment shall remain an outstanding obligation of NuVista.

(d)

Prior to the Effective Date and notwithstanding the terms of the NuVista Incentive Plans, the NuVista Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions as may be reasonably required, as determined by the NuVista Board, in order to give effect to the transactions set out in this Section 2.8, including any amendment to any of the NuVista Incentive Plans that are required in connection therewith.

2.9	Applicable U.S. Securities Laws

The Arrangement shall be structured and executed such that, assuming the Court considers the fairness of the terms and conditions of the Arrangement and grants the Final Order, the issuance of the Parent Shares issuable to NuVista Shareholders under the Arrangement will not require registration under the U.S. Securities Act, in reliance upon Section 3(a)(10) thereof. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set out in this Section 2.9. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)

the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement, prior to the hearing required to approve the Interim Order;

(c)

the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to those whom Parent Shares will be issued pursuant to the Arrangement;

(d)

each Person entitled to receive the Parent Shares pursuant to the Arrangement will be given adequate notice by way of disclosure in the Circular advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)

each Person entitled to receive the Parent Shares will be advised by way of disclosure in the Circular that the Parent Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Parent in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(f)

the Final Order approving the Arrangement that is obtained from the Court will expressly acknowledge that the Arrangement is substantively and procedurally fair to those whom Parent Shares will be issued pursuant to the Arrangement;

(g)

the Interim Order approving the NuVista Meeting will specify that each NuVista Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within the time prescribed by the Interim Order;

(h)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement to the NuVista Shareholders; and

(i)

the Final Order shall include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by such Act, regarding the distribution of securities of Parent, pursuant to the Plan of Arrangement.”

2.10	Income Tax Matters and Withholdings Obligations

(a)

NuVista, Parent, Purchaser and the Depositary shall be entitled to deduct or withhold from any amounts payable (including from any shares issuable or transferable) to any Person pursuant to the Arrangement (including in connection with any amount payable, or any shares issuable or transferable, pursuant to any NuVista Incentive), such amounts as NuVista, Parent, Purchaser or the Depositary reasonably determines it is required to deduct or withhold with respect to such payment, issuance or transfer, as the case may be, under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign Applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated, for all purposes hereof, as having been paid or delivered to such Person in respect of whom such deduction or withholding was made; provided NuVista, Parent, Purchaser or the Depositary, as applicable, shall use commercially reasonable efforts to timely remit any such deducted or withheld amounts (or net proceeds therefrom) to the appropriate Governmental Authority. Any of NuVista, Parent, Purchaser or the Depositary is hereby authorized to sell or otherwise dispose of any shares issuable or transferable pursuant to the Arrangement or any NuVista Incentive as is necessary to provide sufficient funds to NuVista, Parent, Purchaser or the Depositary, as the case may be, to enable it to comply with all deduction or withholding requirements applicable to it, and none of NuVista, Parent, Purchaser or the Depositary shall be liable to any Person for any deficiency in respect of any proceeds received, and NuVista, Parent, Purchaser or the Depositary, as applicable, shall use commercially reasonable efforts to notify the holder thereof and remit to the appropriate authority, or remaining balance to the holder thereof, as applicable, any unapplied balance of the net proceeds of such sale. NuVista shall be exclusively responsible to ensure compliance with any deduction, withholding and remittance obligations imposed on it under Applicable Law (including the Tax Act) in respect of any amounts paid or shares issued or transferred in connection with the exercise or settlement of NuVista Incentives (whether pursuant to Section 2.8 or otherwise).

ARTICLE 3

COVENANTS AND ADDITIONAL AGREEMENTS

3.1	Conduct of Business of Parent and Purchaser

From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement), or as otherwise required by Applicable Laws or except with the prior written consent of NuVista (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

the business of Parent and the Parent Subsidiaries (collectively, the “Parent Group”) shall be conducted only in, and the members of the Parent Group shall not take any action except in, the ordinary course of business and substantially consistent with its past practice, and Parent shall use all reasonable commercial efforts to maintain and preserve its and their business organization, assets, employees and advantageous business relationships;

(b)

Parent shall not, and shall not permit any other member of the Parent Group to, directly or indirectly: (i) amend Parent’s constating documents in a manner that could reasonably be expected to be adverse to NuVista or any of its securityholders in connection with the Arrangement; (ii) amend, in any material respect, its existing accounting policies, practices, methods and principles or adopt new material accounting principles, in each case, except as required by U.S. GAAP; (iii) other than Parent Shares issuable pursuant to the terms of Parent Incentives outstanding on the Agreement Date or thereafter granted in the ordinary course of business, issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Parent Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Parent Shares, representing, in the aggregate (assuming the full conversion, exchange or exercise, as applicable, of any such convertible, exchangeable or exercisable securities), more than [limit redacted] of the number of Parent Shares issued and outstanding on the Agreement Date; (iv) other than regular quarterly dividends to Parent Shareholders in an amount consistent with past practice, declare, set aside, or pay any dividends or other distribution or payment in cash, shares or property in respect of the Parent Shares owned by any Person other than a member of the Parent Group; (v) split, consolidate, redeem, purchase or otherwise acquire any Parent Shares, except in the ordinary course of business pursuant to its normal course issuer bid; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Parent or Purchaser other than transactions solely involving Parent, Purchaser and/or one or more members of the Parent Group; or (vii) enter into, modify or terminate any Contract, agreement, commitment or arrangement (in each case which is material to the business of Parent on a consolidated basis) with respect to any of the foregoing, except as permitted above;

(c)

except as disclosed in writing by Parent to NuVista, in the ordinary course of business or otherwise solely involving Parent and/or one or more of its wholly-owned subsidiaries, Parent shall not, and shall not permit any other member of the Parent Group to, directly or indirectly: (i) sell, pledge, dispose of or Encumber any assets of the Parent Group with a value individually or in the aggregate exceeding [limit redacted], other than the sale of petroleum products in the ordinary course of business; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of shares or securities, contributions of capital (other than to or from a subsidiary of Purchaser) or, other than the purchase of petroleum products in the ordinary course of business, purchase of any property or assets of any other individual or entity: (A) with a value individually or in the aggregate exceeding [limit redacted] or (B) that would reasonably be expected to prevent, materially impede or materially delay the receipt of the Key Regulatory Approvals; (iii) issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except: (A) to the extent that the aggregate principal amount of such debt securities, obligations, loans and advances does not exceed [limit redacted]; and (B) in the ordinary course of business consistent with past practice for refinancing existing debt on commercially reasonable terms given market conditions at the applicable time; (iv) pay, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) which are material to the business of Purchaser, other than: (A) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements; and (B) liabilities incurred in the ordinary course of business consistent with past practice; (v) waive, release, grant or transfer any rights of material value or modify or change, in any material respect, any existing license, lease, Contract or other document which is material to the business of Purchaser, other than in the ordinary course of business consistent with past practice; (vi) enter into, amend or terminate any Hedging Transaction, other than a Hedging Transaction entered into in accordance with the terms of Parent’s hedging policy, a copy of which has been included in the Parent Disclosure Letter; or (vii) authorize or propose any of the foregoing, or enter into or modify any Contract, agreement, commitment or arrangement to do any of the foregoing; and

(d)	Parent shall not agree, resolve or commit to do anything that it is prohibited from doing under the foregoing provisions of this Section 3.1.

Nothing in this Agreement is intended to or shall result in NuVista exercising influence over the operations of Parent. For greater certainty, prior to the Effective Date, Parent will exercise, consistent with the terms of this Agreement, complete control and supervision over the Parent Group’s operations.

3.2	Conduct of Business of NuVista

From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement), or as otherwise required by Applicable Laws, or except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

the business of NuVista and the NuVista Subsidiaries (collectively, the “NuVista Group”) shall be conducted only in, and the members of the NuVista Group shall not take any action except in, the ordinary course of business and substantially consistent with its past practice, and NuVista shall use all reasonable commercial efforts to maintain and preserve its and their business organization, assets, material government authorizations and permits, employees and advantageous business relationships;

(b)

NuVista shall not, and shall not permit any other member of the NuVista Group to, directly or indirectly: (i) amend NuVista’s constating documents or amend in any material respect the constating documents of any other member of the NuVista Group; (ii) amend its existing accounting policies, practices, methods and principles or adopt new accounting principles, in each case, except as required by IFRS; (iii) declare, set aside or pay any dividend or other distribution or payment in cash, shares or property in respect of the securities of NuVista owned by any Person other than a member of the NuVista Group; (iv) except as disclosed in the NuVista Disclosure Letter, issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities of NuVista or a NuVista Subsidiary, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of NuVista or a NuVista Subsidiary other than the NuVista Shares issuable pursuant to the terms of NuVista Incentives outstanding on the Agreement Date; (v) except as disclosed in the NuVista Disclosure Letter, split, consolidate, redeem, purchase or otherwise acquire any of the outstanding shares or other securities of NuVista or any of its subsidiaries; (vi) except as disclosed in the NuVista Disclosure Letter, amend the terms of any of its securities; (vii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of NuVista or a NuVista Subsidiary; or (viii) enter into, modify or terminate any Contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c)

except as disclosed in the NuVista Disclosure Letter, NuVista shall not, and shall not permit any other member of the NuVista Group to, directly or indirectly: (i) sell, pledge, dispose of, license or Encumber any assets of the NuVista Group with a value individually or in the aggregate exceeding [limit redacted], other than the sale of petroleum products in the ordinary course of business; (ii) surrender, release or abandon the whole or any part of the assets of the NuVista Group (excluding abandonment and reclamation activities in the ordinary course of business and oil and natural gas lease expiries); (iii) perform any abandonment or reclamation activities except to the extent necessary to avoid any breach of Applicable Laws; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership, joint venture or other business organization or division thereof or make any investment either by purchase of shares or securities, contributions of capital (other than to or from a NuVista Subsidiary) or, other than the purchase of petroleum products in the ordinary course of business, purchase of any property or assets of any other individual or entity: (A) with a value individually or in the aggregate exceeding [limit redacted] or (B) that would reasonably be expected to prevent, materially impede or materially delay the receipt of the Key Regulatory Approvals; (v) (A) incur any indebtedness for borrowed money or any other refinancing, liability or obligation, or (B) issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in each case (x) as required to perform or fulfill the NuVista Capital Program, or (y) in relation to internal transactions solely involving members of the NuVista Group; (vi) settle, pay, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) which are or could reasonably be expected to be material to the business of NuVista, other than the settlement, payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in NuVista’s most recently publicly available financial statements as of the Agreement Date; (vii) release or relinquish, or authorize or propose to do so, any contractual right which is material to the business of NuVista; (viii) waive, release, grant or transfer any rights of value or modify, terminate or change any existing license, lease, Contract or other document which is material to the business of NuVista, other than in the ordinary course of business consistent with past practice; (ix) enter into, amend or terminate any Hedging Transaction, other than a Hedging Transaction entered into, amended or terminated in the ordinary course of business consistent with past practice and in accordance with NuVista’s hedging policy as disclosed in the NuVista Disclosure Letter; (x) endorse or enter into, or materially change, amend or modify any Contract, arrangement or undertaking with any Person (other than a NuVista Subsidiary) in which such member of the NuVista Group holds a direct or indirect equity interest; or (xi) authorize or propose any of the foregoing, or enter into or modify any Contract, agreement, commitment or arrangement to do any of the foregoing;

(d)

except as disclosed in the NuVista Disclosure Letter, NuVista shall not, and shall not permit any other member of the NuVista Group to, enter into any Contract which individually could require payments by NuVista or any other member of the NuVista Group of more than [limit redacted] annually or that in aggregate together with other Contracts entered into after the Agreement Date could require payments by NuVista or any other member of the NuVista Group of more than [limit redacted] annually;

(e)

except as disclosed in the NuVista Disclosure Letter, NuVista shall not, and shall not permit any other member of the NuVista Group to, enter into any Contract that has take or pay, ship or pay or minimum revenue obligations or any other similar obligations of any nature whatsoever which individually could require payments by NuVista or any other member of the NuVista Group of more than [limit redacted] annually or that in aggregate together with other Contracts with take or pay obligations of any nature whatsoever entered into after the Agreement Date could require payments by NuVista or any other member of the NuVista Group of more than [limit redacted] annually;

(f)

NuVista shall not, and shall not permit any other member of the NuVista Group to, enter into any agreement that would constitute a NuVista Material Contract if it were entered into as of the Agreement Date, except where such NuVista Material Contract pertains to a transaction that is expressly permitted by another provision of this Section 3.2;

(g)

except for the aggregate amount set forth in the NuVista Capital Program which has been disclosed in writing by NuVista to Parent or as may be necessary in situations of emergency to preserve life, property or the environment, NuVista shall not, and shall not permit any other member of the NuVista Group to, incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding [limit redacted];

(h)	except as otherwise disclosed in the NuVista Disclosure Letter, NuVista shall not, and shall not permit a NuVista Subsidiary to:

(i)

hire or retain, as applicable, any new employee, independent contractor or consultant; provided, however, that NuVista or a NuVista Subsidiary shall not be prohibited from hiring or retaining, as applicable, new employees (other than at the vice-president level or higher), independent contractors or consultants in the ordinary course of business on terms consistent with similarly situated employees, independent contractors or consultants, as applicable;

(ii)

enter into any new, or amend, in any material respect, any existing, offer letter or employment agreement with any director, officer or employee (at the vice-president level or higher) of any member of the NuVista Group;

(iii)	grant to any of its directors, officers or employees (at the vice-president level or higher) an increase in compensation in any form;

(iv)	grant any general salary increases;

(v)	make any loan to any officer or director; or

(vi)

(A) grant any change of control, severance, retention or termination pay to any current directors, officers or employees (at the vice-president level or higher) of any member of the NuVista Group; or (B) take any action with respect to any increase of benefits payable under their respective current change of control, severance or termination pay policies;

(i)

except as disclosed in the NuVista Disclosure Letter, no member of the NuVista Group shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, benefit, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with non-discretionary requirements of pre-existing plans (including making matching contributions under the employee savings plan) or take any action to amend or accelerate the vesting or lapsing of restrictions or payment, fund or in any other way secure the payment of compensation or benefits under the NuVista Employee Plans, except as required pursuant to the provisions of the NuVista Employee Plans;

(j)

NuVista shall not, and shall not permit a NuVista Subsidiary to, waive the confidentiality, non-disclosure or other restrictive covenant obligations of any employee, independent contractor, or consultant of NuVista or any NuVista Subsidiary;

(k)

NuVista shall not, and shall not permit any other member of the NuVista Group to, initiate any Proceeding outside the ordinary course of business or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings except solely for monetary payments payable by NuVista or any NuVista Subsidiary of no more than [limit redacted] individually or [limit redacted] in the aggregate on a basis that would not prevent or materially delay consummation of the Arrangement;

(l)

NuVista shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(m)

NuVista shall maintain a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and will otherwise comply with National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, except where the failure to maintain such a system would not materially affect the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS;

(n)

NuVista shall, and shall cause each NuVista Subsidiary to, continue to withhold from each payment to be made to any of its present or former employees (which includes officers) and directors and to all other Persons (including all Persons who are non-residents of Canada for the purposes of the Tax Act), all amounts that are required to be so withheld by any Applicable Laws and NuVista shall, and shall cause each NuVista Subsidiary to, remit such withheld amounts to the proper Governmental Authority within the times prescribed by such Applicable Laws;

(o)

NuVista shall, and shall cause each NuVista Subsidiary to: (i) duly and on a timely basis file all material Returns required to be filed by it on or before the Effective Date and all such Returns will be true, complete and correct in all material respects; (ii) timely pay all material Taxes which are due and payable by it on or before the Effective Date (whether or not reflected on any Return) except any amounts not required to be paid because the Tax is or will be validly contested in good faith through appropriate proceedings and for which adequate reserves in respect thereof have been established on the financial statements of NuVista in accordance with IFRS; (iii) not make, rescind or revoke any material express or deemed election relating to Taxes in a manner inconsistent with past practices, file any material amended Returns or make any material Tax filings outside the ordinary course of business or in a manner inconsistent with past practice, except as required by Applicable Law; (iv) not make a request for a Tax ruling with any Governmental Authority with respect to any material Taxes; (v) not agree to any extension of time for the filing of any material Returns (except for automatic extensions not requiring the consent of the relevant Governmental Authority) or with respect to the assessment or reassessment of material Taxes; (vi) not enter into a settlement agreement or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in respect of any matter where the aggregate amount of Tax exceeds [limit redacted]; (vii) not change in any material respect any of its methods, principles, policies or practices of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its income tax Returns for the taxation year ending December 31, 2024; (viii) not enter into any Tax sharing, Tax allocation, Tax indemnification agreement or similar Tax arrangement, understanding or agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); and (ix) properly reserve (and reflect such reserves in its books and records and financial statements) in a manner consistent with past practice, and in accordance with IFRS and Applicable Law, for all material Taxes accruing in respect of NuVista and each NuVista Subsidiary, as applicable, which are not due or payable prior to the Effective Date; and

(p)	NuVista shall not, and shall not permit a NuVista Subsidiary to, agree, resolve or commit to do anything that it is prohibited from doing under the foregoing provisions of this Section 3.2.

Nothing in this Agreement is intended to or shall result in Parent or Purchaser exercising influence over the operations of NuVista. For greater certainty, prior to the Effective Date, NuVista will exercise, consistent with the terms of this Agreement, complete control and supervision over the NuVista Group’s operations.

3.3	Covenants Regarding the Arrangement

Subject to Applicable Laws, from the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement), or as otherwise required by Applicable Laws or except with the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

other than in connection with obtaining the Key Regulatory Approvals, which approvals shall be governed by the provisions of Section 3.6, each Party will comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement and the Arrangement;

(b)

each Party will use its reasonable commercial efforts to assist the Other Party in obtaining the Interim Order and the Final Order and to carry out the intent or effect of this Agreement and the Arrangement;

(c)

other than in connection with obtaining the Key Regulatory Approvals, which approvals shall be governed by the provisions of Section 3.6, each Party shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under this Agreement (to the extent the satisfaction of the same is within the control of such Party) and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete and give effect to the transactions contemplated by this Agreement and the Arrangement, including using its reasonable commercial efforts to promptly:

(i)

obtain and maintain all necessary waivers, consents, permits, exemptions, Orders, agreements, amendments (including, if applicable, in respect of the Interim Order), confirmations and approvals required to be obtained from any Person in connection with the Arrangement (including from counterparties to any material Contracts); and notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement: (A) not, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, or make any material commitment or incur any liability or other obligation due to such Person to the extent that such payments are not provided for in a Contract with such Person; and (B) neither Party nor any of their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, or make any commitment or incur any liability or other obligation to such Person to the extent that such payments are not provided for in a Contract with such Person;

(ii)

obtain all necessary consents, assignments, waivers and amendments to, or terminations of, any instruments or other documents to which it is a party, or by which it is bound, that may be necessary to permit it to carry out the transactions contemplated by this Agreement and to take such other steps and actions as may be necessary or appropriate to fulfill its obligations hereunder;

(iii)	effect all necessary registrations, filings and submissions of information required by any Governmental Authority from such Party and its subsidiaries relating to the Arrangement;

(iv)

obtain all necessary exemptions, consents, Orders, approvals and authorizations as are required by it under all Applicable Laws to permit it to carry out the transactions contemplated by this Agreement and/or necessary to complete the Arrangement; and

(v)

upon reasonable consultation with the Other Party, oppose, lift or rescind any injunction, restraining or other Order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect, delay or interfere with the consummation of the Arrangement and resist, contest and defend, or cause to be defended, all lawsuits or other legal, regulatory or other Proceedings challenging or affecting the Arrangement or this Agreement or the consummation of the transactions contemplated hereby;

(d)

each Party will promptly provide to the Other Party, for review by the Other Party and its counsel, prior to filing or issuance of the same, any proposed public disclosure document, including any news release or material change report, subject to such Party’s obligations under Applicable Canadian Securities Laws and Applicable U.S. Securities Laws to make continuous disclosure and timely disclosure of material information, and the Other Party agrees to keep such information confidential in accordance with the terms of the Confidentiality Agreements until it is filed as part of such Party’s public disclosure record on SEDAR+ and EDGAR, as applicable;

(e)

none of NuVista, Purchaser, Parent nor their respective subsidiaries, as applicable, shall take any action, refrain from taking any reasonable commercial action, or permit any action to be taken or reasonable commercial action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially impede or significantly delay the consummation of the Arrangement or the transactions contemplated hereby, or which would render, or may reasonably be expected to render, any representation or warranty made by such Party in this Agreement untrue in any material respect;

(f)	each Party will promptly notify the Other Party in writing of:

(i)

any notice or other communication from any Person (other than Governmental Authorities in connection with the Key Regulatory Approvals) alleging that the consent or a waiver, permit, exemption, Order, approval, agreement, amendment or confirmation of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement and the response thereto from such Party, its subsidiaries or its Representatives;

(ii)

any substantive communication from any Governmental Authority in connection with the transactions and Key Regulatory Approvals contemplated by this Agreement and the response thereto from such Party, its subsidiaries or its Representatives subject to the provisions of Section 3.6;

(iii)

any substantive Governmental Authority or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated) in respect of NuVista or Parent or their respective subsidiaries, as applicable, or the Arrangement, and any material change in relation thereto;

(iv)

all substantive matters relating to material claims, actions, enquiries, applications, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations pending or, to the knowledge of such Party, threatened, against NuVista or Parent or their respective subsidiaries, as applicable, or related to the Arrangement; and

(v)

any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by such Party in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect, and such Party shall in good faith discuss with the Other Party any change in circumstances (actual, anticipated, contemplated or, to the knowledge of such Party, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Other Party pursuant to this Section 3.3(f);

(g)

Parent and NuVista will each use its reasonable commercial efforts to maintain its status as a “reporting issuer” (or similarly designated entity) not in default under Applicable Canadian Securities Laws in the provinces and territories where it is a reporting issuer as at the Agreement Date;

(h)

Parent shall indemnify and save harmless NuVista and the NuVista Subsidiaries and their respective directors, officers, employees, representatives and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which any of NuVista, the NuVista Subsidiaries and their respective directors, officers, employees, representatives and agents may be subject or may suffer or incur, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)

any misrepresentation or alleged misrepresentation contained in Parent Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Parent or Purchaser which is required under Applicable Canadian Securities Laws) in the Circular under Applicable Laws or in any material filed by Parent in compliance or intended compliance with any Applicable Laws; or

(ii)

any Order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation by Parent in the Parent Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Parent or Purchaser which is required under Applicable Canadian Securities Laws) in the Circular under Applicable Laws,

except that Parent shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or any alleged misrepresentation in the Circular that is based solely on the NuVista Information or in any material filed by NuVista in compliance or intended compliance with any Applicable Laws;

(i)

NuVista shall indemnify and save harmless Parent and the Parent Subsidiaries and their respective directors, officers, employees, representatives and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which any of Parent and the Parent Subsidiaries and their respective directors, officers, employees, representatives and agents may be subject or may suffer or incur, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)

any misrepresentation or alleged misrepresentation contained in the NuVista Information in the Circular or in any material filed by NuVista in compliance or intended compliance with any Applicable Laws; or

(ii)

any Order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation by NuVista in the NuVista Information contained in the Circular, except that NuVista shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or any alleged misrepresentation in the Circular that is based solely on the Parent Information or in any material filed by or on behalf Parent in compliance or intended compliance with any Applicable Laws;

(j)

except for letters of transmittal and non-substantive communications with the holders of its securities and communications that NuVista is required to keep confidential pursuant to Applicable Law, NuVista shall furnish promptly to Parent, or Parent’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by or from, as applicable, NuVista Shareholders or regulatory agencies in connection with: (i) the Arrangement; (ii) the NuVista Meeting; (iii) any filings under Applicable Laws in connection with the transactions contemplated by this Agreement; and (iv) any dealings with stock exchanges or regulatory agencies, in connection with the transactions contemplated by this Agreement; and

(k)

NuVista shall ensure that it has available funds to pay the Purchaser Termination Amount pursuant to Section 7.2 and Parent shall ensure that it has available funds to pay the NuVista Termination Amount pursuant to Section 7.3, each Party having regard to its other liabilities and obligations, and will take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required.

3.4	Additional Covenants of Parent and Purchaser

Parent and Purchaser shall perform and Parent shall cause each other member of the Parent Group to perform all obligations required to be performed under this Agreement and cooperate with NuVista in connection therewith and, without limiting the generality of the foregoing:

(a)	Parent shall assist NuVista in the preparation of the Court documents related to the Interim Order and the Final Order;

(b)

subject to Applicable Laws or as contemplated by this Agreement, Parent shall not file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with NuVista’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, on the condition that nothing herein shall require NuVista to agree or consent to any decreased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases NuVista’s obligations, or diminishes or limits NuVista’s rights, set forth in any such filed or served materials or under this Agreement;

(c)	Parent will use its reasonable commercial efforts to maintain the listing of the Parent Shares on the Stock Exchanges;

(d)

Parent shall: (i) apply to the TSX for conditional approval of the listing and posting for trading of the Parent Shares forming a portion of the Consideration to be issued pursuant to the Arrangement; (ii) apply to the NYSE for approval of the listing of the Parent Shares forming part of the Consideration to be issued pursuant to the Arrangement; and (iii) use all reasonable commercial efforts to obtain such conditional approval or approvals, subject only to customary conditions for listing of such Parent Shares, prior to the mailing of the Circular; and

(e)

Parent will cause to be taken all necessary corporate action to create, allot and reserve for issuance the Parent Shares forming a portion of the Consideration to be issued pursuant to the Plan of Arrangement.

3.5	Additional Covenants of NuVista

NuVista shall perform and shall cause the NuVista Subsidiaries to perform all obligations required to be performed under this Agreement and cooperate with Parent in connection therewith and, without limiting the generality of the foregoing:

(a)	NuVista will forthwith carry out the terms of the Interim Order and the Final Order;

(b)

NuVista will, at the direction of Parent in its sole discretion, send a notice of redemption to each holder of NuVista Notes, pursuant to the optional redemption provisions set forth in, and in accordance with, Section 3.7 of the NuVista Note Indenture, providing for the redemption of the NuVista Notes conditional upon the implementation of the Arrangement, and subject to such other conditions, if any, and on such other terms as may be agreed to by the Parties;

(c)

NuVista shall deliver to Parent prior to the Effective Time, a duly executed payoff letter in form reasonably satisfactory to Parent, setting forth the total amounts payable pursuant to the NuVista Credit Agreement to fully satisfy all principal, interest, fees, costs and expenses owed to each holder of indebtedness under the NuVista Credit Agreement (including to fully cash collateralize all outstanding letters of credit under the NuVista Credit Agreement) as of the anticipated Effective Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under the NuVista Credit Agreement that upon payment in full of all such amounts owed to the lenders under the NuVista Credit Agreement, all indebtedness under the NuVista Credit Agreement shall be discharged and satisfied in full (other than contingent obligations not then due, obligations which survive the termination of the NuVista Credit Agreement and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Purchaser and NuVista), all loan documents entered into in connection with the NuVista Credit Agreement shall be terminated with respect to NuVista and its subsidiaries that are borrowers or guarantors thereof (or the assets of which secure such indebtedness, if applicable) and all Encumbrances on NuVista and its subsidiaries and their respective assets (other than Encumbrances securing obligations in respect of letters of credit and hedging arrangements that may survive pursuant to the terms of such payoff letter) shall be released and terminated, together with any applicable documents necessary to evidence the release and termination of all Encumbrances on NuVista and its subsidiaries and their respective assets securing, and any guarantees by NuVista and its subsidiaries in respect of, the NuVista Credit Agreement. Purchaser shall make adequate arrangements such that, at the Effective Time, all outstanding indebtedness under the NuVista Credit Agreement, as described above, shall be repaid in full to the appropriate lenders so as to permit the full repayment and termination of the NuVista Credit Agreement as contemplated therein immediately prior to or concurrent with the Effective Time;

(d)	NuVista will use its reasonable commercial efforts to maintain the listing of the NuVista Shares on the TSX until the Effective Time;

(e)

unless this Agreement shall have been terminated in accordance with Section 9.1, NuVista shall convene and hold the NuVista Meeting, at which meeting the NuVista Transaction Resolution shall be submitted to the NuVista Shareholders entitled to vote upon such resolution for approval, even if the NuVista Board shall have withdrawn, amended, modified or qualified the NuVista Board Recommendation;

(f)

NuVista shall conduct the NuVista Meeting in accordance with the by-laws of NuVista, the terms of this Agreement, and any instrument of a Governmental Authority governing or having authority over such meeting (including the Interim Order) and otherwise in accordance with Applicable Laws;

(g)	NuVista shall not, without the written consent of Parent, propose or submit for consideration at the NuVista Meeting any business other than the NuVista Transaction Resolution;

(h)

subject to the terms of this Agreement, NuVista shall solicit proxies to be voted at the NuVista Meeting in favour of the NuVista Transaction Resolution, and against any resolution submitted by any Person that is inconsistent with such resolution and the completion of any of the transactions contemplated by this Agreement and, if requested by Parent, will retain a proxy solicitation firm acceptable to the Parties, acting reasonably, to assist with its proxy solicitation;

(i)

NuVista shall provide Parent with copies of or access to information regarding the NuVista Meeting generated by the registrar and transfer agent for the NuVista Shares or any proxy solicitation firm retained by NuVista, as may be reasonably requested from time to time by Parent;

(j)

NuVista shall permit Parent to, at Parent’s expense, directly or through a proxy solicitation firm, actively solicit proxies in favour of the NuVista Transaction Resolution and against any resolution submitted by any Person that is inconsistent with the NuVista Transaction Resolution or the completion of any of the transactions contemplated in this Agreement in compliance with Applicable Law, and disclose in the Circular that Parent may make such solicitations;

(k)

as reasonably requested from time to time by Parent in connection with any solicitation proxies conducted pursuant to Section 3.5(i), NuVista shall provide Parent with a list of the registered holders of NuVista Shares, participants and book-based nominee registrants such as CDS & Co., and non-objecting beneficial owners of NuVista Shares, together with their addresses and respective holdings of NuVista Shares, as applicable; and NuVista shall, and shall instruct the registrar and transfer agent for the NuVista Shares to, furnish Parent with such additional information, including updated or additional lists of NuVista Shareholders and other assistance, as Parent may reasonably request from time to time in furtherance of the solicitation of proxies in respect of the NuVista Meeting;

(l)

prior to the Effective Date, NuVista shall reasonably cooperate with Parent in making an application to the Stock Exchanges to list the Parent Shares forming a portion of the Consideration to be issued to NuVista Shareholders pursuant to the Arrangement; and

(m)

NuVista shall promptly inform Parent as soon as it is aware of the number of NuVista Shareholders for which NuVista receives notices of dissent or written objections to the Arrangement, whether or not such notices or objections are valid or in proper form, and provide Parent with copies of such notices and written objections on an as received basis and, subject to Applicable Laws, shall provide Parent with an opportunity to review and comment upon any written communications proposed to be sent by or on behalf of NuVista to any NuVista Shareholder exercising or purporting to exercise Dissent Rights in relation to the NuVista Transaction Resolution and reasonable consideration shall be given to any comments made by Parent and its legal counsel prior to sending any such written communications. NuVista shall not settle any claims with respect to Dissent Rights without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

3.6	Key Regulatory Approvals

(a)	In connection with the Key Regulatory Approvals:

(i)

(A)

within five (5) Business Days following the Agreement Date, Parent shall, with the assistance of and in consultation with NuVista, prepare and file with the Commissioner a request for an ARC or, in the alternative, a No Action Letter, in respect of the transactions contemplated by this Agreement and a waiver of the obligation to file notifications under Part IX of the Competition Act pursuant to Section 113(c) of the Competition Act; and

(B)

if the Competition Act Approval is not obtained within twenty (20) days of the submission of the request for an ARC or, in the event that the Commissioner will not issue an ARC or a waiver of the obligation to file notifications under Part IX of the Competition Act, upon written request by Parent or NuVista, each of Parent and NuVista shall, and shall cause their respective affiliates, if applicable, to file with the Commissioner a notification under Part IX of the Competition Act within ten (10) Business Days following receipt of such request;

(ii)	for the purposes of the Investment Canada Act:

(A)

within five (5) Business Days following the Agreement Date, Parent shall prepare and submit to the Director of Investments of the Investment Review Division of Innovation, Science and Economic Development Canada, an application for review of the transactions contemplated by this Agreement; and

(B)

as promptly as reasonably practicable after the submission of the application for review under the Investment Canada Act, Parent shall submit to the Director of Investments of the Investment Review Division of Innovation, Science and Economic Development Canada, Parent’s proposed written undertakings to the Minister of Innovation, Science and Industry which, notwithstanding anything else to the contrary in this Agreement, shall be of a nature such as are customarily required to secure Investment Canada Act Approval for a transaction of this nature.

(b)

Each Party shall, and shall cause its respective affiliates to, use its commercially reasonable efforts to obtain the Key Regulatory Approvals as soon as reasonably practicable, but in any event no later than three (3) Business Days prior to the Outside Date.

(c)

In connection with obtaining the Key Regulatory Approvals, if any objection by a Governmental Authority is asserted with respect to the transactions contemplated by this Agreement, or if any proceeding is instituted by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent shall, and shall cause its affiliates to, use their commercially reasonable efforts to defend against, resist and resolve, any such objection or proceeding so as to allow Closing to occur prior to the Outside Date.

(d)

In connection with obtaining the Key Regulatory Approvals, subject to Applicable Law, each Party shall, and shall cause its affiliates to: (i) cooperate with the Other Party and provide such information and assistance to the Other Party as the Other Party may reasonably request; (ii) respond as soon as practicable to any requests for information, documents, interviews or testimony (including in respect of any submissions or supplementary information requests) or requests for meetings by any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) permit the Other Party an advance opportunity to review and comment upon any proposed substantive written communications to any Governmental Authority in connection with the transactions contemplated by this Agreement, consider in good faith the comments of the Other Party, and provide the Other Party with final copies thereof; (iv) not participate in any substantive meetings or discussions (whether in person, by e-mail, by telephone or otherwise) with any Governmental Authority in connection with the transactions contemplated by this Agreement without giving the Other Party a reasonable opportunity to attend and participate thereat (except where the Governmental Authority expressly requests that a Party should not be present at the meeting or discussion or part or parts of the meeting or discussion); (v) keep the Other Party informed of the status of the Key Regulatory Approvals and promptly notify the Other Party of receipt of any substantive communications (oral or written) of any nature from a Governmental Authority in connection with the transactions contemplated by this Agreement and provide the Other Party with copies thereof; (vi) refrain from extending or consenting to any extension of any applicable waiting or review period or enter into any agreement or commitment with a Governmental Authority to delay or not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the Other Party (which consent shall not be unreasonably withheld); and (vii) not do anything that would reasonably be expected to prejudice the Key Regulatory Approvals from being obtained as soon as practicable or otherwise adversely affect or prevent the recipient of the Key Regulatory Approvals. The Parties will coordinate and cooperate in good faith in respect of any strategic decisions relating to the Key Regulatory Approvals; however, in the event of a disagreement between the Parties, Parent will have final authority and sole discretion with respect to the strategic decisions relating to the Key Regulatory Approvals, subject to Parent’s compliance with its obligations under this Section 3.6.

(e)

Notwithstanding any requirement in this Agreement, including this Section 3.6 and Section 7.6, or any other provision in this Agreement, where a Party is required to provide information to the Other Party that is competitively sensitive, the disclosing Party may restrict the provision of such competitively sensitive information only to the external legal counsel of the Other Party, provided that the disclosing Party also provides a redacted version of any such information to the Other Party.

(f)	Parent shall pay all filing fees payable to any Governmental Authority in respect of the Key Regulatory Approvals.

3.7	Financings and Financing Assistance

(a)

NuVista shall, and shall cause its subsidiaries to, use commercially reasonable efforts to provide such cooperation to Purchaser as Purchaser may reasonably request in connection with the Debt Financing and any arrangement by Purchaser to obtain any financing deemed reasonably necessary or advisable by Purchaser during the term of this Agreement (together with the Debt Financing, the “Financing”), and to take customary corporate and partnership actions reasonably requested by Purchaser to permit the consummation of the Financing (provided that (i) such request is made on reasonable notice and reasonably in advance of the Effective Date, (ii) such cooperation does not unreasonably interfere with the ongoing operations of NuVista and its subsidiaries; (iii) other than any customary authorization letters described below, NuVista shall not be required to execute or enter into, or cause any of its subsidiaries to execute or enter into, any binding commitment or agreement which becomes effective prior to the Effective Time or which is not conditional on the completion of the Arrangement and does not terminate without liability to NuVista or its subsidiaries upon the termination of this Agreement; (iv) neither the NuVista Board nor any of NuVista’s subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any financing or Contracts related thereto (or any alternative financing) that would take effect prior to, or are not otherwise contingent upon the occurrence of, the Effective Time (and no such directors that shall not be continuing directors shall be required to take such action); and (v) no employee, officer or director of NuVista or any of its subsidiaries shall be required to take any action which would result in such Person incurring any personal liability (as opposed to liability in his or her capacity as an officer) with respect to any matters related to the Debt Financing), including (and subject to the foregoing), as so requested:

(i)

subject to Applicable Laws, executing and delivering any definitive financing documents, and the removal of Encumbrances by arranging for customary payoff letters (including without limitation payoff letters required in connection with Section 3.5(c)), Encumbrance terminations and releases and acknowledgements of discharge, in each case as may be reasonably requested by Purchaser, provided that any obligations contained in such documents shall be effective no earlier than the Effective Time;

(ii)	cooperating reasonably with the proposed lenders’, arrangers’ or agents’ due diligence;

(iii)

subject to Section 7.6, promptly furnishing Purchaser and its proposed lenders, arrangers and agents, with reasonably required or customary information regarding NuVista, any of its subsidiaries or any combination of such Persons, as required in connection with any Financing, including by making appropriate personnel of NuVista and its subsidiaries available to Purchaser and Financing sources during normal business hours to answer reasonable questions and reasonably assist in Purchaser’s review of NuVista’s financial information and accounting records;

(iv)

assisting Purchaser and any of its Financing sources in their preparation of (A) appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials delivered or made available by or on behalf of Purchaser or an affiliate, including information memoranda, lender and investor presentations and other marketing documents for any Financing, (B) appropriate and customary materials delivered or made available by or on behalf of Purchaser or an affiliate for rating agency presentations, and (C) such financial information that Purchaser or any Financing source believes to be customary or reasonably necessary for the arrangement, syndication and completion of the Financing; provided that such assistance shall be limited to providing information and data derived from the NuVista’s and its subsidiaries’ reasonably available historical books and records;

(v)

to the extent applicable, using commercially reasonable efforts to cause the applicable auditors to provide customary authorization and representation letters and arranging for customary auditor consents and comfort letters;

(vi)	assisting Purchaser in its obtaining reasonable and customary corporate, bond and facility credit ratings in connection with the Financing; and

(vii)	assisting Purchaser in its preparation of the schedules to the definitive documentation for the Financing as may reasonably be requested in connection with the Financing.

(b)

Notwithstanding the foregoing, none of NuVista nor any of its subsidiaries will be required to: (i) pay or agree to pay any commitment, consent or other fee or incur any other cost, expense or liability in connection with any such Financing prior to the Effective Time; (ii) take any action or do anything that would contravene any Applicable Laws or be capable of impairing or preventing the satisfaction of any condition set forth in Article 6 hereof; or (iii) disclose any information that in the reasonable judgment of NuVista would violate any obligations of NuVista or any other Person with respect to confidentiality or which would constitute a waiver of solicitor-client privilege. For greater certainty, all non-public or otherwise confidential information regarding NuVista obtained by Purchaser or its representatives pursuant to the foregoing is information which is subject to the NuVista Confidentiality Agreement and will be treated in accordance with the NuVista Confidentiality Agreement. In addition, no such cooperation by NuVista pursuant to this Section 3.7 shall be considered to constitute a breach of the representations, warranties or covenants of NuVista hereunder.

(c)

Purchaser shall, promptly upon request by NuVista (and in any event following termination of this Agreement): (i) reimburse NuVista and its subsidiaries for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket legal fees) incurred by NuVista and its subsidiaries in connection with any of the actions requested by Purchaser and contemplated by this Section 3.7; and (ii) shall indemnify and hold harmless NuVista or its subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the cooperation of NuVista and its subsidiaries contemplated by this Section 3.7 or in connection with the Debt Financing, in each case, other than in connection with any information supplied by or on behalf of NuVista or any of its subsidiaries (or which relates to NuVista or any of its subsidiaries which is approved in writing by NuVista or any subsidiary (including by email)) or to the extent resulting from NuVista’s or any of its subsidiaries’ fraud, gross negligence or willful misconduct.

(d)

Notwithstanding anything to the contrary contained in this Agreement, (i) neither NuVista nor any member of the NuVista Group shall have any rights or claims against the Debt Financing Parties, or any of their respective affiliates or any of their or their respective affiliates’ directors, officers, employees, general or limited partners, shareholders, managers, members, trustees, agents, representatives, and the successors or assigns of any of the foregoing (collectively, the “Finance Related Parties”), in any way relating to, arising from or in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the financings contemplated thereby whether at Law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Party or other Finance Related Party shall have any obligation or liability (whether in contract, in tort or otherwise) to NuVista or any member of the NuVista Group, or their respective directors, officers, employees, agents, shareholders, partners, agents, representatives or the successors or assigns of any of the foregoing, in any way relating to, arising from or in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing or the performance of any agreement related thereto or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. This Section 3.7(d) is intended to benefit and may be enforced by the Debt Financing Parties and the other Finance Related Parties.

3.8	Parent Guarantee

Parent shall cause Purchaser to perform all of its obligations under this Agreement and hereby unconditionally and irrevocably guarantees the due and punctual performance by Purchaser of each and every obligation of Purchaser arising under this Agreement and the Arrangement, including, without limitation, the due and punctual payment and delivery of the Consideration pursuant to the Arrangement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Representations and Warranties of Parent and Purchaser

Parent and Purchaser, jointly and severally, hereby make to, and in favour of, NuVista the representations and warranties set out in Schedule “C” and acknowledge that NuVista is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

4.2	Investigation

Any investigation by NuVista and its advisors shall not mitigate, diminish or affect the representations and warranties of Parent and Purchaser pursuant to this Agreement.

4.3	Disclaimer

NuVista agrees and acknowledges that, except as set forth in this Agreement, neither Parent nor Purchaser make any representation or warranty, express or implied, at law or in equity, with respect to Parent, Purchaser, or their respective businesses, past, current or future financial condition or its assets, liabilities or operations, or their past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.4	Survival of Representations and Warranties

The representations and warranties of Parent and Purchaser contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NUVISTA

5.1	Representations and Warranties of NuVista

NuVista hereby makes to, and in favour of, Parent and Purchaser the representations and warranties set out in Schedule “D” and acknowledges that Parent and Purchaser are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

5.2	Investigation

Any investigation by Parent, Purchaser and their respective advisors shall not mitigate, diminish or affect the representations and warranties of NuVista pursuant to this Agreement.

5.3	Disclaimer

Parent and Purchaser agree and acknowledge that, except as set forth in this Agreement, NuVista makes no representation or warranty, express or implied, at law or in equity, with respect to NuVista, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

5.4	Survival of Representations and Warranties

The representations and warranties of NuVista contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 6

CONDITIONS PRECEDENT

6.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, are subject to the satisfaction, on or before the Effective Time, or such other time specified, of the following conditions:

(a)

the Interim Order shall have been granted on terms consistent with this Agreement, and such order shall not have been set aside or modified in a manner unacceptable to Parent or NuVista, each acting reasonably, on appeal or otherwise;

(b)	the NuVista Transaction Resolution shall have been approved by the NuVista Shareholders by the NuVista Required Approval at the NuVista Meeting in accordance with the Interim Order;

(c)

the Final Order shall have been granted in form and substance satisfactory to each of Parent and NuVista, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Parent or NuVista, acting reasonably, on appeal or otherwise;

(d)

the TSX shall have conditionally approved the issuance and the listing and posting for trading on the TSX of, and the NYSE shall have approved the listing on the NYSE of the Parent Shares forming a portion of the Consideration to be issued pursuant to the Arrangement subject in each case to official notice of issuance and customary conditions reasonably expected to be satisfied;

(e)	the Key Regulatory Approvals shall have been obtained, and the Key Regulatory Approvals shall be in full force and effect; and

(f)

no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement.

The conditions in this Section 6.1 are for the mutual benefit of the Parties and may be asserted by either Party regardless of the circumstances and may be waived by the mutual written consent of the Parties, in whole or in part, at any time and from time to time without prejudice to any other rights that the Parties may have, including the right of the Parties to rely on any other of such conditions.

6.2	Additional Conditions to Obligations of Parent and Purchaser

The respective obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)

NuVista shall have fulfilled and complied with in all material respects each of its covenants herein to be performed, fulfilled or complied with on or before the Effective Time, and NuVista shall have provided to Parent a certificate of two executive officers certifying compliance with such covenants dated the Effective Date;

(b)

(i)

the representations and warranties of NuVista in Sections (a) (Organization and Qualification), (b) (Authority Relative to this Agreement), (c) (Material Subsidiaries; Joint Ventures) and (d) (Ownership of NuVista Subsidiaries) of Schedule “D” shall be true and correct in all respects as of the Agreement Date and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date);

(ii)

the representations and warranties of NuVista in Section (v) (Capitalization) of Schedule “D” shall be true and correct in all respects (except for de minimis inaccuracies) as of the Agreement Date and shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions and events or circumstances permitted hereunder) as of the Effective Date as if made on and as of such date; and

(iii)

all other representations and warranties of NuVista set forth in this Agreement shall be true and correct as of the Agreement Date and shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NuVista, on a consolidated basis, or prevent or materially delay the completion of the transactions contemplated in this Agreement (and, for this purpose, any reference to “material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored), and NuVista shall have provided to Parent a certificate of two executive officers certifying such accuracy on the Effective Date;

(c)	between the Agreement Date and the Effective Time, there shall not have occurred a Material Adverse Change in respect of NuVista; and

(d)

holders of not greater than 5.0% of the outstanding NuVista Shares shall have validly exercised Dissent Rights in respect of the Arrangement that have not been withdrawn as of the Effective Date, provided that for greater certainty the foregoing percentage shall be exclusive of any NuVista Shares (if any) held by the NuVista Shareholder identified in the NuVista Disclosure Letter and its affiliates for which Dissent Rights have been validly exercised in respect of the Arrangement and not withdrawn as of the Effective Date.

The conditions in this Section 6.2 are for the exclusive benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances or may be waived by Parent and Purchaser in the sole discretion of Parent and Purchaser, in whole or in part, at any time and from time to time without prejudice to any other rights which Parent and Purchaser may have, including the right of Parent and Purchaser to rely on any other of such conditions.

6.3	Additional Conditions to Obligations of NuVista

The obligation of NuVista to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)

Parent and Purchaser shall have fulfilled and complied with in all material respects each of its covenants herein to be performed, fulfilled or complied with on or before the Effective Time, and Parent on its own behalf and on behalf of Purchaser, shall have provided to NuVista a certificate of two executive officers certifying compliance with such covenants dated the Effective Date;

(b)

(i)

the representations and warranties of Parent and Purchaser in Sections (a) (Organization and Qualification), and (b) (Authority Relative to this Agreement and the NuVista Support Agreements) and in respect of Parent (c) (Material Subsidiaries; Joint Ventures) and (d) (Ownership of Parent Subsidiaries) of Schedule “C” shall be true and correct in all respects as of the Agreement Date and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date);

(ii)

the representations and warranties of Parent in Section (v) (Capitalization) of Schedule “C” shall be true and correct in all respects (except for de minimis inaccuracies) as of the Agreement Date and shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions and events or circumstances permitted hereunder) as of the Effective Date as if made on and as of such date; and

(iii)

all other representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the Agreement Date and shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, on a consolidated basis, or prevent or materially delay the completion of the transactions contemplated in this Agreement (and, for this purpose, any reference to “material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored), and Parent on its own behalf and on behalf of Purchaser shall have provided to NuVista a certificate of two executive officers certifying such accuracy on the Effective Date;

(c)

Parent shall have deposited, or caused to be deposited, with the Depositary, sufficient funds and Parent Shares (or an irrevocable direction to the Depositary to issue Parent Shares in accordance with the Plan of Arrangement upon filing the Articles of Arrangement) to satisfy Parent’s obligations under Section 2.6; and

(d)	between the Agreement Date and the Effective Time, there shall not have occurred a Material Adverse Change in respect of Parent.

The conditions in this Section 6.3 are for the exclusive benefit of NuVista and may be asserted by NuVista regardless of the circumstances or may be waived by NuVista in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which NuVista may have, including the right of NuVista to rely on any other of such conditions.

6.4	Notice and Cure Provisions

(a)

Each Party shall give prompt notice to the Other Party of the occurrence, or failure to occur, at any time from the Agreement Date to the Effective Date, of any event or state of facts that would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the Agreement Date or at the Effective Date; or

(ii)	result in the failure to comply with or satisfy any covenant or condition to be complied with or satisfied by either Party hereunder prior to or at the Effective Date,

in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of NuVista’s representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of Parent’s and Purchaser’s representations, warranties and covenants, would not be capable of being satisfied at any time from the Agreement Date until the Effective Date. No such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

(b)

Neither NuVista, Parent nor Purchaser may elect to terminate this Agreement as provided for in Section 9.1(c) unless promptly, and in any event prior to the issuance of the Certificate: (i) the Party intending to rely thereon has delivered a written notice to the Other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or conditions precedent and shall provide in such notice that the Other Party shall be entitled to cure any breach of a covenant or representation and warranty or other matters within ten (10) days after receipt of such notice (except that no cure period shall be provided and this Section 6.4(b) shall not apply in the case of a breach that, by its nature, cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); and (ii) if the breaches of covenants, representations and warranties or other matters specified in such notice have not been cured by the date that is the earlier of the Outside Date and the date that is ten (10) days after receipt of such notice, such date shall be the termination date. More than one such notice may be delivered by a Party.

6.5	Merger of Conditions

The conditions set out in this Article 6 are conclusively deemed to have been satisfied, waived or released upon the issuance of a Certificate in respect of the Arrangement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Covenants Regarding Non-Solicitation

(a)

NuVista shall, and shall cause its subsidiaries and its and their officers, directors, employees, financial advisors, legal counsel, accountants and advisors (“Representatives”), as applicable, to: (i) immediately cease and cause to be terminated all existing solicitations, encouragements, discussions or negotiations (including through any of the Representatives of NuVista), if any, initiated before the Agreement Date with respect to any Person (other than the Parent) that has made, indicated any interest in making or may reasonably be expected to make, an Acquisition Proposal; (ii) as and from the Agreement Date until termination of this Agreement pursuant to Article 9, immediately discontinue providing access to and disclosure of any of its confidential information and not allow or establish further access to any of its confidential information, or any data room, virtual or otherwise, to any Person (other than Parent or its Representatives); (iii) pursuant to and in accordance with each applicable confidentiality agreement relating to an Acquisition Proposal, promptly request the return or destruction of all information provided to any third parties that have entered into a confidentiality agreement with NuVista and the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding NuVista or any of its subsidiaries, and shall use reasonable commercial efforts to cause such requests to be honoured; and (iv) enforce and not release, waive, terminate or otherwise forbear in the enforcement of, amend or modify, or enter into or participate in any discussions, negotiations or agreements to release, waive or otherwise forbear or amend or modify, any rights or other benefits under any confidentiality agreements to which NuVista or a NuVista Subsidiary is a party, including any “standstill provisions” and similar covenants thereunder. NuVista undertakes to use commercially reasonable efforts to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants or agreements that it has entered into with third parties prior to the Agreement Date.

(b)	NuVista shall not, directly or indirectly, do, nor authorize or permit any of its Representatives to do, any of the following:

(i)

solicit, assist, initiate, entertain or knowingly facilitate or encourage or take any action to solicit, assist, initiate, entertain or knowingly facilitate or encourage any Acquisition Proposal, or engage in any communication regarding the making of any proposal or offer that constitutes, or may reasonably be expected to constitute or lead to an Acquisition Proposal, including by way of furnishing information or access to properties, facilities or books and records;

(ii)

withdraw, amend, modify or qualify, or propose to withdraw, amend, modify or qualify, in any manner adverse to Parent, the NuVista Board Recommendation (or any related recommendation by any committee of the NuVista Board);

(iii)	make any public announcement or take any other action inconsistent with the NuVista Board Recommendation;

(iv)

enter into or otherwise engage or participate in any negotiations or any discussions regarding any inquiry, proposal or offer that constitutes or may constitute or may reasonably be expected to lead to an Acquisition Proposal, or furnish or provide access to any information with respect to NuVista’s securities, business, properties, operations or conditions (financial or otherwise) in connection with or in furtherance of an Acquisition Proposal, or otherwise cooperate in any way with, or assist or knowingly participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;

(v)

accept, recommend, approve, agree to, endorse or propose publicly to accept, recommend, approve, agree to or endorse an Acquisition Proposal, or, for a period in excess of five (5) Business Days, take no position or a neutral position with respect to a publicly announced or publicly proposed, Acquisition Proposal; or

(vi)

accept, approve, endorse or enter into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 7.1(b)(vii)) or publicly propose to accept, approve, endorse or enter into any agreement, understanding or arrangement (including any letter of intent or agreement in principle) in respect of or in any way related to any Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any Person, if NuVista completes the transactions contemplated hereby;

except that notwithstanding the provisions of clauses (ii) and (iii) of Section 7.1(a) or this Section 7.1(b), NuVista and its Representatives may:

(vii)

at any time prior to obtaining the approval of the NuVista Shareholders of the NuVista Transaction Resolution, enter into, or participate in, any discussions or negotiations with an arm’s length third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the Agreement Date, by NuVista or any of its Representatives) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill agreement and/or clean teams agreement (referred to herein as a “confidentiality and standstill agreement”) with terms at least as restrictive to such counterparty as the NuVista Confidentiality Agreement (on the condition that such confidentiality and standstill agreement shall provide for the disclosure thereof, along with the information provided thereunder, to Parent), may furnish to such third party information concerning NuVista and its business, affairs, properties and assets (on the condition that such third party is not furnished with greater access or information than Parent), in each case if and only to the extent that:

(A)

the third party has first made a written bona fide Acquisition Proposal, which did not result from a breach of this Section 7.1, and in respect of which the NuVista Board determines in good faith, after consultation with its legal counsel and one of its Financial Advisors or other professional financial advisors as reflected in the minutes of the NuVista Board, constitutes, or could reasonably be expected to constitute or lead to, a Superior Proposal;

(B)

prior to furnishing such information to or entering into or participating in any such negotiations or initiating any discussions with such third party, NuVista promptly provides written notice to Parent to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such Person or entity and provides to Parent a true and complete copy of the final executed confidentiality and standstill agreement entered into with such Person or entity in compliance with this Section 7.1(b)(vii) and the information required to be provided under Sections 7.1(c) and 7.1(d); and

(C)

NuVista and the NuVista Subsidiaries have been, and would be after entering into or participating in any such discussions or negotiations, in compliance with all of their obligations under this Section 7.1;

(viii)

comply with Division 3 of National Instrument 62-104 – Take-Over Bids and Issuer Bids and similar provisions under Applicable Canadian Securities Laws relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to the NuVista Shareholders; and

(ix)

at any time prior to obtaining the approval of the NuVista Shareholders of the NuVista Transaction Resolution withdraw the NuVista Board Recommendation (or any recommendation by any committee of the NuVista Board) and accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation: (A) the NuVista Board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 7.1(d) and after receiving the advice of its Financial Advisors or other professional financial advisors and legal counsel, as reflected in minutes of the NuVista Board, that such Superior Proposal is in the best interests of NuVista and the taking of such action is necessary for the NuVista Board to act in a manner consistent with its fiduciary duties under Applicable Law;

(B) NuVista complies with its obligations set out in Section 7.1(d); and (C) if NuVista is entering into an agreement to implement a Superior Proposal, NuVista terminates this Agreement in accordance with Section 9.1(e) and concurrently therewith pays the amount required by Section 7.2 or Section 7.3, as applicable.

(c)

If, after the Agreement Date, NuVista or any of its subsidiaries is in receipt of a bona fide Acquisition Proposal or any request (which request may be reasonably considered to be in furtherance of, or in relation to, an Acquisition Proposal) for non-public information relating to the NuVista Group or its properties, facilities, books or records, the NuVista Group shall promptly (and in any event within 24 hours of receipt by the NuVista Group) notify Parent (at first orally and then in writing) of any Acquisition Proposal (or any amendment thereto) or any amendments to the foregoing received by the NuVista Group. Such notice shall include a copy of any written Acquisition Proposal (and any amendment thereto) or any such request (which request may be reasonably considered to be in furtherance of, or in relation to, an Acquisition Proposal) for non-public information relating to the NuVista Group or its properties, facilities, books or records received by the NuVista Group or, if no written Acquisition Proposal has been received, a description of the material terms and conditions of, and the identity of the Person making any inquiry, proposal or offer or request (to the extent then known by the NuVista Group). The NuVista Group shall also provide such further and other details of the Acquisition Proposal, request or any amendment thereto as Parent may reasonably request (to the extent then known by the NuVista Group). The NuVista Group shall keep Parent fully and promptly informed of the status, including any change to material terms, of any Acquisition Proposal, request or any amendment thereto, shall respond promptly to all reasonable inquiries by Parent with respect thereto, and shall promptly provide to Parent copies of all substantive correspondence and other written material sent to or provided to the NuVista Group by any Person in connection with such inquiry, proposal, offer or request or sent or provided by the NuVista Group to any Person in connection with such inquiry, proposal, offer or request.

(d)

Following determination by the NuVista Board that an Acquisition Proposal constitutes a Superior Proposal, the NuVista Group shall give Parent, orally and in writing, at least five (5) Business Days advance notice of any decision by the NuVista Board to accept, recommend, approve or enter into an agreement (other than a confidentiality and standstill agreement) to implement a Superior Proposal, which notice shall:

(i)	confirm that the NuVista Board has determined that such Acquisition Proposal constitutes a Superior Proposal;

(ii)	identify the third party making the Superior Proposal;

(iii)

if NuVista is proposing to enter into an agreement to implement such Superior Proposal, confirm that the entering into of a definitive agreement to implement such Superior Proposal is not subject to any financing condition, due diligence condition or access condition; and

(iv)

if NuVista is proposing to enter into an agreement to implement such Superior Proposal, confirm that a definitive agreement to implement such Superior Proposal has been settled between NuVista and such third party in all material respects (including in respect of the value and financial terms and the value ascribed to any non-cash consideration offered under such Acquisition Proposal), and NuVista will concurrently provide a true and complete copy thereof, together with all supporting materials, including any financing documents supplied to the NuVista Group in connection therewith, and will thereafter promptly provide any amendments thereto, to Parent.

During the five (5) Business Day period commencing on the delivery of a complete copy of such notice containing all of the foregoing materials (such period, the “Matching Period”), NuVista agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not change, withdraw, withhold, amend, modify or qualify, or propose publicly to change, withdraw, withhold, amend, modify or qualify, the NuVista Board Recommendation. During the Matching Period, Parent shall have the opportunity (but not the obligation) to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal. In addition, during the Matching Period, or such longer period as NuVista may approve in writing for such purpose: (i) the NuVista Board shall review any offer made by Parent to amend this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) NuVista shall negotiate in good faith with Parent to make such amendments to the terms of this Agreement and the Arrangement as would enable NuVista to proceed with the Arrangement as amended rather than accepting, approving or entering into a contract to implement such Superior Proposal. If the NuVista Board determines that such Acquisition Proposal would cease to be a Superior Proposal: (x) NuVista shall promptly so advise Parent, and NuVista and Parent shall amend this Agreement to reflect such offer made by Parent, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing; and (y) the NuVista Board shall not accept, recommend, approve or enter into any agreement to implement such Acquisition Proposal and shall not release the party making the Acquisition Proposal from any standstill provisions and shall not change, withdraw, withhold, amend, modify or qualify, or propose publicly to change, withdraw, withhold, amend, modify or qualify, the NuVista Board Recommendation. NuVista acknowledges that each successive material modification of any Superior Proposal that results in an increase in the consideration (or the value thereof) to be received by NuVista Shareholders or other material terms or conditions shall constitute a new Superior Proposal for purposes of the requirement under this Section 7.1(d) to initiate a new Matching Period.

In the event that an Acquisition Proposal is made or announced on a date which is less than five (5) Business Days prior to the NuVista Meeting, NuVista shall be entitled to adjourn or postpone the NuVista Meeting and Parent shall be entitled to require NuVista to adjourn or postpone the NuVista Meeting, in each case to a date that is not more than ten (10) Business Days after the latest date then scheduled for the NuVista Meeting in accordance with this Agreement, in order to address such Acquisition Proposal and if the NuVista Board determines such Acquisition Proposal to be a Superior Proposal to observe and satisfy the Matching Period.

(e)

The NuVista Board shall promptly and in any event within 24 hours after the determination in clause (i) or (ii) below, reaffirm the NuVista Board Recommendation by news release after any Acquisition Proposal is publicly announced or made if the NuVista Board determines that: (i) such Acquisition Proposal does not constitute a Superior Proposal in accordance with this Section 7.1; or (ii) an amendment to the terms of this Agreement has been agreed that results in the Acquisition Proposal not being a Superior Proposal. NuVista shall provide Parent and its legal counsel with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by Parent and its legal counsel.

(f)

Parent agrees that all information that may be provided to it by NuVista with respect to any Superior Proposal pursuant to this Section 7.1 shall be treated as if it were “Confidential Information” as that term is defined in the NuVista Confidentiality Agreement, and such information shall not be disclosed or used except in accordance with the NuVista Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

(g)	NuVista shall ensure that its Representatives are aware of the provisions of this Section 7.1. NuVista shall be responsible for any breach of this Section 7.1 by its Representatives.

7.2	Parent Disposition of Rights

If at any time after the execution and delivery of this Agreement and prior to the termination of this Agreement:

(a)

(i) the NuVista Board (or any committee thereof): (A) fails to make the NuVista Board Recommendation as required hereunder; (B) changes, withdraws, withholds, amends, modifies or qualifies, or proposes publicly to change, withdraw, withhold, amend, modify or qualify, the NuVista Board Recommendation in a manner adverse to Parent and/or Purchaser (it being understood that the taking of a neutral position or no position with respect to a publicly announced or publicly proposed Acquisition Proposal beyond the earlier of a period of five (5) Business Days following such announcement or the date which is the Business Day prior to the date proxies in respect of the NuVista Meeting must be deposited shall be considered an adverse modification to such recommendation); (C) fails to reaffirm publicly the NuVista Board Recommendation in the manner and within the time period set out in Section 7.1(e) or within five (5) Business Days after having been requested to do so by Parent; or (D) resolves to do any of the foregoing, and (ii) this Agreement is terminated pursuant to Section 9.1(d);

(b)	NuVista breaches any of its obligations under Section 7.1 in any material respect and this Agreement is terminated pursuant to Section 9.1(d);

(c)

the NuVista Board (or any committee thereof): (i) accepts, recommends, approves, agrees to, endorses or enters into, or proposes publicly to accept, recommend, approve, agree to, endorse or enter into, an agreement, understanding or letter of intent to implement an Acquisition Proposal; or (ii) fails to recommend unequivocally against acceptance of an Acquisition Proposal, and this Agreement is terminated pursuant to Section 9.1(d);

(d)

this Agreement is terminated by NuVista or Parent pursuant to Section 9.1(b)(i) (Failure to Obtain NuVista Shareholder Approval) or 9.1(b)(iii) (Occurrence of Outside Date), and prior to such termination, an Acquisition Proposal, or an intention to make an Acquisition Proposal, for NuVista has been publicly announced, proposed, disclosed, offered or made by any Person (other than Parent or its affiliates) and, within twelve (12) months following the date of such termination:

(i)	the NuVista Board recommends any Acquisition Proposal which is subsequently consummated at any time thereafter (whether or not within such twelve (12) month period);

(ii)

NuVista enters into a binding definitive agreement (other than a confidentiality and standstill agreement permitted by and in accordance with Section 7.1(b)) in respect of any Acquisition Proposal which is subsequently consummated at any time thereafter (whether or not within such twelve (12) month period); or

(iii)	any Acquisition Proposal is consummated with NuVista; or

(e)

prior to approval of the NuVista Transaction Resolution, if NuVista enters into, or the NuVista Board authorizes NuVista to enter into, a definitive agreement (other than a confidentiality and standstill agreement) with respect to a Superior Proposal pursuant to Section 7.1(b)(ix), provided that NuVista has complied with its obligations set out in Section 7.1 and this Agreement is terminated pursuant to Section 9.1(e),

(each of the above, if not timely cured, if applicable, or waived by Parent, being (upon expiration of the applicable cure period) hereinafter referred to as a “Purchaser Disposition Event”), NuVista shall pay to Purchaser $130 million (the “Purchaser Termination Amount”), in consideration for the disposition of Purchaser’s rights under this Agreement, in immediately available funds, to an account designated by Purchaser, as follows:

(i)

if the Purchaser Termination Amount is payable pursuant to Section 7.2(a), Section 7.2(b) or Section 7.2(c), the Purchaser Termination Amount shall be payable within two (2) Business Days following the occurrence of such Purchaser Disposition Event;

(ii)	if the Purchaser Termination Amount is payable pursuant to Section 7.2(d), the Purchaser Termination Amount shall be payable upon the consummation of the Acquisition Proposal referred to therein; or

(iii)	if the Purchaser Termination Amount is payable pursuant to Section 7.2(e), the Purchaser Termination Amount shall be payable concurrently with the termination of this Agreement.

NuVista shall only be obligated to pay one Purchaser Termination Amount pursuant to this Section 7.2.

For the purposes of the foregoing Sections 7.1(d)(i), 7.1(d)(ii) and 7.1(d)(iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in paragraph (a) through (d) of the definition of “Acquisition Proposal” set forth in Section 1.1, except that references to “20% or more of any class of equity or voting securities of NuVista”

shall be deemed to be references to “50% or more” and “20% or more” in relation to NuVista’s assets, revenues or earnings on a consolidated basis shall instead be construed to refer to “50% or more”.

7.3	NuVista Disposition of Rights

If at any time after the execution and delivery of this Agreement and prior to the termination of this Agreement:

(a)

this Agreement is terminated by either Party pursuant to Section 9.1(c) (Mutual Conditions and Conditions Precedent) if the termination results solely as a result of the failure to satisfy the condition in Section 6.1(f) (Illegality) only insofar as such Order or Law is related to the Key Regulatory Approvals; or

(b)

this Agreement is terminated by either Party pursuant to Section 9.1(b)(iii) (Occurrence of Outside Date), if as of the time of termination, the only conditions set forth in Section 6.1 (Mutual Conditions Precedent), 6.2 (Additional Conditions to Obligations of Purchaser) and 6.3 (Additional Conditions to Obligations of NuVista) that have not been satisfied or waived by NuVista or Purchaser, as applicable are: (1) the condition in Section 6.1(e) related to the Key Regulatory Approvals; (2) the condition in Section 6.1(f) (Illegality) only insofar as such Order or Law is related to the Key Regulatory Approvals; and (3) the conditions that by their terms are to be satisfied at the Effective Time and that are capable of being satisfied,

(each of the above, if not timely cured, if applicable, or waived by NuVista, being (upon expiration of the applicable cure period) hereinafter referred to as a “NuVista Disposition Event”), Purchaser shall pay to NuVista $130 million (the “NuVista Termination Amount”), in consideration for the disposition of NuVista’s rights under this Agreement, in immediately available funds, to an account designated by NuVista, provided that if NuVista is in material breach of its obligations under this Agreement at the time of termination of this Agreement, such amount will not be payable. If a NuVista Termination Amount is payable pursuant to this Section 7.3, the NuVista Termination Amount shall be paid within three (3) Business Days following the NuVista Disposition Event. Purchaser shall only be obligated to pay one NuVista Termination Amount pursuant to this Section 7.3.

7.4	Quantum of Termination Amounts and Specific Performance

Each Party acknowledges that the payment of the amounts set out in Section 7.2 or Section 7.3 is a payment in consideration for the disposition of the Other Party’s rights under this Agreement and agrees that such amount represents a genuine pre-estimate of the damages that the applicable Party will suffer or incur as a result of the event giving rise to the disposition of rights under this Agreement and the resultant termination of this Agreement and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defence that any such amounts payable by it are excessive or punitive. For greater certainty, each Party agrees that receipt of an amount pursuant to Section 7.2 or Section 7.3 is the sole monetary remedy of such Party hereunder in such circumstances, except that this limitation shall not apply in the event of fraud, or wilful or intentional breach of this Agreement, by the Party that has made, or is required to make, a payment pursuant to Section 7.2 or Section 7.3, and, in such circumstances, the non-breaching Party may pursue an action against the breaching Party for damages. Nothing in Section 7.2, Section 7.3 or this Section 7.4 shall, in circumstances where the Purchaser Termination Amount or the NuVista Termination Amount, as applicable, is not payable, otherwise preclude the applicable Party from pursuing an action against the Other Party for damages for a breach under this Agreement or from seeking and obtaining injunctive relief to restrain any breach or threatened breach of the covenants or agreements of the Other Party set out in this Agreement or the Confidentiality Agreements or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.5	Fees and Expenses

Except as expressly set out in this Agreement, each Party covenants and agrees to bear its own fees, costs and expenses in connection with the transactions contemplated by this Agreement and the Arrangement.

7.6	Access to Information; Confidentiality

(a)

From and after the Agreement Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws (including antitrust and competition Laws) and the terms of any existing Contracts (including the Confidentiality Agreements), NuVista shall, and shall cause each other member of the NuVista Group and its and their respective Representatives to, provide Parent and its Representatives such access as Parent may reasonably require at all reasonable times, at Parent’s sole cost and expense and only during normal business hours, including for the purpose of facilitating integration business planning, to their premises (including field offices and sites), books, Contracts, Returns, records, Information Technology, properties, assets, officers, employees, agents and management personnel, and shall furnish promptly to Parent all data and information as Parent may reasonably request in order to permit Parent to be in a position to expeditiously and efficiently integrate the business and operations of Parent and NuVista after the Effective Date; provided that no investigations made by or on behalf of Parent, whether under this Section 7.6 or otherwise, shall waive, diminish the scope of, or otherwise affect, or be deemed to modify, any representation or warranty made by NuVista herein. Without limiting the foregoing and subject to compliance with Applicable Law and the terms of any existing Contracts (including the Confidentiality Agreements): (i) Parent and its Representatives shall, upon reasonable prior notice, have the right to conduct inspections of the properties of each member of the NuVista Group; (ii) NuVista shall, upon Parent’s request, facilitate discussions between Parent and any third party from whom consent may be required; and (iii) NuVista and Parent shall form a committee consisting of appropriate senior officers and other representatives that shall meet on a regular basis for the purpose of integration business planning, with mechanisms in place to ensure that all pre-closing activities of NuVista and Parent continue to be conducted independently and in compliance with Applicable Laws.

(b)

NuVista shall provide information and reasonable assistance to Parent in implementing a communications plan of Parent in respect of the NuVista Employees. Parent shall consult with and consider the reasonable comments of NuVista in connection with the implementation of such plan.

(c)

Nothing in this Section 7.6 shall require a Party to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or information that, in the opinion of the Party, acting reasonably, is competitively sensitive (provided that the Parties acknowledge and agree that external counsel to the Parties may have access to such information on a privileged and confidential basis in connection with obtaining regulatory approvals required in connection with the Arrangement, including the Key Regulatory Approvals) or may result in jeopardizing a Party’s legal privilege in respect of such information.

(d)

The Parties acknowledge and agree that all information provided by a Party (or any of its Representatives) pursuant to this Section 7.6 shall be considered to be “Confidential Information” for purposes of the Confidentiality Agreements and shall be subject to the Confidentiality Agreements.

7.7	Insurance and Indemnification

(a)

Parent and NuVista agree that all rights to indemnification, expense reimbursement or exculpation now existing in favour of present and former officers and directors of NuVista shall survive completion of the Arrangement and, after the Effective Time, NuVista and any successor to NuVista will not take any action to terminate or adversely affect, and will fulfill its obligations pursuant to, expense advancement and exculpation arrangements and indemnities provided or available to or in favour of past and present officers and directors of NuVista pursuant to the provisions of the articles, by-laws or other constating documents of NuVista, applicable corporate legislation and any written indemnity agreements (and each of them), which have been entered into between NuVista and its past or current officers or directors effective on or prior to the Agreement Date.

(b)

Prior to the Effective Time, NuVista shall purchase run off directors’ and officers’ liability insurance for the benefit of its officers and directors having a coverage period of up to six (6) years from the Effective Time.

(c)

In the event that Purchaser or any of its successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or all or substantially all of its properties and assets, as the case may be, assumes the obligations set forth in this Section 7.7.

7.8	Financial Advisors

As at the Agreement Date, Parent and NuVista represent and warrant to each other that, except for Morgan Stanley and J.P. Morgan in the case of Parent, and Peters & Co., RBC Capital Markets and CIBC Capital Markets in the case of NuVista, no financial advisor, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement. Each Party has provided to the Other Party a correct and complete copy of all agreements relating to the arrangements between it and its financial advisors as are in existence at the Agreement Date and agrees: (a) not to amend the terms of any such agreements relating to the payment of fees and expenses or indemnification without the prior written approval of the Other Party; and (b) not to disclose the terms of the agreements between the Other Party and its financial advisors to such Party’s financial advisors. To the extent that such an agreement between a Party and its financial advisor does not exist at the Agreement Date, such Party shall disclose to the Other Party in writing the aggregate amount payable to such financial advisor in connection with the Arrangement.

7.9	Privacy Issues

(a)

For the purposes of this Section 7.9, “Transferred Information” means any Personal Information to be disclosed or conveyed to one Party or any of its representatives or agents (for purposes of this Section 7.9, the “Recipient”) by or on behalf of the Other Party (for purposes of this Section 7.9, the “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Recipient on or prior to the Agreement Date.

(b)

Each Disclosing Party acknowledges and confirms that any Transferred Information which it discloses to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated in this Agreement, and if the determination is made to proceed with such transactions contemplated, to complete them.

(c)

Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of the purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and, where applicable, any additional purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such collection, use or disclosure.

(d)	In addition to its other obligations hereunder, each of the Parties covenants and agrees to, and shall use reasonable commercial efforts to cause its Recipients to:

(i)	prior to the completion of the transactions contemplated herein:

(A)

use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated hereby, including for the purpose of determining whether to complete such transactions;

(B)

protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(C)	if the transactions contemplated hereby do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time;

(ii)	after the completion of the transactions contemplated herein:

(A)	use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless:

(I)

the Disclosing Party or the Recipient has first notified the individual about whom the Transferred Information related of any additional purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose; or

(II)	such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual;

(B)

protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(C)	give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates; and

(iii)

notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to the Recipient requires the consent of, or the provision of notice to, the individual about whom the Transferred Information relates, the Disclosing Party shall not disclose or transfer such Transferred Information until it has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Applicable Law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

(e)

Where required by Applicable Law, each of the Parties agrees to promptly notify the individuals about whom the Transferred Information relates that the transactions contemplated herein have taken place and that their Transferred Information has been disclosed in connection herewith.

ARTICLE 8

AMENDMENT

8.1	Amendment

Subject to the Interim Order, the Final Order and Applicable Laws, this Agreement (other than the Plan of Arrangement, which may only be amended in accordance with Article 6 thereof) may, at any time and from time to time before or after the holding of the NuVista Meeting, but prior to the Effective Time, be amended by written agreement of the Parties without further notice to, or authorization from, the NuVista Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of Parent, Purchaser or NuVista hereunder;

(b)	waive any inaccuracies in, or modify, any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with, or modify, any of the covenants contained herein and waive or modify performance of any of the obligations of Parent, Purchaser or NuVista hereunder; or

(d)	waive satisfaction of, or modify, any of the conditions precedent set out herein,

on the condition that no such amendment reduces or modifies or otherwise changes the substance or form of the consideration to be received under the Arrangement by the NuVista Shareholders without approval by the NuVista Shareholders given in the same manner as required for the approval of the NuVista Transaction Resolution.

ARTICLE 9

TERMINATION

9.1	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written agreement of the Parties;

(b)	by either Party if:

(i)	the NuVista Shareholders fail to approve the NuVista Transaction Resolution by the NuVista Required Approval at the NuVista Meeting in accordance with the Interim Order;

(ii)

a change in Law is enacted, made, enforced or amended that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Parties from completing the Arrangement, and such Law has, if applicable, become final and non-appealable, on the condition that: (A) the Party seeking to terminate this Agreement has used its reasonable commercial efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; and (B) the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)

the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party whose failure to fulfill any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(c)

if any of the conditions set forth in Sections 6.1 (other than Section 6.1(b)) or 6.2 in the case of Parent and Purchaser, or in Sections 6.1 (other than Section 6.1(b)) or 6.3, in the case of NuVista, has not been satisfied or waived by the Outside Date or such condition is incapable of being satisfied by the Outside Date; provided that the Party seeking termination is in compliance with its obligations as provided in Section 6.4(b), if applicable, and on the condition that the failure to satisfy the particular condition precedent being relied upon as a basis for termination of this Agreement did not occur as a result of a breach by the Party seeking to rely on the condition precedent of any of its covenants or obligations under the Agreement;

(d)	by Parent upon the occurrence of a Purchaser Disposition Event, as provided in Section 7.2(a), 7.2(b) or 7.2(c); or

(e)	by NuVista, upon the occurrence of a Purchaser Disposition Event as provided in Section 7.2(e).

9.2	Notice and Effect of Termination

(a)

The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(c) in circumstances in which Section 6.4(b) is applicable and has been complied with) shall give written notice of such termination to the Other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(b)

If this Agreement is terminated in the circumstances set out in Section 9.1, this Agreement shall forthwith become void and neither Party shall have any liability or further obligation to the Other Party hereunder, except with respect to the obligations set forth in this Section 9.2, Sections 1.11, 3.3(h), 3.3(i), 3.7(c), 7.2, 7.3, 7.4, 7.5 and 7.9, Article 10 and Article 11, where applicable, which shall survive any termination hereof. Nothing contained in this Section 9.2 shall relieve either Party from liability for any fraud, or wilful or intentional breach of any provision of this Agreement prior to the termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreements, except to the extent specified therein.

9.3	Waiver

Either NuVista or Parent may: (a) extend the time for the performance of any of the obligations or other acts of the Other Party; (b) waive compliance with any of the Other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein; and (c) waive inaccuracies in any of the Other Party’s representations or warranties contained herein or in any document delivered by the Other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and such waiver shall apply only to the specific matters identified in such instrument. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Agreement.

ARTICLE 10

NOTICES

10.1	Notices

Any notice that is required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be delivered personally (including by courier) or sent by email to the Party to whom it is addressed, as follows:

(a)	if to Parent and/or Purchaser, addressed to it at:

Ovintiv Inc.

Suite 1700 – 370 17th Street

Denver, Colorado, 80202

Attention:    [name and position redacted]

Email:     [email address redacted]

with copies to:

Blake, Cassels & Graydon LLP

Suite 3500, 855 2 Street S.W.

Calgary, Alberta T2P 4J8

Attention:    Jeff Bakker and Michael Barrett

Email:      jeff.bakker@blakes.com and michael.barrett@blakes.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:    Scott Barshay and Laura Turano

Email:      sbarshay@paulweiss.com and lturano@paulweiss.com

(b)	if to NuVista, addressed to it at:

NuVista Energy Ltd.

2500, 525 8th Avenue SW

Calgary, Alberta, T2P 1G1

Attention:    [name and position redacted]

Email:     [email address redacted]

with a copy to:

Burnet, Duckworth & Palmer LLP

2400, 525 – 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:   Grant Zawalsky and Bronwyn Inkster

Email:     gaz@bdplaw.com and bmi@bdplaw.com

or to such other address as a Party may, from time to time, advise to the Other Party by notice in writing. The date or time of receipt of any such notice shall be deemed to be the date of delivery or the time such email is received.

ARTICLE 11

GENERAL

11.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

11.2	Assignment and Enurement

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the Other Party.

11.3	Disclosure

The Parties agree that each Party may issue a separate press release with respect to this Agreement as soon as practicable after its due execution, provided that each Party shall promptly provide to the Other Party, for review by the Other Party and its legal counsel, and receive the prior consent, not to be unreasonably withheld, conditioned or delayed of the Other Party prior to issuing such press release. Thereafter each Party shall promptly provide to the Other Party, for review by the Other Party and its legal counsel, and receive the prior consent, not to be unreasonably withheld, conditioned or delayed, of the Other Party prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written statement or other public disclosure document with respect to this Agreement or the Arrangement, and the Other Party agrees to keep such information confidential until it is filed as part of such Party’s public disclosure record on SEDAR+ and EDGAR, as applicable. Notwithstanding the foregoing, if either Party is required by Applicable Laws, or the rules of any stock exchange on which any of its securities may be listed, to make any disclosure relating to this Agreement or the transactions contemplated by this Agreement, such disclosure may be made, but that Party shall use reasonable commercial efforts to consult with the Other Party as to the nature and wording of such disclosure prior to it being made.

11.4	Severability

If any one or more of the provisions (or any part thereof) of this Agreement is determined to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions (or part or parts thereof) shall be, and shall be conclusively deemed to be, as to such jurisdiction, severable from the balance of this Agreement and:

(a)	the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the provisions (or parts thereof) so severed; and

(b)

the invalidity, illegality or unenforceability of any provision (or part thereof) of this Agreement in any jurisdiction shall not affect or impair such provision (or part thereof) or any other provisions of this Agreement in any other jurisdiction.

Upon any determination that any term or other provision in this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

11.5	Further Assurances

Each Party shall from time to time and at all times hereafter at the request of the Other Party, but without further consideration, do and perform all such further acts, matters and things and execute and deliver all such further documents, deeds, assignments, agreements, notices and writings and give such further assurances as shall be reasonably required for the purpose of giving effect to this Agreement.

11.6	Time of Essence

Time is of the essence in this Agreement.

11.7	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein and the Parties irrevocably attorn to the jurisdiction of the courts of the Province of Alberta in respect of all disputes arising under or in relation to this Agreement.

11.8	Specific Performance

Each Party agrees that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by the Other Party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided for in Section 7.4, each Party shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement or either of the Confidentiality Agreements or to otherwise obtain specific performance of any such provisions, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

11.9	Third Party Beneficiaries

(a)

The provisions of Sections 3.3(h), 3.3(i) and 7.7 are: (i) intended for the benefit of the Persons referenced therein as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives and Parent and NuVista, as applicable, shall hold the rights and benefits of Section 7.7 in trust for and on behalf of such Persons and Parent and NuVista hereby accept such trust and agree to hold the benefit of and enforce performance of such covenants on behalf of such Persons; and (ii) in addition to, and not in substitution for, any other rights that such Persons may have by Contract or otherwise.

(b)

The provisions of Sections 2.7 and 2.8 are (i) intended for the benefit of the directors of NuVista and all NuVista Employees and Independent Contractors immediately after the consummation of the Arrangement and their respective heirs, executors, administrators, personal representatives and other legal representatives and NuVista shall hold the rights and benefits of Sections 2.7 and 2.8 in trust for and on behalf of such Persons and NuVista hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of such Persons and shall be enforceable by such Persons; and (ii) in addition to, and not in substitution for any other rights that such Person may have by Contract or otherwise.

(c)	Except as provided in this Section 11.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.10	Counterparts

This Agreement may be executed in counterparts and by portable document format (PDF) or other electronic means, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

The remainder of this page is intentionally left blank; signature page follows.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

OVINTIV INC.

By:	/s/ Brendan McCracken
Name: Brendan McCracken Title: President & Chief Executive Officer

OVINTIV CANADA ULC

/s/ Corey D. Code
Name: Corey D. Code Title: President

NUVISTA ENERGY LTD.

By:	/s/ Mike Lawford
Name: Mike Lawford Title: President and Chief Executive Officer

Signature Page – Arrangement Agreement

SCHEDULE “A”

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used in this Plan of Arrangement, unless there is something in the context or subject matter inconsistent therewith, the following defined words and terms have the indicated meanings and grammatical variations of such words and terms have corresponding meanings:

“ABCA” means the Business Corporations Act, RSA 2000, c B-9;

“affiliate” means any Person that is affiliated with another Person in accordance with the meaning of the Securities Act;

“Aggregate Cash Elected” means the aggregate amount of cash that would be payable to holders of NuVista Shares based on (i) the elections to receive the Cash Consideration made pursuant to Section 3.1(b)(i); and (ii) the elections or deemed elections to receive the Combined Consideration made pursuant to Sections 3.1(b)(iii) and 3.1(d)(ii) before giving effect to the proration provision of Section 3.1(c);

“Aggregate Consideration” means $3,137,154,858 plus the product of: (i) the number of NuVista Shares issued pursuant to the exercise or settlement of Share Settled NuVista Incentives between the Agreement Date and the Effective Time; and (ii) the Cash Offer Price;

“Aggregate Shares Elected” means the aggregate number of Parent Shares that would be issuable to holders of NuVista Shares based on (i) the elections to receive the Share Consideration made pursuant to Section 3.1(b)(ii); and (ii) the elections or deemed elections to receive the Combined Consideration made pursuant to Sections 3.1(b)(iii) and 3.1(d)(ii) before giving effect to the proration provision of Section 3.1(c);

“Agreement Date” means the date of the execution of the Arrangement Agreement;

“Applicable Canadian Securities Laws” means, collectively, the Securities Act or similar statutes of each of the provinces and territories of Canada and the respective rules and regulations under such Laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the provinces and territories of Canada and all rules, by-laws and regulations governing the TSX;

“Applicable Laws” means, in any context that refers to one or more Persons or its or their respective businesses, activities, properties, assets, undertakings or securities, the Laws that apply to such Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and, for greater certainty, includes Applicable Canadian Securities Laws and Applicable U.S. Securities Laws;

“Applicable U.S. Securities Laws” means, collectively, federal and state securities legislation of the United States (including the U.S. Securities Act and the U.S. Exchange Act), and all rules, regulations and bylaws governing the New York Stock Exchange;

“Arrangement” means the arrangement pursuant to Section 193 of the ABCA, on the terms set out in this Plan of Arrangement, as supplemented, modified or amended in accordance with this Plan of Arrangement or made at the direction of the Court in the Final Order, provided that such supplement, modification or amendment is acceptable to the Parties, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated November 4, 2025 between Parent, Purchaser and NuVista with respect to the Arrangement (including the Schedules thereto), as supplemented, modified or amended;

“Articles of Arrangement” means the articles of arrangement in respect of this Plan of Arrangement required under Section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement have been satisfied or waived, to give effect to the Arrangement;

“Business Day” means, with respect to any action to be taken, any day other than a Saturday, Sunday or a statutory holiday in the Province of Alberta;

“Cash Consideration” means the consideration in the form of cash to be paid on the election of a NuVista Shareholder pursuant to Sections 3.1(b)(i) or 3.1(b)(iii);

“Cash Electing Shareholder” means a NuVista Shareholder who has elected to receive Cash Consideration only pursuant to the Arrangement, and on such NuVista Shareholder’s Letter of Transmittal and Election Form;

“Cash Maximum” means $1,568,577,429,

A.

plus an amount equal to 0.50 multiplied by the product of: (i) the number of NuVista Shares issued pursuant to the exercise or settlement of Share Settled NuVista Incentives between the Agreement Date and the Effective Time; and (ii) the Cash Offer Price; and

B.

less an amount equal to 0.50 multiplied by the product of: (i) the number of NuVista Shares, if any, in respect of which Dissent Rights are validly exercised and which exercise remains valid immediately prior to the Effective Time; and (ii) the Cash Offer Price;

“Cash Offer Price” means $18.00;

“Certificate” means the certificate or other proof of filing to be issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement;

“Circular” means the management information circular of NuVista to be sent by NuVista to the NuVista Shareholders (and any other Persons required by the Interim Order) in connection with the NuVista Meeting, together with any amendments thereto or supplements thereof;

“Combination Electing Shareholder” means a NuVista Shareholder who has elected or is deemed to have elected to receive a combination of Cash Consideration and Share Consideration pursuant to the Arrangement;

“Combined Consideration” means the consideration in the form of Cash Consideration and Share Consideration to be received on the election or deemed election of a NuVista Shareholder pursuant to the Arrangement;

“Consideration” means the consideration payable pursuant to this Plan of Arrangement to a Person who is a NuVista Shareholder (other than Purchaser);

“Court” means the Court of King’s Bench of Alberta;

“Depositary” means the Person appointed by the Parties in connection with the Arrangement for the purpose of receiving deposits of certificates formerly representing NuVista Shares and paying the Consideration;

“Dissent Rights” means the rights of dissent granted in favour of registered NuVista Shareholders in accordance with Article 4 of this Plan of Arrangement and the Interim Order;

“Dissenting Shareholder” means any registered NuVista Shareholder who has duly and validly exercised its Dissent Rights with respect to the NuVista Transaction Resolution pursuant to Article 4 and the Interim Order, and has not withdrawn or has not been deemed to have withdrawn, such exercise of Dissent Rights prior to the Effective Time;

“DRS Advice” means a direct registration system (DRS) advice;

“Effective Date” means the date the Arrangement becomes effective in accordance with the ABCA;

“Effective Time” means the time on the Effective Date at which the Articles of Arrangement are filed in accordance with Section 193(4.1) of the ABCA;

“Election Deadline” means 4:30 p.m. (Calgary time) on the second Business Day immediately prior to the date of the NuVista Meeting or, if the NuVista Meeting is adjourned, the adjourned meeting or such other date prior to the Effective Date as the Parties may agree to;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Exchange Ratio” means 0.344;

“Final Order” means the order of the Court approving the Arrangement pursuant to Section 193(4) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both NuVista and Parent, each acting reasonably;

“Governmental Authority” means any: (i) domestic or foreign, multinational, national, federal, territorial, provincial, state, regional, municipal or local government or governmental, regulatory, legislative, executive or administrative authority, department, court, commission, board or tribunal, arbitral body, bureau, ministry, agency, regulator, legislature or instrumentality or official, including any political subdivision thereof; (ii) quasi-governmental or private body exercising regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iii) any stock exchange;

“Interim Order” means the interim order of the Court concerning the Arrangement under Section 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the NuVista Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both NuVista and Parent, each acting reasonably;

“Laws” means all laws (including, for greater certainty, common law), statutes, regulations, by-laws, rules, Orders, ordinances, protocols, codes, guidelines, notices and directions (in each case having the force of law) enacted, promulgated, enforced, issued or entered by a Governmental Authority (including all Applicable Canadian Securities Laws and all Applicable U.S. Securities Laws) and the terms and conditions of any grant of approval, permission, judgment, decision, ruling, award, authority or license of any Governmental Authority or self-regulatory authority;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be used by registered NuVista Shareholders to surrender their certificate(s) or DRS Advice(s) (as applicable) which, immediately prior to the Effective Time, represented outstanding NuVista Shares to the Depositary and pursuant to which they are required to elect to receive Cash Consideration, Share Consideration or Combined Consideration in respect of their NuVista Shares and provide instructions regarding the delivery of certificates or DRS Advices representing Parent Shares, if applicable;

“NuVista” means NuVista Energy Ltd., a corporation existing under the ABCA;

“NuVista Meeting” means the special meeting of NuVista Shareholders to be called and held in accordance with the Arrangement Agreement and the Interim Order to permit the NuVista Shareholders to consider the NuVista Transaction Resolution and related matters, and any adjournment(s) or postponement(s) thereof;

“NuVista Option Plan” means the amended and restated stock option plan effective as of May 7, 2024;

“NuVista Options” means the stock options issued pursuant to the NuVista Option Plan;

“NuVista PSAs” means the performance share awards issued pursuant to the NuVista Share Award Plan;

“NuVista RSAs” means the restricted share awards issued pursuant to the NuVista Share Award Plan;

“NuVista Share Award Plan” means NuVista’s share award incentive plan dated March 7, 2023;

“NuVista Shareholders” means the holders of NuVista Shares;

“NuVista Shares” means the common shares of NuVista;

“NuVista Transaction Resolution” means the special resolution in respect of the Arrangement to be considered and voted on by the NuVista Shareholders at the NuVista Meeting, substantially in the form included in Schedule “B” attached to the Arrangement Agreement, including any amendments or variations made thereto in accordance with the Arrangement Agreement or at the direction of the Court in the Interim Order, provided any amendments made at the discretion of the Court in the Interim Order are acceptable to NuVista and Parent, each acting reasonably;

“Parent” means Ovintiv Inc., a corporation existing under the laws of the State of Delaware;

“Parent Share” means a share of the common stock in the capital of Parent;

“Parties” means Parent and Purchaser as one “Party” and/or NuVista, as the case may be;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, as supplemented, modified or amended from time to time in accordance with the terms of the Arrangement Agreement and the terms hereof or at the direction of the Court in the Final Order provided that such amendment or supplement is acceptable to the Parties, each acting reasonably;

“Purchaser” means Ovintiv Canada ULC, a corporation existing under the laws of the Province of British Columbia;

“Registrar” means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

“Securities Act” means the Securities Act, RSA 2000, c S-4;

“Share Consideration” means the consideration in the form of Parent Shares to be issued on the election or deemed election of a NuVista Shareholder pursuant to Sections 3.1(b)(ii) or 3.1(b)(iii);

“Share Electing Shareholder” means a NuVista Shareholder who has elected to receive the Share Consideration only pursuant to the Arrangement, and on such NuVista Shareholder’s Letter of Transmittal and Election Form;

“Share Maximum” means 29,977,258 Parent Shares,

A.

plus an amount resulting from multiplying 0.50 by the product of: (i) the number of NuVista Shares issued pursuant to the exercise or settlement of Share Settled NuVista Incentives between the Agreement Date and the Effective Time; and (ii) the Exchange Ratio; and

B.

less an amount resulting from multiplying 0.50 by the product of: (i) the number of NuVista Shares, if any, in respect of which Dissent Rights are validly exercised and which exercise remains valid immediately prior to the Effective Time; and (ii) the Exchange Ratio, subject to Sections 3.3 and 3.4;

“Share Settled NuVista Incentives” means, collectively, the NuVista PSAs, the NuVista RSAs and the NuVista Options;

“Tax Act” means the Income Tax Act, RSC 1985, c 1 (5th Supp);

“Total NuVista Shares” means the total number of issued and outstanding NuVista Shares as at the Effective Time other than NuVista Shares held by Dissenting Shareholders and Purchaser and its affiliates;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933; and

“Withholding Taxes” has the meaning ascribed thereto under Section 5.4 of this Plan of Arrangement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles and sections is for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

Words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including (or includes) without limitation”.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be taken on the next succeeding day that is a Business Day.

1.5	Currency

Unless otherwise indicated, all sums of money referred to in this Plan of Arrangement are expressed in lawful money of Canada.

1.6	References to Legislation

References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

ARTICLE 2

THE ARRANGEMENT AGREEMENT

2.1	Plan Pursuant to the Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, shall become effective at, and be binding as and from, the Effective Time, on: (a) NuVista; (b) Parent; (c) Purchaser; (d) all registered and beneficial holders of NuVista Shares, including Dissenting Shareholders; (e) the Depositary; and (f) all other Persons, without any further act or formality required on the part of any Person except as expressly provided herein.

2.3	Filing of the Articles of Arrangement

The Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective in the sequence provided herein. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 have become effective in the sequence and at the times set out therein. If no Certificate is required to be issued by the Registrar pursuant to Section 193(11) of the ABCA, the Arrangement shall become effective at the Effective Time on the date the Articles of Arrangement are sent to the Registrar pursuant to Section 193(4.1) of the ABCA.

ARTICLE 3

PLAN OF ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, each of the steps, events or transactions set out in this Section 3.1 shall, except for steps, events or transactions deemed to occur concurrently with other steps, events or transactions as set out below, occur and shall be deemed to occur consecutively in two minute intervals in the following order (or in such other manner, order or times as the parties to the Arrangement Agreement may agree in writing) without any further act or formality, except as otherwise provided herein:

Dissenting Shareholders

(a)

the NuVista Shares held by Dissenting Shareholders immediately before to the Effective Time shall be, and shall be deemed to be, transferred to, and acquired by, Purchaser (free and clear of any Encumbrances) without any further act or formality, and:

(i)

such Dissenting Shareholders shall cease to be the holders of the NuVista Shares so transferred and to have any rights as NuVista Shareholders other than the right to be paid fair value for such NuVista Shares as set out in Section 4.1;

(ii)	such Dissenting Shareholders’ names shall be removed from the register of holders of NuVista Shares maintained by or on behalf of NuVista as it relates to the NuVista Shares so transferred; and

(iii)

Purchaser shall be deemed to be the transferee (free and clear of all Encumbrances) of the NuVista Shares so transferred and shall, in respect of such NuVista Shares, be added to the register of holders of NuVista Shares maintained by or on behalf of NuVista;

Acquisition of NuVista Shares by Purchaser

(b)

each issued and outstanding NuVista Share (other than those transferred to Purchaser pursuant to Section 3.1(a) and those NuVista Shares held by Purchaser and its affiliates immediately before the Effective Time) shall be, and shall be deemed to be, transferred to, and acquired by, Purchaser (free and clear of any Encumbrances) without any further act or formality, and each NuVista Shareholder whose NuVista Shares are so transferred to Purchaser shall be entitled to receive (and, for greater certainty, Parent, Purchaser or the Depositary shall be entitled to withhold or deduct any amounts in accordance with Section 5.4):

(i)

subject to Section 3.1(c), in the case of each Cash Electing Shareholder, an amount of cash, rounded to the nearest whole cent, equal to the amount obtained by multiplying the Aggregate Consideration by a fraction, rounded to the nearest ten decimal places, the numerator of which is the number of NuVista Shares held by such Cash Electing Shareholder and the denominator of which is the Total NuVista Shares;

(ii)

subject to Section 3.1(c), in the case of each Share Electing Shareholder, that number of Parent Shares, equal to the amount obtained by multiplying the Aggregate Consideration by a fraction, rounded to the nearest ten decimal places, the numerator of which is the number of NuVista Shares held by such Share Electing Shareholder and the denominator of which is the Total NuVista Shares and then dividing such amount by the quotient obtained by dividing (x) Cash Offer Price by (y) Exchange Ratio; and

(iii)

subject to Section 3.1(c), in the case of each Combination Electing Shareholder: (A) for each NuVista Share for which such Combination Electing Shareholder is electing cash, an amount of cash, rounded to the nearest whole cent, equal to the amount obtained by multiplying the Aggregate Consideration by a fraction, rounded to the nearest ten decimal places, the numerator of which is the number of NuVista Shares for which the cash election is being made by such Combination Electing Shareholder and the denominator of which is the Total NuVista Shares; and (B) for each remaining NuVista Share held by such Combination Electing Shareholder, that number of Parent Shares, equal to the amount obtained by multiplying the Aggregate Consideration by a fraction, rounded to the nearest ten decimal places, the numerator of which is the number of NuVista Shares for which the share election is being made by such Combination Electing Shareholder and the denominator of which is the Total NuVista Shares and then dividing such amount by the quotient obtained by dividing (x) Cash Offer Price by (y) Exchange Ratio;

(c)

Purchaser shall not be required to pay an aggregate amount of Cash Consideration pursuant to Sections 3.1(b)(i) and 3.1(b)(iii)(A) in excess of the Cash Maximum and Parent shall not be required to issue an aggregate number of Parent Shares pursuant to Sections 3.1(b)(ii) and 3.1(b)(iii)(B) in excess of the Share Maximum in exchange for the NuVista Shares transferred to Purchaser pursuant to Section 3.1(b), and:

(i)

if the Aggregate Cash Elected exceeds the Cash Maximum, the amount of Cash Consideration payable by Purchaser to each Cash Electing Shareholder or Combination Electing Shareholder shall be determined by multiplying (A) the fraction, rounded to the nearest ten decimal places, equal to the Cash Maximum divided by the Aggregate Cash Elected, by (B) the amount of cash that would otherwise be received by such Cash Electing Shareholder or Combination Electing Shareholder pursuant to Sections 3.1(b)(i) or 3.1(b)(iii), and each such Cash Electing Shareholder or Combination Electing Shareholder shall be deemed to be a Combination Electing Shareholder and to have elected to receive Combined Consideration under Section 3.1(b)(iii) in exchange for such holder’s NuVista Shares comprised of: Cash Consideration for such number of their NuVista Shares, rounded down to the nearest whole cent, as is equal to the amount of cash received by such holder, as adjusted in accordance with this Section 3.1(c)(i), divided by the Cash Offer Price, and Share Consideration for the balance of such holder’s NuVista Shares; and

(ii)	if the Aggregate Shares Elected exceeds the Share Maximum, the amount of Share Consideration issuable by Parent to each Share Electing Shareholder or Combination Electing Shareholder shall be determined by multiplying (A) the fraction, rounded to the nearest ten decimal places, equal to the Share Maximum divided by the Aggregate Shares Elected, by (B) the number of Parent Shares that would otherwise be received pursuant to Sections 3.1(b)(ii) or 3.1(b)(iii), and each such Share Electing Shareholder or Combination Electing Shareholder shall be deemed to be a Combination Electing Shareholder and to have elected to receive Combined Consideration under Section 3.1(b)(iii) in exchange for such holder’s NuVista Shares comprised of: Share Consideration for such number of their NuVista Shares, as is equal to the amount of Share Consideration issuable to such holder, as adjusted in accordance with this Section 3.1(c)(ii), divided by the Exchange Ratio, and Cash Consideration for the balance of such holder’s NuVista Shares; and

(d)	with respect to the election required to be made by a holder of NuVista Shares pursuant to Section 3.1(b):

(i)

each such holder of NuVista Shares shall be required to make such election by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder’s election, together with certificates or DRS Advices representing such holder’s NuVista Shares; and

(ii)

subject to Section 3.1(c), any NuVista Shareholder who does not deposit a duly completed Letter of Transmittal and Election Form with the Depositary prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 3.1(d)(i) or the Letter of Transmittal and Election Form to make an election to exchange NuVista Shares as contemplated by Section 3.1(b), shall be deemed to have elected to receive Combined Consideration under Section 3.1(b)(iii) in exchange for such holder’s NuVista Shares comprised of: (i) Cash Consideration with respect to 50.0 percent of such holder’s NuVista Shares, rounded down to the nearest whole NuVista Share; and (ii) Share Consideration with respect to the remaining 50.0 percent of such holder’s NuVista Shares, rounded up to the nearest whole NuVista Share.

3.2	Securities Register

With respect to each NuVista Shareholder (other than Dissenting Shareholders and Purchaser), at the Effective Time, without any further act or formality:

(a)

such NuVista Shareholder shall cease to be the holder of the NuVista Shares so transferred and to have any rights as a NuVista Shareholder other than the right to receive the Consideration issuable to such holder on the basis set forth in Section 3.1(b);

(b)	such NuVista Shareholder’s name shall be removed from the register of holders of NuVista Shares maintained by or on behalf of NuVista as it relates to the NuVista Shares so transferred; and

(c)

Purchaser shall be deemed to be the transferee (free and clear of all Encumbrances) of the NuVista Shares so transferred and shall, in respect of such NuVista Shares, be added to the register of holders of NuVista Shares maintained by or on behalf of NuVista.

3.3	No Fractional Securities

No fractional Parent Shares shall be issued under the Arrangement. In the event that a former NuVista Shareholder would otherwise be entitled to a fractional Parent Share hereunder, the number of Parent Shares issuable to such NuVista Shareholder will be rounded up to the next whole number of Parent Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next whole number of Parent Shares if the fractional entitlement is less than 0.5. In calculating fractional interests, all NuVista Shares registered in the name of or beneficially held by such NuVista Shareholder or its nominee(s), shall be aggregated.

3.4	Adjustment to Consideration

The Share Maximum and Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, consolidation, reorganization or recapitalization with respect to Parent Shares effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time.

3.5	U.S. Securities Act Exemption

Notwithstanding any provision herein to the contrary, NuVista, Parent and Purchaser agree that this Plan of Arrangement will be carried out with the intention that all the Persons to whom the Parent Shares are issued on completion of this Plan of Arrangement will be issued by Parent in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by Section 3(a)(10) thereof and pursuant to exemptions from registration under any Applicable U.S. Securities Laws.

ARTICLE 4

RIGHTS OF DISSENT

4.1	Rights of Dissent

Registered NuVista Shareholders may exercise Dissent Rights with respect to the NuVista Shares held by such holders in connection with the Arrangement pursuant to and in the manner set forth in Section 191 of the ABCA, as modified by the Interim Order and this Section 4.1; provided that notwithstanding Section 191(5) of the ABCA, the written notice setting forth a registered NuVista Shareholder’s objection to the NuVista Transaction Resolution must be received in accordance with the Interim Order by no later than 5:00 p.m. (Calgary time) on the Business Day which is five Business Days immediately preceding the date of the NuVista Meeting. Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the NuVista Shares held by them and in respect of which Dissent Rights have been validly exercised to Purchaser (free and clear of all Encumbrances) without any further act or formality at the effective time of Section 3.1(a) notwithstanding the provisions of Section 191 of the ABCA, and if they:

(a)

ultimately are entitled to be paid fair value for such NuVista Shares they: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (ii) shall be paid the fair value of such NuVista Shares which fair value shall be determined as of the close of business, in respect of the NuVista Shares, on the last Business Day before the NuVista Transaction Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such NuVista Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such NuVista Shares they shall be deemed to have participated in the Arrangement, commencing at the Effective Time, on the same basis as a non-dissenting holder of NuVista Shares notwithstanding the provisions of Section 191 of the ABCA, and such holder shall receive Combined Consideration for such holder’s NuVista Shares on the basis set forth in Section 3.1(d)(ii).

4.2	Recognition of Dissenting Shareholders

(a)

In no circumstances shall NuVista, Parent, Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless (i) such Person is the registered holder of those NuVista Shares in respect of which such rights are sought to be exercised, and (ii) such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such exercise prior to the Effective Time.

(b)

For greater certainty, in no case shall NuVista, Parent, Purchaser or any other Person be required to recognize Dissenting Shareholders as holders of NuVista Shares in respect of which Dissent Rights have been validly exercised following completion of the transfer of NuVista Shares pursuant to Section 3.1(a).

4.3	Other Dissent Provisions

(a)	In addition to any other restrictions in Section 191 of the ABCA, NuVista Shareholders who have voted in favour of the NuVista Transaction Resolution shall not be entitled to exercise Dissent Rights.

(b)	A Person may only exercise Dissent Rights in respect of all, and not less than all, of such Person’s NuVista Shares.

ARTICLE 5

CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)

Parent and Purchaser, as applicable, shall, on the Effective Date, prior to sending Articles of Arrangement to the Registrar, deposit, or cause to be deposited, in escrow with the Depositary pending completion of the Arrangement, (i) a cash amount equal to the aggregate Cash Consideration that NuVista Shareholders are entitled to receive under the Arrangement pursuant to Section 3.1(b), and (ii) certificates representing, or other evidence regarding the issuance of, the Parent Shares that NuVista Shareholders are entitled to receive under the Arrangement pursuant to Section 3.1(b) and, which cash and Parent Shares (in the form of certificates or other evidence thereof), shall be held, as of the effective time of Section 3.1(b), by the Depositary as agent and nominee for the NuVista Shareholders in accordance with the provisions of this Article 5.

(b)	Forthwith following the effective time of Section 3.1(b):

(i)

the Depositary shall deliver the Consideration to which former NuVista Shareholders are entitled in respect of those NuVista Shares that were transferred or deemed to be transferred pursuant to Section 3.1(b) which are held on a book-entry basis, less any amounts withheld pursuant to Section 5.4, in accordance with normal industry practice for payments relating to securities held on a book-entry only basis; and

(ii)

with respect to those NuVista Shares not held on a book-entry basis, upon surrender to the Depositary for cancellation of certificate(s) or DRS Advice(s) (as applicable) which, immediately prior to the Effective Time, represented outstanding NuVista Shares that were transferred or deemed to be transferred pursuant to Section 3.1(b), together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require, each former holder of NuVista Shares represented by such surrendered certificate(s) or DRS Advice(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder as directed in the Letter of Transmittal and Election Form, the Consideration which such former holder has the right to receive under this Plan of Arrangement for such NuVista Shares less any amounts withheld pursuant to Section 5.4, and any certificate(s) so surrendered shall forthwith be cancelled.

(c)

Until surrendered as contemplated by Section 5.1(b) (which, for the purposes of this Section 5.1(c) shall be deemed to apply to Dissenting Shareholders) each certificate or DRS Advice that immediately prior to the Effective Time represented NuVista Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which such former holders of such NuVista Shares are entitled under the Arrangement, less any amounts withheld pursuant to Section 5.4, or as to those certificates or DRS Advices held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 4.1(b), to receive the fair value of the NuVista Shares represented by such certificate or DRS Advice.

(d)

Subject to any Applicable Laws relating to unclaimed personal property, any certificate formerly representing NuVista Shares that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Effective Date, and any right or claim by or interest of any kind or nature, including the right of a former NuVista Shareholder to receive certificates or a DRS Advice representing Parent Shares to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to Purchaser for no Consideration, together with all entitlements to dividends, distributions and interest thereon. In such case, such Consideration shall be returned to Purchaser and Parent, as the case may be, and any returned Parent Shares shall be cancelled.

(e)

No NuVista Shareholder shall be entitled to receive any consideration with respect to the NuVista Shares other than the Consideration to which the holder is entitled to receive under the Arrangement (or, in the case of Dissenting Shareholders, the fair value for their NuVista Shares in accordance with Article 4) and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

5.2	Lost Certificates

If any certificate which immediately prior to the Effective Time represented an interest in one or more outstanding NuVista Shares that were transferred pursuant to Section 3.1 has been lost, stolen or destroyed, upon satisfying such reasonable requirements as may be imposed by Parent and the Depositary in relation to the issuance of replacement share certificates, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the Consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement, deliverable in accordance with such holder’s Letter of Transmittal and Election Form. The Person who is entitled to receive such Consideration shall, as a condition precedent to the receipt thereof, give a bond satisfactory to each of Parent, Purchaser, NuVista and their respective transfer agents in such form as is satisfactory to Parent, Purchaser, NuVista and their respective transfer agents, or shall otherwise indemnify Parent, Purchaser, NuVista and their respective transfer agents, to the reasonable satisfaction of such parties, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered NuVista Share certificate which, immediately prior to the Effective Time, represented outstanding NuVista Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to Applicable Law and to Section 5.4, at the time of such compliance, in addition to the delivery of the Consideration to which such NuVista Shareholder is entitled to receive, such holder shall receive the amount of the dividend or other distribution with a record date after the Effective Time, without interest, theretofore paid with respect to such Parent Shares.

5.4	Withholdings

NuVista, Parent, Purchaser and the Depositary shall be entitled to deduct or withhold from any amounts payable (including from any Parent Shares issuable) to any Person pursuant to the Arrangement, such amounts (whether in cash or Parent Shares) as NuVista, Parent, Purchaser or the Depositary reasonably determines it is required to deduct or withhold with respect to such payment, issuance or transfer, as the case may be, under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax Law (“Withholding Taxes”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated, for all purposes hereof, as having been paid or delivered to such Person in respect of whom such deduction or withholding was made, provided that such deducted or withheld amounts (or net proceeds therefrom) are timely remitted to the appropriate Governmental Authority. Any of NuVista, Parent, Purchaser or the Depositary is hereby authorized to sell or otherwise dispose of any Parent Shares issuable pursuant to the Arrangement as is necessary to provide sufficient funds to NuVista, Parent, Purchaser or the Depositary, as the case may be, to enable it to comply with all deduction or withholding requirements applicable to it, and none of NuVista, Parent, Purchaser or the Depositary shall be liable to any Person for any deficiency in respect of any proceeds received, and NuVista, Parent, Purchaser or the Depositary, as applicable, shall notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.

5.5	No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances or other claims of third parties of any kind.

5.6	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to the NuVista Shares issued and outstanding immediately prior to the Effective Time and the terms and conditions thereof; (b) the rights and obligations of the registered holders of NuVista Shares, and Parent, Purchaser, NuVista, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any NuVista Shares, shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendment of this Plan of Arrangement

(a)

NuVista and Parent may amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) approved by both NuVista and Parent, each acting reasonably; (iii) filed with the Court and, if made following the NuVista Meeting, approved by the Court; and (iv) communicated to the NuVista Shareholders, if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by NuVista or Parent at any time prior to or at the NuVista Meeting (provided that NuVista or Parent, as applicable, shall have consented thereto in writing, acting reasonably) with or without any other prior notice or communication and, if so proposed and accepted by the requisite majority of Persons voting at the NuVista Meeting (other than as may be required by the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the NuVista Meeting shall be effective only: (i) if it is consented to in writing by each of NuVista and Parent (in each case, acting reasonably); and (ii) if required by the Court, if it is consented to by some or all of the NuVista Shareholders voting in the manner directed by the Court.

(d)

Notwithstanding anything to the contrary contained herein, this Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of NuVista Shares.

(e)	To the extent any provision of this Plan of Arrangement is deemed to be inconsistent with Applicable Law, this Plan of Arrangement shall be automatically adjusted to remove such inconsistency.

ARTICLE 7

FURTHER ASSURANCES

6.2	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of NuVista, Parent and Purchaser shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE “B”

FORM OF NUVISTA TRANSACTION RESOLUTION

BE IT RESOLVED THAT:

(a)

The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta), involving, among others, NuVista Energy Ltd. (“NuVista”), Ovintiv Inc. (“Parent”) and Ovintiv Canada ULC (“Purchaser”) and the holders (“NuVista Shareholders”) of common shares of NuVista, all as more particularly described and set forth in the management information circular of NuVista dated on or about December 19, 2025 accompanying the notice of this meeting (as the Arrangement may be modified or amended), and all transactions contemplated thereby, be and is hereby authorized, approved and adopted;

(b)

The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”) involving among others, NuVista, Parent, Purchaser and the NuVista Shareholders implementing the Arrangement, the full text of which is set out in Schedule “A” to the Arrangement Agreement (as hereinafter defined) (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

(c)

The arrangement agreement (the “Arrangement Agreement”) between NuVista, Parent and Purchaser dated as of November 4, 2025, as the same may be modified, amended or amended and restated from time to time, and all the transactions contemplated therein, the actions of the directors of NuVista in approving the Arrangement Agreement, and the actions of the directors and officers of NuVista in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements to any of the foregoing, and any transactions contemplated by an of the foregoing, are hereby confirmed, authorized, ratified and approved;

(d)

Any one director or officer of NuVista be and is hereby authorized and directed for and on behalf of NuVista to execute, under the corporate seal of NuVista or otherwise, and to deliver to the Registrar under the Business Corporations Act (Alberta) for filing, articles of arrangement and such other documents as are necessary or advisable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement;

(e)

Notwithstanding that this resolution has been duly passed (and the Plan of Arrangement adopted) by the NuVista Shareholders or that the Arrangement has been approved by the Court of King’s Bench of Alberta, the directors of NuVista are hereby authorized and empowered, without further notice to, or approval of, the NuVista Shareholders:

(i)

to amend the Arrangement Agreement or the Plan of Arrangement (or any documents or agreements delivered in connection therewith) to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, as applicable; or

(ii)

subject to the terms of the Arrangement Agreement, not to proceed with the Plan of Arrangement and revoke this resolution at any time prior to the Effective Time (as defined in the Plan of Arrangement);

(f)

Any one or more directors or officers of NuVista is hereby authorized, for and on behalf and in the name of NuVista, to execute (or cause to be executed) and deliver (or cause to be delivered), whether under corporate seal of NuVista or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving full effect to this resolution and the matters authorized hereby, the Arrangement Agreement, the Arrangement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(i)	all actions required to be taken by or on behalf of NuVista, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(ii)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by NuVista,

such opinion to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

(a)

Organization and Qualification. Each of Parent and the Parent Subsidiaries is a corporation validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties as now owned and to carry on its business as it is now being conducted. Each of Parent and the Parent Subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Parent.

(b)

Authority Relative to this Agreement and the NuVista Support Agreements. Each of Parent and Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The Purchaser has the requisite corporate authority to enter into the NuVista Support Agreements and to carry out its obligations thereunder. The execution and delivery of this Agreement, and the consummation by Parent and the Purchaser of the transactions contemplated hereunder, have been duly authorized by the Parent Board and the Purchaser Board, respectively, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Arrangement. The execution and delivery of the NuVista Support Agreements, and the consummation by Purchaser of the transactions contemplated thereunder, have been duly authorized by the Purchaser Board and no other corporate proceedings on the part of Purchaser are necessary to authorize the NuVista Support Agreements. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming the due and valid execution of this Agreement by NuVista, constitutes a legal, valid and binding obligation of each of Parent and the Purchaser enforceable against each such Party in accordance with the terms hereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The NuVista Support Agreements have been duly executed and delivered by Purchaser and, assuming the due and valid execution of each NuVista Support Agreement by each other party thereto, each NuVista Support Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)

Material Subsidiaries. The only Material Subsidiaries of Parent are the Parent Subsidiaries. The Parent Subsidiaries are not currently prohibited, directly or indirectly, from paying any dividends to Parent, from making any other distribution on their respective capital stock, or from repaying to Parent any loans or advances to it from Parent. Except as otherwise disclosed by Parent in writing to NuVista, neither Parent nor any Parent Subsidiary is a partner or participant in any material partnership, joint venture, profit-sharing arrangement or other material written arrangements, other than any customary joint operating agreements or unit agreements affecting the oil and gas properties of Parent or a Parent Subsidiary and is not party to any agreement under which it agrees to carry on any material part of its business or any other activity in such manner or by which it agrees to share any material revenue or profit with any other Person.

(d)

Ownership of Parent Subsidiaries. Parent is the direct or indirect beneficial owner of all of the outstanding shares or other ownership interests of each Parent Subsidiary with good title thereto free and clear of any and all Encumbrances, other than: (i) those granted to its bank lenders; (ii) restrictions on transfer contained in the constating documents of the applicable Parent Subsidiary; and (iii) rights of first refusal and similar rights restricting transfer contained in shareholders, partnership or joint venture agreements. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any Parent Subsidiary. All of the outstanding shares or other ownership interests in each Parent Subsidiary are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(e)	No Violation; Absence of Defaults and Conflicts.

(i)

Neither Parent nor any Parent Subsidiary (A) is in violation of its constating documents or by-laws or (B) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Parent or a Parent Subsidiary is a party or to which any of them, or their respective properties or assets, is subject or by which Parent or a Parent Subsidiary is bound, except for such defaults which would not result in a Material Adverse Effect on Parent.

(ii)

The execution, delivery and performance of this Agreement and the NuVista Support Agreements by Parent and the Purchaser, as applicable, the consummation of the Arrangement contemplated by this Agreement and compliance by Purchaser with any of the provisions hereof or thereof will not: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or a Parent Subsidiary or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) their respective constating documents or by-laws; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Parent or a Parent Subsidiary is a party or to which any of them, or any of their respective properties or assets, are subject or by which Parent or a Parent Subsidiary is bound; (B) subject to obtaining the Key Regulatory Approvals and the requisite approvals of the NuVista Shareholders, the Court and the Stock Exchanges, as applicable, and subject to compliance with Applicable Canadian Securities Laws and Applicable U.S. Securities Laws, violate any Applicable Laws applicable to Parent or the Parent Subsidiaries; or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect (except, in the case of each of clauses (A), (B) and (C) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Encumbrances, suspensions or revocations which, or consents, approvals or notices which if not given or received, would not, individually or in the aggregate, have any Material Adverse Effect on Parent).

(iii)

Assuming the Court has approved the Interim Order and the Final Order, other than filings and registrations required by Applicable Canadian Securities Laws, Applicable U.S. Securities Laws, the ABCA and in connection with obtaining the Key Regulatory Approvals, no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of Parent or Purchaser in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on Parent or significantly impede the ability of Parent or Purchaser to consummate the Arrangement.

(f)

Valid Issuance; Parent Shares. Parent has reserved and allotted or will reserve and allot prior to the Effective Time a sufficient number of Parent Shares as may be issuable pursuant to the Arrangement and all of such Parent Shares when issued, will be duly authorized, validly issued, fully paid and non-assessable and free of any liens and not in violation of any pre-emptive rights or Applicable Law.

(g)

Funds Available. Parent will at Effective Time have, sufficient funds available or available under its credit facilities to pay the cash portion of the Consideration, the NuVista Termination Amount pursuant to Sections 2.6 and 7.4, respectively.

(h)

Litigation. There are no material Proceedings pending or, to the knowledge of Parent, threatened, affecting or that would reasonably be expected to affect Parent or a Parent Subsidiary or any of their respective properties or assets at law or equity or before or by any court or Governmental Authority. Neither Parent nor a Parent Subsidiary is subject to any material Order, writ, injunction, investigation or decree against Purchaser, Parent or a Parent Subsidiary.

(i)	Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership actions pending against, being contemplated by, or threatened against, Parent, Purchaser or any other Parent Subsidiary.

(j)

Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of Parent or a Parent Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All material Taxes and all installments of material Taxes due or payable by Parent or a Parent Subsidiary, whether or not shown to be payable on such Returns, or on any subsequent assessments with respect thereto, have been paid in full on a timely basis, other than any such Taxes being contested in good faith and for which adequate reserves in accordance with U.S. GAAP have been established, and other than where failure to pay would not have a Material Adverse Effect on Parent.

(k)

Tax Reserves. Parent has provided adequate accruals in the Parent Financial Statements for material impacts to deferred Taxes payable and current Taxes payable by, or required to be withheld and remitted by, Parent or a Parent Subsidiary, which Taxes are not yet payable to the applicable Governmental Authority, in each case in conformity with U.S. GAAP.

(l)

Tax Credits. Parent and each of the Parent Subsidiaries has correctly calculated and duly filed all material claims for federal and provincial Tax credits (including refundable or reimbursable Tax credits). Neither Parent nor any of the Parent Subsidiaries have applied for, claimed or received a material refund of Tax (or amount deemed for purposes of the Tax Act to be an overpayment of Tax) to which they were not entitled pursuant to Applicable Law.

(m)

Tax Deficiencies; Audits. No deficiencies exist or have been asserted with respect to Taxes of Parent or a Parent Subsidiary that would have a Material Adverse Effect on Parent. Except as disclosed in writing by Parent to NuVista, neither Parent nor a Parent Subsidiary is a party to any action or proceeding for assessment or collection of Taxes that would have a Material Adverse Effect on Parent, nor, to the knowledge of Parent, has such an event been asserted or threatened against Parent or a Parent Subsidiary or any of their respective assets that would have a Material Adverse Effect on Parent.

(n)

Withholding Taxes. Parent and each Parent Subsidiary have paid or have withheld and remitted to the appropriate Governmental Authority all Taxes required to be paid, withheld and remitted by them by Applicable Law, including in connection with amounts paid or owing to present or former employees, non-residents of Canada, independent contractors, creditors, shareholders or other third parties, except where the failure to pay or withhold and remit would not have a Material Adverse Effect on Parent.

(o)

GST and Similar Taxes. The books and records of Parent fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input tax credits under Part IX of the Excise Tax Act (Canada) for purposes of the goods and services or harmonized sales tax or any similar legislation, and fairly and correctly set out and disclose in all material respects all liabilities and remittances in respect of any provincial sales tax, fuel tax, value-added tax, or any similar Tax. All financial transactions of Parent have been accurately and completely recorded, in all material respects in the books and records of Parent.

(p)

Tax Sharing Agreements. Neither Parent nor any Parent Subsidiary is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, Contract or arrangement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or has any material liability for Taxes of any Person (other than members of an affiliated, consolidated, combined or unitary group of which Parent or a Parent Subsidiary is the common parent and the only members of which are Parent and/or Parent Subsidiaries), as a transferee or successor, by Contract or otherwise by operation of Law.

(q)	Residence. Parent is not a “Canadian corporation” as defined in the Tax Act. Purchaser is a “Canadian corporation” as defined in the Tax Act.

(r)

Listed Transactions. Neither Parent nor any Parent Subsidiary has participated in any listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Tax Law).

(s)

Distributing or Controlled Corporation. Neither Parent nor Purchaser has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of shares qualifying or intending to qualify for tax-free treatment under Section 355 of the Internal Revenue Code in the two years prior to the Agreement Date.

(t)

Non-Application. None of Section 17, 18(4), 78, 79, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied or will apply to Parent or any of the Parent Subsidiaries at any time on or before the Effective Date.

(u)

Reporting Issuer Status. Parent is a reporting issuer in all provinces and territories of Canada and is in material compliance with all Applicable Canadian Securities Laws therein. The Parent Shares are listed and posted for trading on each of the Stock Exchanges and Parent is in material compliance with the applicable rules of each respective Stock Exchange.

(v)	Filing Documents; Financial Statements; No Liabilities; U.S. Securities Law Matters.

(i)

Parent has timely filed or furnished with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2024. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, as the same may have been amended prior to the Agreement Date, are referred to herein as the “Required Parent SEC Documents”, and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Parent with the SEC on or since January 1, 2024 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Parent SEC Documents”. Parent is not aware as of the Agreement Date of any information that would require the filing of a Current Report on Form 8-K as a Parent SEC Document in the four (4) Business Days following the Agreement Date that has not been so filed as of the Agreement Date. The Required Parent SEC Documents, at the time filed or furnished, (i) complied as to form in all material respects with the applicable requirements of the U.S. Exchange Act and the U.S. Securities Act, as applicable, and (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Parent SEC Document filed prior to the Agreement Date), did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the U.S. Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent as of the dates and for the periods indicated therein.

(ii)

There are no material liabilities of or with respect to Parent that would be required by U.S. GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities reserved, reflected or otherwise disclosed in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since September 30, 2025, (iii) fees and expenses incurred in connection with the transactions contemplated by this Agreement or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect in respect of Parent.

(iii)

Parent is not now, and immediately after consummation of the transactions contemplated by this Agreement, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(iv)

Parent has provided NuVista with a true and complete copy of the Parent Q3 2025 Financial Statements as at the Agreement Date, which Parent Q3 2025 Financial Statements remain subject to Parent Board approval. The Parent Q3 2025 Financial Statements have been prepared in accordance with U.S. GAAP (consistently applied, except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Form 10-Q of the SEC) and subject to normal year-end adjustments and other adjustments which are not reasonably expected to be material and adverse, present fairly in all material respects the consolidated financial position, results of operations and changes in financial position of Parent on a consolidated basis as of the dates thereof and for the periods indicated therein.

(w)	Capitalization.

(i)

As of the Agreement Date, the authorized capital of Parent consists of 750,000,000 Parent Shares, par value $0.01 per share and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the last Business Day prior to the Agreement Date, 253,258,560 Parent Shares and no shares of preferred stock were issued and outstanding. As of the Agreement Date, other than 2,827,417 outstanding Parent RSU Awards, 1,389,246 outstanding Parent PSU Awards and 64,281 outstanding Parent TSARs, there are no options, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale or transfer of any Parent Shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Parent Shares. All issued and outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Other than the Parent Shares, there are no securities of Parent outstanding which have the legal or contractual right to vote generally with Parent Shareholders on any matter.

(ii)

As of the Agreement Date, Parent does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of securities of Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(x)

Shareholder and Similar Agreements. Parent and each of the Parent Subsidiaries are not party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding Parent Shares or other equity or voting securities in the capital of Parent or any of the Parent Subsidiaries.

(y)

No Orders. No Order having the effect of suspending the sale of, or ceasing the trading of, the Parent Shares or any other securities of Parent has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Parent, are contemplated or threatened under any Applicable Laws or by any Governmental Authority.

(z)	Material Agreements.

(i)

Other than this Agreement, Parent has not entered into any material agreements which are required to be filed by Parent under National Instrument 51-102 – Continuous Disclosure Obligations, except for those agreements which have been so filed by Parent.

(ii)

Neither Parent nor any Parent Subsidiary is in breach of, or default under the terms of, and, to the knowledge of Parent, no other party to any material Contract is in breach of, or default under the terms of, any material Contract to which Parent or any Parent Subsidiary is a party, nor is any event of default (or similar term) continuing under any material Contract to which Parent or any Parent Subsidiary is a party, and, to the knowledge of Parent, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any material Contract to which Parent or any Parent Subsidiary is a party, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Parent.

(aa)

Books and Records. The corporate records and minute books of Parent and each Parent Subsidiary have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects.

(bb)	Internal Controls; Listing Exchange.

(i)

Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the U.S. Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the U.S. Exchange Act is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that information required to be disclosed by Parent in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the U.S. Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal year. Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the U.S. Exchange Act) designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or persons performing similar functions, and effected by Parent’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and that includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.

(ii)

Since January 1, 2024, (i) neither Parent nor, to the knowledge of Parent, Parent’s independent auditors, have identified or become aware of, any significant deficiency or material weakness in the design or operation of internal controls that has not subsequently been remediated or any fraud that involves management or other employees who have a role in Parent’s internal controls or the preparation of financial statements and (ii) there have been no changes in internal controls or, to the knowledge of Parent, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(iii)

The Parent Shares are registered under Section 12(b) of the U.S. Exchange Act and are listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to the knowledge of Parent, pending, contemplated or threatened.

(cc)

No Material Adverse Change. Except for the Arrangement and any action taken in accordance with this Agreement, since December 31, 2024: (i) Parent and the Parent Subsidiaries have conducted their respective business only in the ordinary and normal course, substantially consistent with past practice; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Purchaser (taken as a whole) has been incurred other than in the ordinary course of business; (iii) there has not been any Material Adverse Change in respect of Parent; and (iv) there does not exist and there has not occurred, nor has there been any material facts, transactions, events or occurrences which has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(dd)

Environmental. There have not occurred any material spills, emissions or pollution on any property of Parent or a Parent Subsidiary or as a result of their respective operations that have not been remediated in material compliance with Environmental Laws, nor has Parent or a Parent Subsidiary been subject to any stop Orders, control Orders, clean-up Orders or reclamation Orders under applicable Environmental Laws that have not been complied with, except in each case to the extent any of such material spills, emissions or pollution on property or stop Orders, control Orders, clean-up Order or reclamation Orders would not individually or in the aggregate have a Material Adverse Effect on Parent. All operations of Parent and each Parent Subsidiary have been and are now being conducted in compliance with all applicable Environmental Laws, and generally accepted oilfield practices, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent is not aware of, or is subject to:

(i)

any proceeding, application, Order, directive or investigation which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)

any demand or notice with respect to the breach of any Environmental Laws applicable to Parent or a Parent Subsidiary, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect on Parent.

(ee)

Sale of Hydrocarbons. All proceeds from the sale of hydrocarbons produced from the oil and gas properties of Parent and the Parent Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Parent, any of the Parent Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled wells, except to the extent that such failure to receive timely payment would not in the aggregate have a Material Adverse Effect on Purchaser.

(ff)

Real Property Title. Parent and the Parent Subsidiaries have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Parent and the Parent Subsidiaries, necessary to permit the operation of their respective business as presently owned and conducted, other than where the failure to have such good and sufficient title would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent does not have any knowledge nor is it aware of any defects, failures or impairments in the title of Parent or the Parent Subsidiaries to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate would have a Material Adverse Effect on Parent.

(gg)	No Defaults under Leases and Agreements.

(i)	None of Parent nor the Parent Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to their respective assets to which Parent or the Parent Subsidiaries is a party or by or to which Parent or the Parent Subsidiaries or any of their respective assets are bound or subject, except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on Parent.

(ii)	To the knowledge of Parent:

(A)	each of Parent and the Parent Subsidiaries is in good standing under all, and is not in default under any; and

(B)	there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to its assets to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Parent, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder, except in each case to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(hh)

No Encumbrances. None of Parent nor the Parent Subsidiaries has Encumbered or alienated their interests in their respective assets or agreed to do so and their assets are free and clear of all Encumbrances except for such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate.

(ii)

Ownership of Material Property. Parent and the Parent Subsidiaries have ownership of all material property (including oil and gas leasehold interests in accordance with industry standard oilfield practice) necessary to the operation of their respective businesses, in each case free and clear of all Encumbrances and other material adverse claims known to Parent, other than such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate. Subject to the terms, covenants, conditions and stipulations in Parent’s title and operating documents, Parent is entitled to hold and enjoy its assets without lawful interruption by any Person claiming by, through or under Parent, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(jj)

No ROFRs. There are no rights of first refusal, pre-emptive rights of purchase or similar right whereby, in each case, any third party has the right to acquire or purchase a material amount of Parent’s or a Parent Subsidiary’s assets as a consequence of the Parties entering into this Agreement or the Arrangement.

(kk)

Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and other title and operating documents pertaining to the oil and gas assets of Parent and the Parent Subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner, except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on Parent.

(ll)

Reserves. True and complete copies of the audit reports prepared by McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc., in each case relating to the proved reserves and other matters specified therein as of December 31, 2024 (collectively, the “Parent Reserves Letters”) have been provided to NuVista and were filed in the Parent SEC Documents. The factual, non-interpretive data supplied by Parent to each of McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc. relating to the Parent interests referred to in the Parent Reserves Letters, by or on behalf of Parent and the Parent Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the oil and gas properties of Parent or any Parent Subsidiary in connection with the preparation of the Parent Reserves Letters was, as of the time provided, accurate in all material respects. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, the oil and gas reserve estimates of Parent set forth in the Parent Reserves Letters fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein.

(mm)

Licences. Parent and the Parent Subsidiaries have obtained and are in compliance, in all material respects, with all licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations of or from any Governmental Authority necessary to own, lease and operate their respective properties and assets and conduct their respective businesses as they are now being or are proposed to be conducted, other than such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations are in full force and effect and no suspension or cancellation thereof is pending or, to the knowledge of Parent, threatened, except to the extent that such failure to be in full force and effect, suspension or cancellation would not in the aggregate have a Material Adverse Effect on Parent.

(nn)

Insurance. Policies of insurance are in force naming Parent or a Parent Subsidiary as insureds that adequately cover all risks as are customarily covered by oil and gas producers and distributors in the industry in which Parent operates. All such policies shall remain in force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement other than such cancellations as would not individually or in the aggregate have a Material Adverse Effect on Parent.

(oo)

Compliance with Laws. Parent and each Parent Subsidiary have complied with and are not in violation of any Applicable Laws other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any material violation, or potential material violation, of any Applicable Law by Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened.

(pp)	Corrupt Practices and Trade Legislation.

(i)

To the knowledge of Parent, neither it nor any Parent Subsidiary, nor any of their respective directors or officers, acting in their capacity as such, have, directly or indirectly, (A) made or authorized, or promised to make or authorize, any contribution, payment or gift of funds, property or other thing of value to any official, employee or agent of any governmental agency, authority or instrumentality (including government-owned or –controlled businesses) of any jurisdiction or any official or employee of any public international organization, state-owned enterprise, or a close relative thereof, or (B) made, or promised to make, or authorized any contribution, payment or gift of funds, property or other thing of value to any candidate for public office, to any political party, political party official or employee, in either case, where either the payment or the purpose of such contribution, payment, gift or other thing of value is to improperly influence any government action or decision or to secure an improper advantage for the purpose of obtaining or retaining business, or was, is, or would be prohibited under Anti-Corruption Laws applicable to Parent or any Parent Subsidiary and their respective operations and have instituted and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws. To the knowledge of Parent, no action, suit or proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Anti-Corruption Laws is pending or threatened or has been pending or threatened.

(ii)

To the knowledge of Parent, there have been no investigations by any governmental agency, authority or body involving Parent or any of the Parent Subsidiaries with respect to the Anti-Corruption Laws, nor are any ongoing or pending or threatened or have been pending or threatened.

(iii)

During the periods covered by the Parent Financial Statements, the operations of Parent and the Parent Subsidiaries were conducted at all times in material compliance with applicable statutory and regulatory financial recordkeeping and reporting requirements and the accurate books and records requirements of Anti-Corruption Laws and Money Laundering Laws. To the knowledge of Parent, no action, suit, proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or threatened or has been pending or threatened.

(iv)

Neither Parent nor any Parent Subsidiary, nor to the knowledge of Parent, any director or officer thereof has had any sanctions administered by the OFAC, Global Affairs Canada or Public Safety Canada imposed upon such Person; and neither Parent nor any Parent Subsidiary is in violation of any of the applicable Economic Sanctions, including, for greater certainty, Economic Sanctions that restrict oil and gas sector investments and trade in oil and gas sector equipment to certain destinations such as Russia, Iran and Syria, or is conducting or has conducted business with any Person who is the target of any Economic Sanctions in violation of applicable Economic Sanctions.

(v)

To the knowledge of Parent, there have been no material inaccurate or fictitious entries made in the books or records of Parent or any Parent Subsidiary (to the extent such books or records are kept in connection with the books and records of Parent or a Parent Subsidiary) relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, and to the knowledge of Parent, neither Parent nor a Parent Subsidiary has directly or indirectly established or maintained a secret or unrecorded fund.

(vi)

Parent: (A) maintains a risk-based system of accounting and compliance controls sufficient to monitor, prevent, detect and report transactions violating Anti-Corruption Laws and Money Laundering Laws; and (B) has instituted policies and procedures that are reasonably sufficient to provide reasonable assurances that the businesses of Parent and the Parent Subsidiaries are conducted in compliance with Anti-Corruption Laws and Money Laundering Laws and, to the knowledge of Parent, there has not been any material breach of such policies or procedures.

(vii)

Without limiting the generality of the foregoing, Parent and each Parent Subsidiary, and to the knowledge of Parent, each of their respective officers is in material compliance with all Applicable Laws relating to lobbying activities and campaign contributions, if any, and all filings required to be made under any Applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority, in each case, in all material respects.

(viii)	For the avoidance of doubt, any reference to “other thing of value” in this Section (pp) includes meals, entertainment, travel and lodging.

(qq)

Investment Canada Act. Parent is not a “state-owned enterprise” as defined in Section 3 of the Investment Canada Act and Parent is a “trade agreement investor” as defined in Section 14.11(6) of the Investment Canada Act.

(rr)	No Stockholder Approval. The Arrangement does not require any vote of the equityholders of Parent under Applicable Law or the constating documents of Parent.

(ss)

Takeover Laws. Assuming compliance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, if applicable, the transactions contemplated by this Agreement are not subject to any applicable anti-takeover provisions related to business combinations under Applicable Law, or any other any “moratorium”, “control share”, “fair price” or other similar state anti-takeover laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.

SCHEDULE “D”

REPRESENTATIONS AND WARRANTIES OF NUVISTA

(a)

Organization and Qualification. NuVista and the NuVista Subsidiaries are each corporations, validly existing and in good standing under the Applicable Laws of their respective jurisdiction of incorporation, continuation or formation and have the requisite corporate or other power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as they are now being conducted. NuVista and the NuVista Subsidiaries are each duly registered to do business and in good standing in each jurisdiction in which the character of their respective properties, owned or leased, or the nature of their activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on NuVista.

(b)

Authority Relative to this Agreement. NuVista has the requisite corporate power, capacity and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by NuVista of the transactions contemplated hereunder have been duly authorized by the NuVista Board and, subject to the approval of the NuVista Transaction Resolution by NuVista Shareholders and the approval of the Circular and matters related to the NuVista Meeting by the NuVista Board, no other corporate proceedings on the part of NuVista are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by NuVista and constitutes a legal, valid and binding obligation of NuVista enforceable against it in accordance with the terms hereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c)

Material Subsidiaries; Joint Ventures. No NuVista Subsidiary is a Material Subsidiary. NuVista has no subsidiaries other than the NuVista Subsidiaries. Each NuVista Subsidiary is not currently prohibited, directly or indirectly, from paying any dividends to NuVista, from making any other distribution on its capital stock, from repaying to NuVista any loans or advances to it from NuVista. Except as disclosed in the NuVista Disclosure Letter, neither NuVista nor any of the NuVista Subsidiaries is a partner or participant in any material partnership, joint venture, profit-sharing arrangement or other material written arrangements, other than any customary joint operating agreements, pooling agreement or unit agreements affecting the oil and gas properties of NuVista or a NuVista Subsidiary, and is not party to any agreement under which it agrees to carry on any material part of its business or any other activity in such manner or by which it agrees to share any material revenue or profit with any other Person.

(d)

Ownership of NuVista Subsidiaries. NuVista is the direct or indirect beneficial owner of all of the outstanding shares and other equity interests of the NuVista Subsidiaries with good title thereto free and clear of any and all Encumbrances, other than: (i) those granted to its bank lenders; and (ii) restrictions on transfer contained in the constating documents of the applicable NuVista Subsidiary. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other equity interests in the NuVista Subsidiaries. All of the outstanding shares in the NuVista Subsidiaries are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(e)	No Violation; Absence of Defaults and Conflicts.

(i)

Neither NuVista nor any of the NuVista Subsidiaries (A) is in violation of its constating documents or by-laws, or (B) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which NuVista or a NuVista Subsidiary is a party or to which any of them, or their respective properties or assets, may be subject or by which NuVista or a NuVista Subsidiary is bound, except for such defaults which would not result in a Material Adverse Effect on NuVista.

(ii)

Neither the execution and delivery of this Agreement by NuVista nor the consummation of the Arrangement contemplated by this Agreement nor compliance by NuVista with any of the provisions hereof will: (A) except as disclosed in the NuVista Disclosure Letter, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of NuVista or the NuVista Subsidiaries or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) their respective constating documents or by-laws; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which NuVista or a NuVista Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which NuVista or a NuVista Subsidiary is bound; or (B) subject to obtaining the Key Regulatory Approvals, and the requisite approvals of the NuVista Shareholders, the Court and the TSX, violate any Applicable Laws applicable to NuVista or a NuVista Subsidiary; or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect (except, in the case of each of clauses (A)(2), (B) and (C) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Encumbrances, suspensions or revocations which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, have any Material Adverse Effect on NuVista).

(iii)

Other than the Key Regulatory Approvals, the requisite approvals of the NuVista Shareholders, the Court and the TSX and filings and registrations required by Applicable Canadian Securities Laws and the ABCA: (A) there is no legal impediment to NuVista’s consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of NuVista in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on NuVista or significantly impede or delay the ability of NuVista to consummate the Arrangement.

(f)	Funds Available. NuVista has, and will until the Effective Time have, sufficient funds available or available under its credit facilities to pay the Parent Termination Amount pursuant to Section 7.2.

(g)

Litigation. Other than as disclosed in the NuVista Disclosure Letter, there are no material Proceedings pending or, to the knowledge of NuVista, threatened, affecting or that would reasonably be expected to affect NuVista or the NuVista Subsidiaries or any of their respective properties or assets at law or equity or before or by any court or Governmental Authority. Neither NuVista nor any of the NuVista Subsidiaries is subject to any material outstanding Order, writ, injunction or decree against NuVista or a NuVista Subsidiary.

(h)

Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of NuVista and the NuVista Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All material Taxes and all installments of material Taxes due or payable by NuVista and the NuVista Subsidiaries, whether or not shown to be payable on such Returns, or on subsequent assessments with respect thereto, have been paid in full on a timely basis, other than any such Taxes being contested in good faith and for which adequate reserves in accordance with IFRS have been established.

(i)

Tax Reserves. NuVista has provided adequate accruals in the NuVista Financial Statements for material impacts to deferred Taxes payable and current Taxes payable by, or required to be withheld and remitted by, NuVista and each NuVista Subsidiary, which Taxes are not yet payable to the applicable Governmental Authority, in each case in conformity with IFRS.

(j)

Tax Credits. NuVista and each of the NuVista Subsidiaries has correctly calculated and duly filed all material claims for federal and provincial Tax credits (including refundable or reimbursable Tax credits). Neither NuVista nor any of the NuVista Subsidiaries have applied for, claimed or received a material refund of Tax

(or amount deemed for purposes of the Tax Act to be an overpayment of Tax) to which they were not entitled pursuant to Applicable Law.

(k)

Tax Deficiencies; Audits. No deficiencies exist or have been asserted with respect to Taxes of NuVista and the NuVista Subsidiaries that would have a Material Adverse Effect on NuVista. Other than as disclosed in the NuVista Disclosure Letter, neither NuVista nor any of the NuVista Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes that would have a Material Adverse Effect on NuVista, nor, to the knowledge of NuVista, has such an event been asserted or threatened against NuVista or the NuVista Subsidiaries or any of their respective assets that would have a Material Adverse Effect on NuVista.

(l)

Withholding Taxes. NuVista and the NuVista Subsidiaries have paid or have withheld and remitted to the appropriate Governmental Authority all Taxes required to be paid, withheld and remitted by them, including in connection with amounts paid or owing to present or former employees, non-residents of Canada, independent contractors, creditors, shareholders or other third parties, except where the failure to pay or withhold and remit would not have a Material Adverse Effect on NuVista, and NuVista and the NuVista Subsidiaries have complied with all related information reporting and record retention requirements.

(m)

Foreign Returns. Neither NuVista nor any of the NuVista Subsidiaries has filed, or has been required or is currently required to file, any material Returns with any Governmental Authority outside of their respective jurisdictions of incorporation, and no claims have ever been made by a Governmental Authority that NuVista or the NuVista Subsidiaries is or may be subject to Tax in a jurisdiction where it does not file Returns.

(n)

GST and Similar Taxes. The books and records of NuVista fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input tax credits under Part IX of the Excise Tax Act (Canada) for purposes of the goods and services or harmonized sales tax or any similar legislation, and fairly and correctly set out and disclose in all material respects all liabilities and remittances in respect of any provincial sales tax, fuel tax, or any other value-added tax. All financial transactions of NuVista and the NuVista Subsidiaries have been accurately and completely recorded, in all material respects in the books and records of NuVista.

(o)	Residence. NuVista is a “Canadian corporation” as defined in the Tax Act.

(p)

Listed Transactions. Neither NuVista nor any of the NuVista Subsidiaries has participated in any listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Tax Law).

(q)

Tax Sharing Agreements. Neither NuVista nor any of the NuVista Subsidiaries is a party to, has any obligation under or is bound by any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, Contract or arrangement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or has any material liability for Taxes of any Person (other than members of an affiliated, consolidated, combined or unitary group of which NuVista and a NuVista Subsidiary is the common parent and the only members of which are NuVista and a NuVista Subsidiary), as a transferee or successor, by Contract or otherwise by operation of Law.

(r)

Distributing or Controlled Corporation. Neither NuVista nor any of the NuVista Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of shares qualifying or intending to qualify for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with this acquisition.

(s)

Non-Application. None of Section 17, 18(4), 78, 79, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied or will apply to NuVista or any of the NuVista Subsidiaries at any time on or before the Effective Date.

(t)

Reporting Issuer Status. NuVista is a reporting issuer in all provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein. The NuVista Shares are listed and posted for trading on the TSX, and NuVista is in material compliance with the applicable rules of the TSX.

(u)	U.S. Securities Law Matters.

(i)	NuVista is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.

(ii)

There is no class of securities of NuVista registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does NuVista have a reporting obligation under Section 13(d) or 15 of the U.S. Exchange Act.

(iii)	NuVista is not registered or required to be registered as an “investment company” under the United States Investment Company Act of 1940.

(iv)	NuVista is not, and on the Effective Date will not be, a “shell company” (as defined in Rule 405 under the U.S. Securities Act).

(v)

Capitalization. As of the Agreement Date, the authorized capital of NuVista consists of an unlimited number of NuVista Shares. As of the Agreement Date, 192,786,381 NuVista Shares are issued and outstanding. As of the Agreement Date other than 2,262,647 NuVista PSAs, 540,254 NuVista RSAs, 2,340,662 NuVista Options, 1,071,779 NuVista DSUs and 22,073 NuVista RSUs there are no options, restricted stock, restricted stock units, phantom equity or other equity or equity-based awards or similar rights, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale, transfer, redemption or acquisition by NuVista of any securities of NuVista (including NuVista Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of NuVista (including NuVista Shares). All issued and outstanding NuVista Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all NuVista Shares issuable upon the exercise, settlement or redemption, as applicable, of NuVista Incentives in accordance with the terms of such securities will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights. Other than the NuVista Shares, there are no securities of NuVista outstanding which have the legal or contractual right to vote generally with NuVista Shareholders on any matter.

(w)	NuVista Notes. As of the Agreement Date, there is $165.4 million aggregate principal amount of NuVista Notes outstanding.

(x)

Shareholder and Similar Agreements. NuVista and the NuVista Subsidiaries are not party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding voting shares or other equity or voting securities in the capital of NuVista and/or one or more NuVista Subsidiaries.

(y)	Dividends. There are no dividends declared or other distributions or payments in respect of the NuVista Shares that are unpaid or due to be paid.

(z)

No Orders. No Order having the effect of suspending the sale of, or ceasing the trading of, the NuVista Shares or any other securities of NuVista has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of NuVista, are contemplated or threatened under any Applicable Laws or by any Governmental Authority.

(aa)	Material Agreements.

(i)	Other than this Agreement or as permitted pursuant to this Agreement, NuVista has not entered into any Contracts which are required to be filed by NuVista under National Instrument 51-102 –

Continuous Disclosure Obligations, except for those agreements which have been so filed by NuVista.

(ii)

Other than the Contracts described in Section (aa)(i) above and except as disclosed in the NuVista Disclosure Letter, NuVista has made available to Parent in the NuVista Data Room, true and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto) of each of the following Contracts to which NuVista or a NuVista Subsidiary is a party or bound as of the Agreement Date:

(A)

each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, area of dedication or non-compete or similar type of provision that materially restricts the ability of NuVista or a NuVista Subsidiary (including NuVista and the NuVista Subsidiaries following the Effective Time) to (1) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (2) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(B)

each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (1) indebtedness for borrowed money in any amount in excess of [limit redacted] or (2) other indebtedness of NuVista or the NuVista Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of [limit redacted], other than agreements solely between or among NuVista and the NuVista Subsidiaries;

(C)

each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any oil and gas properties of NuVista and the NuVista Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from NuVista or the NuVista Subsidiaries exceeds [limit redacted], other than Contracts involving the acquisition or sale of (or option to purchase or sell) hydrocarbons in the ordinary course of business;

(D)

each International Swaps and Derivatives Association master agreement (each, together with each schedule thereto and amendments thereto, an “ISDA”) under which any Hedging Transactions are outstanding involving: (1) with respect to hydrocarbons, aggregate notional quantities of bitumen in excess of [amount redacted] barrels per day (calculated over any monthly period) or aggregate notional quantities of liquid hydrocarbons in excess of [amount redacted] barrels per day (calculated over any monthly period); (2) with respect to interest rates, aggregate notional amounts in excess of [limit redacted] (or the equivalent in any other currency); or (3) with respect to cross-currency exchange, aggregate notional amounts in excess of [limit redacted] (or the equivalent in any other currency), it being further represented and warranted that each Hedging Transaction under each such ISDA is evidenced by and confirmed through the standard bank counterparty confirmation process and documentation which (except as disclosed in the NuVista Data Room) does not materially amend such ISDA;

(E)

each partnership, shareholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among NuVista and the NuVista Subsidiaries and other than any customary joint operating agreements or unit agreements affecting the oil and gas properties of NuVista or the NuVista Subsidiaries;

(F)

each joint development agreement, exploration agreement, participation, co-ownership, farmout, farm-in or program agreement or similar Contract requiring NuVista or the NuVista Subsidiaries to make annual expenditures in excess of [limit redacted] or aggregate payments in excess of [limit redacted] (in each case, net to the interest of

NuVista and the NuVista Subsidiaries) following the date of this Agreement, other than customary joint operating agreements and exploration and development obligations under oil and gas leases;

(G)

each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which NuVista or the NuVista Subsidiaries is subject, and, in each case, is material to the business of the NuVista Group, taken as a whole, in each case other than those contained in (1) any agreement in which such provision is solely for the benefit of NuVista or a NuVista Subsidiary, (2) customary royalty pricing provisions in oil and gas leases or (3) customary preferential rights in joint operating agreements, pooling agreements or unit agreements affecting the business or the oil and gas properties of NuVista or the NuVista Subsidiaries;

(H)

any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than (1) asset retirement obligations or plugging and abandonment obligations set forth in the NuVista Reserves Report or (2) customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (I) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of [limit redacted] or (II) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of [limit redacted] in the aggregate after the Agreement Date;

(I)

each Contract for lease of personal property or real property involving payments in excess of [limit redacted] in any calendar year that is not terminable without penalty or other liability to NuVista or a NuVista Subsidiary (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(J)

any Contract (other than any other Contract otherwise covered by this Section (aa)(ii)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of NuVista or the NuVista Subsidiaries, in each case, involving annual payments in excess of [limit redacted] or aggregate payments in excess of [limit redacted] (excluding, for the avoidance of doubt, customary joint operating agreements or unit agreements affecting the oil and gas properties of NuVista or the NuVista Subsidiaries), or creates or would create an Encumbrance on any material asset or property of NuVista or the NuVista Subsidiaries;

(K)

any Contract that provides for gathering, processing, fractionation, transportation or other midstream services to, or the sale by, NuVista or a NuVista Subsidiary of hydrocarbons for a term greater than or equal to five (5) years and does not allow NuVista or a NuVista Subsidiary to terminate it without penalty to NuVista or a NuVista Subsidiary within sixty (60) days;

(L)

any Contract that provides for a “take-or-pay” clause, “ship-or-pay” clause, minimum revenue clause or any similar prepayment obligation, minimum volume commitments or capacity reservation fees to a gathering, processing, fractionation, transportation or other arrangement downstream of the wellhead, any marketing Contract which (A) involves, or would reasonably be expected to involve, volumes in excess of [limit redacted] MMcf of gas per day or [amount redacted] barrels of liquid hydrocarbons per day (in each case, calculated on a yearly average basis) or (B) contains acreage dedications of more than [limit redacted] acres, or similar arrangements that otherwise guarantee or commit volumes of hydrocarbons from NuVista or the NuVista Subsidiaries’ oil and gas properties, which in each case, would reasonably be expected to involve payments (including penalty or deficiency payments) in excess of [limit redacted] during the twelve (12) month period following the date of this Agreement or aggregate penalty or deficiency payments in excess of [limit redacted] during the two (2)-year period following the date of this Agreement; and

(M)

any Contracts related to drilling rigs, fracking operations or similar operational contracts, involving payments in excess of [limit redacted] in any calendar year that are not terminable without penalty or other liability to NuVista or a NuVista Subsidiary within sixty (60) days.

(iii)

Each NuVista Material Contract is legal, valid and binding and enforceable in accordance with its terms on NuVista and each NuVista Subsidiary that is a party thereto and, to the knowledge of NuVista, each other party thereto, and is in full force and effect, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors. Neither NuVista nor any of the NuVista Subsidiaries is in breach of, or default under the terms of, and, to the knowledge of NuVista, no other party to the NuVista Material Contracts is in breach of, or default under the terms of, the NuVista Material Contracts, nor is any event of default (or similar term) continuing under the NuVista Material Contracts, and, to the knowledge of NuVista, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under the NuVista Material Contracts, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of NuVista. There are no material disputes pending or, to the knowledge of NuVista, threatened with respect to any NuVista Material Contract and neither NuVista nor any of the NuVista Subsidiaries has received any notice of the intention of any other party to any NuVista Material Contract to terminate for default, convenience or otherwise any NuVista Material Contract, nor to the knowledge of NuVista, is any such party threatening to do so.

(bb)

Filings. NuVista and each NuVista Subsidiary have filed, on a timely basis, all material documents, reports, forms, statements, exhibits and schedules (such documents, reports, forms, statements, exhibits and schedules, the “NuVista Documents”) required to be filed by them with all applicable Governmental Authorities and, except to the extent corrected by subsequent reports filed prior to the date hereof, all such documents were, as of their respective dates, in compliance in all material respects with all Applicable Laws and at the time filed or furnished did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof and other than would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect in respect of NuVista: (i) NuVista has not received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such NuVista Documents; (ii) there are no outstanding or unresolved comments received by NuVista from Governmental Authorities with respect to any of the NuVista Documents; and (iii) to NuVista’s knowledge, none of the NuVista Documents is the subject of an ongoing review by any Governmental Authority.

(cc)

Books and Records. The corporate records of NuVista and each NuVista Subsidiary have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects. The minute books of NuVista and each NuVista Subsidiary, which have been made available to Parent prior to the date hereof have been maintained substantially in accordance with Applicable Laws, are complete and accurate in all material respects (other than minutes of meetings of the NuVista Board and any committee thereof relating to its strategic review process, this Agreement and the transactions contemplated hereby).

(dd)	Financial Statements.

(i)	The NuVista Financial Statements, and any interim or annual financial statements filed by or on behalf of NuVista on and after the Agreement Date with any securities regulatory authorities in compliance, or intended compliance, with any Applicable Canadian Securities Laws were, or when so filed, will have been, in compliance with Applicable Canadian Securities Laws, prepared in accordance with IFRS (consistently applied), and present, or when so filed will present, fairly, in all material respects, in accordance with IFRS the consolidated financial position, results of operations and changes in financial position of NuVista on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). There has been no material change in NuVista’s accounting policies, except as described in the notes to the NuVista Financial Statements, since January 1, 2025.

(ii)

NuVista has provided Parent with a true and complete copy of the NuVista Q3 2025 Financial Statements as at the Agreement Date, which NuVista Q3 025 Financial Statements remain subject to NuVista Board approval. The NuVista Q3 2025 Financial Statements have been prepared in accordance with IFRS, specifically IAS 34 – Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB), and present fairly in accordance with IFRS the consolidated financial position, results of operations and changes in financial position of NuVista on a consolidated basis as of the dates thereof and for the periods indicated therein (subject to normal year-end adjustments and other adjustments which are not reasonably expected to be material and adverse).

(ee)

Financial Reporting. NuVista maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied, in all material respects, with the requirements of National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings. Management of NuVista has assessed the effectiveness of NuVista’s internal control over financial reporting, as at December 31, 2024, and has concluded that such internal control over financial reporting was effective as of such date. There is no significant deficiency or material weakness (as such terms are defined in Applicable Laws) in the design or operation of internal controls over financial reporting utilized by NuVista or the NuVista Subsidiaries, and, since January 1, 2025, there has not been any illegal act or fraud related to NuVista (or the NuVista Subsidiaries), whether or not material, that involves management or other employees who have a significant role in NuVista’s internal controls.

(ff)

Disclosure Controls and Procedures. NuVista maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that comply with the requirements of Applicable Canadian Securities Laws in all material respects; such disclosure controls and procedures have been designed to provide reasonable assurance that: (i) material information relating to NuVista and the NuVista Subsidiaries is made known to the chief executive officer and chief financial officer of NuVista by others, particularly during the periods in which filings are being prepared; and (ii) material information required to be disclosed by NuVista in the reports that it files or submits under Applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Applicable Canadian Securities Laws; such disclosure controls and procedures were effective as of December 31, 2024 at a reasonable assurance level. Since January 1, 2025, NuVista has filed with the appropriate Governmental Authority, in accordance with prescribed timelines, all forms, reports, certifications, schedules, statements and documents required to be filed under Applicable Canadian Securities Laws which are available for public viewing on SEDAR+.

(gg)	Absence of Undisclosed Liabilities. Neither NuVista nor any NuVista Subsidiary has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the most recent statement of financial position and associated notes thereto included in the NuVista Financial Statements (the “NuVista Balance Sheet”);

(ii)	those incurred in the ordinary course of business and not required to be set forth in the NuVista Balance Sheet under IFRS;

(iii)	those incurred in the ordinary course of business since the date of the NuVista Balance Sheet and consistent with past practice; and

(iv)	those incurred in connection with the execution of this Agreement.

Neither NuVista nor any of the NuVista Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among NuVista and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, NuVista or any of the NuVista Subsidiaries, in NuVista’s consolidated financial statements.

The amounts owing by NuVista under the NuVista Credit Agreement and the NuVista Letter of Credit Facility as of November 3, 2025 are as set forth in the NuVista Disclosure Letter.

(hh)

No Material Adverse Change. Except for the Arrangement or any action taken in accordance with this Agreement, since December 31, 2024: (i) NuVista and the NuVista Subsidiaries have conducted their respective business only in the ordinary and normal course substantially consistent with past practice; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to NuVista (taken as a whole) has been incurred other than in the ordinary course of business; (iii) there has not been any Material Adverse Change in respect of NuVista; and (iv) there have been no material facts, transactions, events or occurrences which would reasonably be expected to have a Material Adverse Effect on NuVista.

(ii)

Conduct of Business. Since December 31, 2024, neither NuVista nor any of the NuVista Subsidiaries has taken any action that would be in violation of Section 3.2 if such provision had been in effect since that date, other than violations which would not have any Material Adverse Effect on NuVista or would not significantly impede NuVista’s ability to consummate the Arrangement contemplated hereby.

(jj)

Environmental. Except as disclosed in the NuVista Disclosed Letter, there have not occurred any material spills, emissions or pollution on any property of NuVista or the NuVista Subsidiaries or as a result of their respective operations that have not been remediated in compliance with Environmental Laws, nor has NuVista or the NuVista Subsidiaries been subject to any stop Orders, control Orders, clean-up Orders or reclamation Orders under applicable Environmental Laws that have not been complied with, except in each case to the extent any of such material spills, emissions or pollution on property or stop Orders, control Orders, clean-up Order or reclamation Orders would not individually or in the aggregate have a Material Adverse Effect on NuVista. All operations of NuVista and the NuVista Subsidiaries have been and are now being conducted in compliance with all applicable Environmental Laws, generally accepted oilfield practices, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on NuVista. To the knowledge of NuVista, NuVista is not subject to:

(i)	any proceeding, application, Order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

(ii)

any demand or notice with respect to the breach of any Environmental Laws applicable to NuVista or the NuVista Subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect on NuVista.

(kk)	Indigenous Matters.

(i)	The NuVista Disclosure Letter sets out a list of all Contracts with Indigenous communities to which any of NuVista or a NuVista Subsidiary is a party (“Indigenous Group Contracts”). Other than the Indigenous Group Contracts or as set forth in the Disclosure Letter, neither NuVista nor any of the NuVista Subsidiaries nor any Person acting on behalf of NuVista or a NuVista Subsidiary is currently in discussions or negotiations with any Indigenous community with respect to entering into a new Indigenous Group Contract or terminating, amending, modifying or supplementing any Indigenous Group Contract. Neither NuVista nor any of the NuVista Subsidiaries is in default under any Indigenous Group Contract.

(ii)

Other than as set out in the NuVista Disclosure Letter, no dispute exists or, to the knowledge of NuVista, is threatened between an Indigenous community group and NuVista or any of the NuVista Subsidiaries with respect to the oil and gas properties of NuVista or any of the NuVista Subsidiaries or the operations of NuVista or the NuVista Subsidiaries of its business which has had, or is reasonably likely to give rise to, a Material Adverse Effect.

(ll)

Real Property Title. NuVista and the NuVista Subsidiaries have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by NuVista and the NuVista Subsidiaries, necessary to permit the operation of their respective business as presently owned and conducted, other than where the failure to have such good and sufficient title would not individually or in the aggregate have a Material Adverse Effect on NuVista. NuVista does not have any knowledge nor is it aware of any defects, failures or impairments in the title of NuVista or the NuVista Subsidiaries to their respective assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate would have a Material Adverse Effect on NuVista.

(mm)	No Defaults under Leases and Agreements.

(i)

Neither NuVista nor any of the NuVista Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to their respective assets to which NuVista or the NuVista Subsidiaries is a party or by or to which NuVista or the NuVista Subsidiaries or any of their respective assets are bound or subject, except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on NuVista.

(ii)	To the knowledge of NuVista:

(A)	each of NuVista and the NuVista Subsidiaries is in good standing under all, and is not in default under any; and

(B)	there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to its assets to which it is a party or by or to which it or such assets are bound or subject and all such leases, title and operating documents and other agreements and instruments are in full force and effect and, to the knowledge of NuVista, none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder, except in each case to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on NuVista.

(nn)

No Encumbrances. Neither NuVista nor any of the NuVista Subsidiaries has Encumbered or alienated their interests in their respective assets or agreed to do so and their assets are free and clear of all Encumbrances except for such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate.

(oo)

Ownership of Material Property. NuVista and the NuVista Subsidiaries have ownership of all material property (including oil and gas leasehold interests in accordance with industry standard oilfield practice) necessary to the operation of their respective businesses, in each case free and clear of all Encumbrances and other material adverse claims known to NuVista, other than such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate. Subject to the terms, covenants, conditions and stipulations in NuVista’s title and operating documents, NuVista is entitled to hold and enjoy its assets without lawful interruption by any Person claiming by, through or under NuVista, except as would not, individually or in the aggregate, have a Material Adverse Effect on NuVista.

(pp)

No ROFRs. Except as disclosed in the NuVista Disclosure Letter, there are no rights of first refusal, pre-emptive rights of purchase or similar right whereby any third party has the right to acquire or purchase any of NuVista’s or a NuVista Subsidiary’s material rights, title, interests, property, licenses or assets as a consequence of the Parties entering into this Agreement or the Arrangement.

(qq)

Royalties, Rentals and Taxes Paid. All royalties, rentals, shut-ins and similar payments payable under the leases and other title and operating documents pertaining to the oil and gas assets of NuVista and the NuVista Subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner, except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on NuVista.

(rr)

Reserves. A true and complete copy of the NuVista Reserves Report has been provided to Purchaser. NuVista cooperated with GLJ in the preparation of the NuVista Reserves Report, which has been accepted and approved by the Reserves Committee and the NuVista Board. NuVista has made available to GLJ prior to the issuance of the NuVista Reserves Report for the purpose of preparing such report, all information within NuVista’s power or possession requested by GLJ, which information did not to NuVista’s knowledge, at the time such information was provided, contain any misrepresentation and NuVista does not have any knowledge of any change in the production, cost, reserves, resources or other relevant information provided to GLJ since the date that such information was so provided that would result, individually or in the aggregate, in a Material Adverse Effect. NuVista believes that the NuVista Reserves Report reasonably presents the estimated quantity and pre-tax net present values of the oil and natural gas reserves associated with NuVista’s properties evaluated in such report as at December 31, 2024, based upon information available at the time such reserves information was prepared, and NuVista believes that at the date of such report, the NuVista Reserves Report reasonably presented the aggregate estimated quantity and pre-tax net present values of such reserves or the estimated monthly production volumes therefrom in all material respects.

(ss)

Sale of Hydrocarbons. All proceeds from the sale of hydrocarbons produced from the oil and gas properties of NuVista and the NuVista Subsidiaries are being received by them in a timely manner and are not being held in suspense (by NuVista, any of the NuVista Subsidiaries or, to the knowledge of NuVista, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled wells, except to the extent that such failure to receive timely payment would not in the aggregate have a Material Adverse Effect on NuVista.

(tt)

Licences. NuVista and the NuVista Subsidiaries have obtained and are in compliance, in all material respects, with all licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations of or from any Governmental Authority necessary to own, lease and operate their respective properties and assets and conduct their respective businesses as they are now being or are proposed to be conducted, other than such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on NuVista. All such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations are in full force and effect and no suspension or cancellation thereof is pending or, to the knowledge of NuVista, threatened, except to the extent that such failure to be in full force and effect, suspension or cancellation would not in the aggregate have a Material Adverse Effect on NuVista.

(uu)

Long-Term Hedging Transactions. NuVista and the NuVista Subsidiaries have no obligations or liabilities, direct or indirect, vested or contingent in respect of any Hedging Transaction except with respect to Hedging Transactions entered in the ordinary course of business consistent with past practice and as permitted under NuVista’s corporate hedging policies, which policies have been disclosed in the NuVista Disclosure Letter.

(vv)

Employee Benefit Plans. NuVista has made available to Parent true, complete and correct copies of each material option, incentive compensation (including the NuVista Incentive Plans), deferred compensation, share purchase or share-based compensation plan and each other material employee or director compensation or benefit plan, agreement or arrangement, or any similar agreement, plan, policy or other arrangement (and any amendments thereto), for the benefit of directors or former directors of NuVista and the NuVista Subsidiaries, consultants or former consultants of NuVista and the NuVista Subsidiaries, and employees or former employees of NuVista and the NuVista Subsidiaries, which are maintained by, contributed to, or binding upon NuVista and the NuVista Subsidiaries or in respect of which NuVista and the NuVista Subsidiaries have any actual or potential liability (the “NuVista Employee Plans”), and:

(i)	each NuVista Employee Plan has been maintained and administered in material compliance with its terms, and is funded in accordance with Applicable Laws;

(ii)	all required employer contributions and premiums under the NuVista Employee Plans that are the responsibility of NuVista have been made in accordance with the terms thereof in all material respects;

(iii)

each NuVista Employee Plan that is required or intended to be qualified under Applicable Law or registered or approved by a Governmental Authority has been so qualified, registered or approved by the appropriate Governmental Authority, and to the knowledge of NuVista, nothing has occurred since the date of the last qualification, registration or approval to materially adversely affect, or cause, the appropriate Governmental Authority to revoke such qualification, registration or approval;

(iv)

to the knowledge of NuVista, there are no threatened material claims against or otherwise involving any of the NuVista Employee Plans and no material suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of NuVista Employee Plan activities) has been brought against or with respect to the NuVista Employee Plan;

(v)	all contributions, reserves or premium payments required to be made to the NuVista Employee Plans have been made or accrued for in the books and records of NuVista in all material respects;

(vi)

each NuVista Option has been granted pursuant to a stock option agreement on terms substantially consistent with those set forth in the form of stock option agreement disclosed in the NuVista Disclosure Letter;

(vii)

except as disclosed in the NuVista Disclosure Letter, the execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not under any NuVista Employee Plan result in, cause the accelerated vesting of, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of NuVista or the NuVista Subsidiaries, or will not limit the right of NuVista or the NuVista Subsidiaries to amend, merge, terminate or receive a reversion of assets from the NuVista Employee Plan or related trust in all material respects; and

(viii)	all material unfunded liabilities in respect of the NuVista Employee Plans have been reflected in the NuVista Financial Statements or accrued for in the books and records of NuVista.

(ww)	Employment Matters and Collective Agreements. Except as disclosed in writing by NuVista to Parent:

(i)

other than the NuVista Executive Employment Agreements, neither NuVista nor any of the NuVista Subsidiaries is a party to, nor is engaged in any negotiations with respect to, any employment agreement with any employee or any written or oral agreement, arrangement or understanding: (A) providing for payment of any retention, bonus, fee, distribution, remuneration or other compensation, severance, termination or change of control payments to any Person (other than salaries, wages or bonuses paid or payable in the ordinary course of business in accordance with current compensation levels and practices); (B) which forgives or will be required to forgive any indebtedness of any Person; or (C) increases or will be required to increase any benefits otherwise payable by NuVista or any of the NuVista Subsidiaries, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein;

(ii)

except as disclosed in the NuVista Disclosure Letter, NuVista has made available to Parent true, correct, up to date and complete copies of written Contracts with NuVista Employees and Independent Contractors, including, for certainty, the NuVista Executive Employment Agreements;

(iii)

neither NuVista nor any of the NuVista Subsidiaries is a party to or bound by any Contract in respect of any employee or former employee, which provides such employee or former employee with monetary termination or severance entitlements in excess of those required by Applicable Law that are unpaid and outstanding on the Agreement Date;

(iv)

neither NuVista nor any of the NuVista Subsidiaries is a party to, nor is engaged in any negotiations with respect to, any collective bargaining or union agreement, any actual or threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former NuVista or NuVista Subsidiary employee, nor has any actual or threatened application for certification or bargaining rights or letter of understanding occurred since January 1, 2022. No trade union, council of trade unions, employee associations, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any NuVista Employees by way of certification, interim certification, voluntary recognition or succession rights of the NuVista Employees;

(v)

there is no labour strike, dispute, lock-out, work slowdown or stoppage or concerted work refusal outstanding, pending or involving NuVista or a NuVista Subsidiary and, to the knowledge of NuVista, no labour strike, dispute, lock-out, work slowdown or stoppage is threatened against NuVista or a NuVista Subsidiary. No trade union has applied to have NuVista declared a related successor or common employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which NuVista or the NuVista Subsidiaries carries on business;

(vi)

no unfair labour practice complaint, grievance or arbitration proceeding is pending or involving NuVista or a NuVista Subsidiary and, to the knowledge of NuVista, neither NuVista nor any of the NuVista Subsidiaries has engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding has been threatened against NuVista or the NuVista Subsidiaries, in each case other than as in the aggregate would not have a Material Adverse Effect on NuVista;

(vii)

NuVista and the NuVista Subsidiaries are in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment, including pay equity, human rights, privacy, employment standards, workers’ compensation and occupational health and safety. There are no outstanding actual or, to the knowledge of NuVista, threatened material claims, complaints, investigations or Orders under any such Applicable Laws;

(viii)

the NuVista Disclosure Letter sets forth a complete and accurate list, other than errors and omissions, which are not material, as of the Agreement Date of each NuVista Employee, including such NuVista Employee’s name, job title, job location, date of hire (including any prior agreement recognizing past service and if applicable, the relevant service date), status as to full- or part-time and active or inactive (for any inactive NuVista Employees, the type of leave, leave start date and estimated leave end date), annual salary or hourly wage, commissions or bonuses, (including any retention or other special compensation and amounts such NuVista Employee is entitled to), statutory termination notice and NuVista’s reasonable estimate of severance entitlement, long-term incentive entitlement, overtime eligibility, benefits (including any housing or travel benefits), and vacation entitlement;

(ix)

all amounts due or accrued for all salary, wages, bonuses, commissions, vacation pay and other employee benefits in respect of NuVista employees which are attributable to the period before the date of this Agreement have been paid or are accurately reflected in the books and records of NuVista in all material respects. All liabilities of NuVista or any NuVista Subsidiary due or accruing due to NuVista Employees or Independent Contractors have or shall have been paid or accrued and accurately reflected in the books and records of NuVista as of the Agreement Date in all material respects, including premium contributions, remittances and assessments for employment insurance, employer health tax (if applicable), Canada Pension Plan, income tax and any other employer-related legislation;

(x)

to the knowledge of NuVista, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing by NuVista or the NuVista Subsidiaries pursuant to any workers’ compensation legislation and neither NuVista nor any of the NuVista Subsidiaries has been reassessed in any material respect under such legislation and, to the knowledge of NuVista, no audit of NuVista nor a NuVista Subsidiary is currently being performed pursuant to any applicable workers’ compensation legislation;

(xi)

to the knowledge of NuVista, there are no material charges pending or threatened with respect to NuVista or the NuVista Subsidiaries under OHSL. NuVista and the NuVista Subsidiaries have complied in all material respects with OHSL, as well as with any Orders issued under OHSL. There are no appeals of any material Orders under OHSL currently outstanding. There have been no fatal or critical accidents which have occurred in the course of the operation of the business of NuVista which might lead to charges under OHSL; and

(xii)

the NuVista Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of Independent Contractors who are receiving remuneration for work or services provided to NuVista, including such Independent Contractor’s name (and corporate entity name, if applicable), a reasonable estimate of payments and entitlements as described in Section 2.7(d) and confirmation whether such Independent Contractor is providing services pursuant to a written contractor agreement.

(xx)

Insurance. Policies of insurance are in force naming NuVista or a NuVista Subsidiary as insureds that adequately cover all risks as are customarily covered by oil and gas producers and distributors in the industry in which NuVista operates. Except as disclosed in the NuVista Disclosure Letter, all such policies are in full force and effect and shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement. Neither NuVista nor any NuVista Subsidiary has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a material breach or default, or permit a termination of, any of such insurance policies.

(yy)

Indebtedness To and By Officers, Directors and Others. Neither NuVista nor any of the NuVista Subsidiaries is indebted to any of its respective directors, officers, employees or consultants or other parties not at arm’s length, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to NuVista or the NuVista Subsidiaries, as applicable.

(zz)

Compliance with Laws. NuVista and each NuVista Subsidiary have complied with and are not in violation of any Applicable Laws other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on NuVista. No investigation or review by any Governmental

Authority with respect to any material violation, or potential material violation, of any Applicable Law by NuVista or any NuVista Subsidiary is pending or, to the knowledge of NuVista, threatened.

(aaa)

Possession of Intellectual Property. (i) NuVista and the NuVista Subsidiaries own with good and valid title thereto, free and clear of all Encumbrances, or have the full right or license to use, and to continue to use, the Intellectual Property Rights owned (or purported to be owned) by or used by either of them in the operation, conduct or maintenance of their respective businesses in the manner presently operated, conducted and maintained (collectively, the “NuVista IP”); (ii) the NuVista IP is sufficient for NuVista and the NuVista Subsidiaries to operate, conduct and maintain their respective business in the manner presently operated, conducted and maintained; (iii) neither the operation, conduct or maintenance by NuVista or the NuVista Subsidiaries of their respective business in the manner presently operated, conducted and maintained, nor the use by NuVista or the NuVista Subsidiaries of the NuVista IP in respect thereto infringes, misappropriates, misuses or violates the Intellectual Property Rights of any third party; (iv) neither NuVista nor any of the NuVista Subsidiaries has received any written notice, complaint, threat or claim alleging: (A) the infringement, misappropriation, misuse or violation by it of any Intellectual Property Right of any third party; or (B) that NuVista and the NuVista Subsidiaries do not own the NuVista IP or, in the case of NuVista IP which is licensed to NuVista or the NuVista Subsidiaries, as the case may be, that it does not have the right to use such Intellectual Property Rights in connection with the operation, conduct and maintenance of their business in the manner presently operated, conducted and maintained; (v) NuVista and the NuVista Subsidiaries have used and continue to use reasonable commercial efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect the NuVista IP; (vi) the entering into of this Agreement will not trigger any material change of control payments or fees under any material seismic license agreements; (vii) the Information Technology owned, licensed, leased or used by NuVista and the NuVista Subsidiaries (collectively, the “NuVista IT”) meets or exceeds industry standards for performance and security, and adequately satisfies the data processing and other computing needs of the respective businesses and operations of NuVista and the NuVista Subsidiaries as presently operated, conducted and maintained; (viii) NuVista and the NuVista Subsidiaries: (A) have used and continue to use reasonable commercial efforts to protect the security and integrity of the NuVista IT and the information thereon; and (B) have adopted administrative, procedural, physical and technological safeguards (including disaster recovery and business continuity plans), which are consistent with or exceed current industry standards, to adequately and properly ensure the protection of their respective business; (ix) NuVista and the NuVista Subsidiaries have collected, used, disclosed, stored, and otherwise processed all Personal Information under their custody and control materially in accordance with applicable data protection and privacy Laws; (x) to the knowledge of NuVista, all necessary assignments and waivers have been obtained from all NuVista employees, independent contractors, consultants, and any other Persons who have contributed to the creation or development of any of the NuVista IP, and without limiting the foregoing, all authors of any works included in the NuVista IP have expressly waived, in writing, any and all moral rights they may have in such works, to the fullest extent permitted by Applicable Law, including under the Copyright Act (Canada); (xi) with the exception of registrations or applications abandoned in the ordinary course of business, all registrations and applications for registration of Intellectual Property Rights owned by NuVista or any NuVista Subsidiary are subsisting and in good standing, and all maintenance and renewal fees due prior to the Effective Date have been paid; (xii) NuVista has not granted any material licenses, options, or rights to any third party to use, enforce, or acquire any NuVista IP; (xiii) there is no pending or threatened litigation, opposition, cancellation, re-examination, or other proceeding or challenge relating to any NuVista IP; and (xiv) NuVista and each NuVista Subsidiary are in material compliance with all applicable open source software license terms and have not used any open source software in a manner that would require the disclosure, licensing, or distribution of any proprietary source code of NuVista or a NuVista Subsidiary, or that would otherwise subject any proprietary software of NuVista or a NuVista Subsidiary to any open source license obligations; in each case, other than non-compliance with or violations of the representations and warranties provided in this Section (aaa)(i)-(ix) which would, individually or in the aggregate, not have a Material Adverse Effect on NuVista.

(bbb)	Corrupt Practices and Trade Legislation.

(i)

To the knowledge of NuVista, none of it nor the NuVista Subsidiaries, or any of their respective directors or officers, acting in their capacity as such, have, directly or indirectly, (A) made or authorized, or promised to make or authorize, any contribution, payment or gift of funds, property or other thing of value to any official, employee or agent of any governmental agency, authority or instrumentality (including government-owned or –controlled businesses) of any jurisdiction or any official or employee of any public international organization, state-owned enterprise, or a close relative thereof, or (B) made, or promised to make, or authorized any contribution, payment or gift of funds, property or other thing of value to any candidate for public office, to any political party, political party official or employee, in either case, where either the payment or the purpose of such contribution, payment, gift or other thing of value is to improperly influence any government action or decision or to secure an improper advantage for the purpose of obtaining or retaining business, or was, is, or would be prohibited under Anti-Corruption Laws applicable to NuVista or the NuVista Subsidiaries and their respective operations and have instituted and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws. No action, suit or proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving NuVista or the NuVista Subsidiaries with respect to the Anti-Corruption Laws is ongoing, or to the knowledge of NuVista, pending or threatened or has been pending or threatened.

(ii)

To the knowledge of NuVista, there have been no investigations by any governmental agency, authority or body involving NuVista or any of the NuVista Subsidiaries with respect to the Anti-Corruption Laws, nor are any ongoing or pending or threatened or have been pending or threatened.

(iii)

During the periods of the NuVista Financial Statements, the operations of NuVista and the NuVista Subsidiaries is and have been conducted at all times in material compliance with applicable statutory and regulatory financial recordkeeping and reporting requirements, the accurate books and records requirements of Anti-Corruption Laws, and Money Laundering Laws. To the knowledge of NuVista, no action, suit, proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving NuVista or the NuVista Subsidiaries with respect to the Money Laundering Laws is ongoing or, to the knowledge of NuVista, pending or threatened or has been pending or threatened. To the knowledge of NuVista, there have been no investigations by any governmental agency, authority or body involving NuVista or any NuVista Subsidiary with respect to the Money Laundering Laws, nor are any ongoing or pending or threatened or have been pending or threatened.

(iv)

Neither NuVista nor the NuVista Subsidiaries, nor to the knowledge of NuVista, any director or officer has been the target of Economic Sanctions; and neither NuVista nor any of the NuVista Subsidiaries is in violation of any of the applicable Economic Sanctions, including, for greater certainty, Economic Sanctions that restrict oil and gas sector investments and trade in oil and gas sector equipment to certain destinations such as Russia, Iran and Syria, or is conducting or has conducted business with any Person who is the target of any Economic Sanctions in violation of applicable Economic Sanctions.

(v)

To the knowledge of NuVista, there have been no material inaccurate or fictitious entries made in the books or records of NuVista or the NuVista Subsidiaries (to the extent such books or records are kept in connection with the books and records of NuVista or the NuVista Subsidiaries) relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, and to the knowledge of NuVista, neither NuVista or a NuVista Subsidiary have directly or indirectly established or maintained a secret or unrecorded fund.

(vi)

NuVista: (A) maintains systems of accounting and internal controls sufficient to provide reasonable assurances that: (1) the books and records of NuVista and the NuVista Subsidiaries accurately and fairly reflect the transactions of NuVista and the NuVista Subsidiaries, as applicable, in reasonable detail; (2) transactions are executed in accordance with management’s general or specific authorization; and (3) transactions are recorded as necessary to maintain accountability for assets;

(B) maintains a risk-based system of accounting and compliance controls sufficient to ensure that both entity’s financial statements are accurately and fairly stated and to monitor, prevent, detect and report transactions violating any Applicable Law that prohibits corruption or bribery; and (C) has instituted policies and procedures in relation to business conduct and ethics required by Applicable Law and otherwise reasonably sufficient to provide reasonable assurances that the businesses of NuVista and the NuVista Subsidiaries is conducted without any of the actions described in clause (i)(A) and (i)(B) of this Section (bbb) and, to the knowledge of NuVista, there has not been any material breach of such policies or procedures.

(vii)

Without limiting the generality of the foregoing, NuVista and each NuVista Subsidiary, and to the knowledge of NuVista, each of their respective officers is in material compliance with all Applicable Laws relating to lobbying activities and campaign contributions, if any, and all filings required to be made under any Applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority in all material respects.

(viii)	For the avoidance of doubt, any reference to “other thing of value” in this Section (bbb) includes meals, entertainment, travel and lodging.